Filed Pursuant to Rule 424(b)(3)
File No. 333-152042

USA TECHNOLOGIES, INC.

2,854,381 shares of Common Stock

THE OFFERING

The resale by our selling shareholder of up to 2,854,381 shares of common stock on The NASDAQ Global Market at the prevailing market price or in negotiated transactions. We are registering these shares as required by the terms of the registration rights agreements between the selling shareholder and us. Such registration does not mean that the selling shareholder will actually offer or sell any of these shares. We will receive no proceeds from the sale of the shares by the selling shareholder. We will receive proceeds from the sale of shares issuable by us upon the exercise of warrants by the selling shareholder. Of the shares covered by this prospectus, 903,955 are shares underlying warrants issuable as of the date of this prospectus. These warrants may be exercised at $5.90 per share at any time before September 14, 2013.

Our common stock is listed on The NASDAQ Global Market under the symbol “USAT.” On March 6, 2009, the last reported sale price of our common stock was $1.49 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. Please refer to Risk Factors beginning on Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2009.

PROSPECTUS SUMMARY

OUR COMPANY

USA Technologies, Inc. (the “Company”, “We” and “Our”) was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services. As a result of the acquisition of the assets of Bayview Technology Group, LLC ("Bayview") in July 2003, our Company also manufactures and sells energy management products which reduce the power consumption of various equipment, such as refrigerated vending machines and glass front coolers, thus reducing the energy costs associated with operating this equipment.

As of December 31, 2008, the Company had approximately 43,000 devices connected to its USALive® network. During the quarter ended December 31, 2008, the Company processed approximately 5.1 million transactions totaling over $10.6 million.

OUR BUSINESS

Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, personal computers, copiers, faxes, kiosks and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers alternative cashless payment options.

OUR MARKET

Our customers fall into the following categories; vending machine owners and/or operators, business center operators which include hotels and audio visual companies, commercial laundry operators servicing colleges and universities, brand marketers wishing to provide their products or services via kiosks or vending machines and equipment manufacturers such as consumer electronics, appliances, building control systems, factory equipment and computer peripherals that would like to incorporate the technological features of our networked devices (i.e. remote monitoring, reporting and control as well as cashless payments) into their products. Customers for our energy management products also include energy utility companies and operators of glass front coolers.

RESEARCH AND DEVELOPMENT COSTS

Research and development expenses, which are included in general and administrative and compensation expense in the Consolidated Statements of Operations, were approximately $1,679,000, $1,355,000, and $974,000 for the years ended June 30, 2008, 2007 and 2006, respectively, and $1,551,000 (unaudited) and $779,000 (unaudited) for the six months ended December 31, 2008 and 2007, respectively.

ABOUT OUR OFFERING

Our selling shareholder is, as of the date of this prospectus:

▪	the holder of 1,950,426 shares covered by this prospectus; and

▪	the holder of unexercised warrants which, if exercised, would represent 903,955 shares, which are covered by this prospectus.

Based upon the 15,275,527 shares of Common Stock outstanding as of December 31, 2008, and assuming all of the warrants are exercised for 903,955 shares, we would have 16,179,482 shares outstanding.

The shares covered by this prospectus would be offered by our selling shareholder at the market price at the time of resale. Our selling shareholder may also sell its shares to other investors in a transaction not on the open market. There is no requirement that our selling shareholder sell its shares pursuant to this prospectus.

We will not receive any of the proceeds raised by the offering. We would receive proceeds from the exercise of the warrants referred to above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding, among other things, the anticipated financial and operating results of the Company.  For this purpose, forward-looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate,” “could,” “likely,” “may,” “plan,” “believes,” “expects,” “anticipates,” or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  Important factors that could cause the Company’s actual results to differ materially from those projected, include, for example:

.	general economic, market or business conditions;

.	the ability of the Company to generate sufficient sales to generate operating profits, or to sell products at a profit;

.	the ability of the Company to raise funds in the future through sales of securities;

.	whether the Company is able to enter into binding agreements with third parties to assist in product or network development;

.	the ability of the Company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof;

.	the ability of the Company to compete with its competitors to obtain market share;

.	the ability of the Company to obtain sufficient funds through operations or otherwise to repay its debt obligations, or to fund development and marketing of its products;

.	the ability of the Company to obtain approval of its pending patent applications;

.	the ability of the Company to satisfy its trade obligations included in accounts payable and accrued liabilities;

.	the ability of the Company to predict or estimate its future quarterly or annual revenues given the developing and unpredictable market for its products and the lack of established revenues;

.	the ability of the Company to retain key customers from whom a significant portion of its revenues is derived;

.	the ability of a key customer to reduce or delay purchasing products from the Company; and

.
as a result of the slowdown in the economy and/or the tightening of the capital and credit markets, our customers may modify, delay or cancel plans to purchase our products or services, and suppliers may increase their prices, reduce their output or change their terms of sale.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the Risk Factors section of this prospectus.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

RISKS RELATING TO OUR BUSINESS

We have a history of losses since inception and if we continue to incur losses the price of our shares can be expected to fall.

We have experienced losses since inception. We expect to continue to incur losses for the foreseeable future as we expend substantial resources on sales, marketing, and research and development of our products. From our inception through December 31, 2008, our cumulative losses from operations are approximately $172 million. For our fiscal years ended June 30, 2008, 2007 and 2006, we have incurred net losses of $16,417,893, $17,782,458 and $14,847,076, respectively, and a net loss of $7,673,222 during the six months ended December 31, 2008. If we continue to incur losses, the price of our common stock can be expected to fall.

Our existence is dependent on our ability to raise capital that may not be available.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate sufficient revenues to cover our expenses. From inception, we have generated funds primarily through the sale of securities. Although we believe that we have adequate existing resources to provide for our funding requirements through at least July 1, 2010, there can be no assurances that we will be able to continue to generate sufficient funds thereafter. We expect to raise funds in the future through sales of our debt or equity securities until such time, if ever, as we are able to operate profitably. Subsequent to July 1, 2010, our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

We may be required to incur further debt to meet future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of our debt could adversely affect our financial condition and our ability to respond to changes in our business.

If we incur additional debt, we may be subject to the following risks:

o	our vulnerability to adverse economic conditions and competitive pressures may be heightened;

o	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;

o	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and

o	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you additional financing will be available when required or, if available, will be on terms satisfactory to us.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances. Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility.  We rely on the credit and equity markets for funding our business by issuing debt and equity securities.  We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions.  Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

The loss of one or more of our key customers could significantly reduce our revenues and profits.

We have derived, and believe we may continue to derive, a significant portion of our revenues from a limited number of large customers. Approximately 68% and 41% of the Company's accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two customers each year, and 42% as of December 31, 2008 were concentrated with one customer. Approximately 59%, 40% and 29% of the Company's revenues for the year ended June 30, 2008, 2007 and 2006 respectively, were concentrated with two (35% with one customer and 24% with another customer), one, and two (19% with one customer and 10% with another customer) customer(s), respectively. Approximately 17% and 75% of the Company’s revenues for the six months ended December 31, 2008 and 2007, respectively, were concentrated with one and two customers (43% with one customer and 32% with another customer). Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance. If any of our large customers significantly reduce or delay purchases from us or if we are required to sell products to them at reduced prices or unfavorable terms, our results of operations and revenue could be materially adversely affected.

We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

o	they have specialized knowledge about our company and operations;

o	they have specialized skills that are important to our operations; or

o	they would be particularly difficult to replace.

We have entered into an employment agreement with Mr. Jensen that expires on June 30, 2011. We have also entered into employment agreements with other executive officers, each of which contain confidentiality and non-compete agreements. We have obtained a key man life insurance policy in the amount of $2,000,000 on Mr. Jensen and a key man life insurance policy in the amount of $1,000,000 on our President, Stephen P. Herbert. We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers. As a result, we are exposed to the costs associated with the death of these key employees.

We also may be unable to retain other existing senior management, sales personnel and development and engineering personnel critical to our ability to execute our business plan, which could result in harm to key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

Our dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

Challenge to our ownership of our intellectual property could materially damage our business prospects. Our technology may infringe upon the proprietary rights of others. Our ability to execute our business plan is dependent, in part, on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

Through December 31, 2008, we have 26 pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so. In addition, there can be no assurance that we will maintain or prosecute these applications. The United States Government and other countries have granted us 69 patents as of December 31, 2008. There can be no assurance that:

o	any of the remaining patent applications will be granted to us;

o	we will develop additional products that are patentable or do not infringe the patents of others;

o	any patents issued to us will provide us with any competitive advantages or adequate protection for our products;

o	any patents issued to us will not be challenged, invalidated or circumvented by others; or

o	any of our products would not infringe the patents of others.

If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

If we are unable to adequately protect our proprietary technology, third parties may be able to compete more effectively against us, which could result in the loss of customers and our business being adversely affected. Patent and proprietary rights litigation entails substantial legal and other costs, and diverts company resources as well as the attention of our management. There can be no assurance we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation.

Competition from others with greater resources could prevent the Company from increasing revenue and achieving profitability.

Competition from other companies that are well established and have substantially greater resources may reduce our profitability or reduce our business opportunities. Many of our competitors have established reputations for success in the development, sale and service of high quality products. We face competition from the following groups:

o
companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products;

o
companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with the Company; and

o
businesses which provide access to the Internet and personal computers to hotel guests. Although these services are not credit card activated, such services would compete with the Company's Business Express®.

In addition, it is also possible that a company not currently engaged in any of the businesses described above could develop services and products that compete with our services and products. Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base. To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business and delay achievement of our business plan.

We depend on arrangements with third parties for a variety of component parts used in our products. We have contracted with various suppliers to assist us to develop and manufacture our e-Port® products and with various suppliers to manufacture our energy miser products. For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time. We have contracted with IBM and DBSi to host our network in a secure, 24/7 environment to ensure the reliability of our network services. We also have contracted with multiple land-based telecommunications providers to ensure the reliability of our land-based network. If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained. If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

A disruption in the manufacturing capabilities of our third-party manufacturers, suppliers or distributors would negatively impact our ability to meet customer requirements.

We depend upon third-party manufacturers, suppliers and distributors to deliver components free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our manufacturing capability or our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and a qualified replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

Our reliance on our wireless telecommunication service provider exposes us to a number of risks over which we have no control, including risks with respect to increased prices and termination of essential services.

The operation of our wirelessly networked devices depends upon the capacity, reliability and security of services provided to us by our wireless telecommunication services provider, AT&T Mobility. We have no control over the operation, quality or maintenance of these services or whether the vendor will improve its services or continue to provide services that are essential to our business. In addition, our wireless telecommunication services provider may increase its prices at which it provides services, which would increase our costs. If our wireless telecommunication services provider were to cease to provide essential services or to significantly increase its prices, we could be required to find alternative vendors for these services. With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could lead to slowdowns or failures of our network. In addition, we may have to replace our existing e-Port devices that are already installed in the marketplace. This could significantly harm our reputation and could cause us to lose customers and revenues.

Our products may contain defects that may be difficult or even impossible to correct, which could result in lost sales, additional costs and customer erosion.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

o	delays in shipping products;

o	cancellation of orders;

o	additional warranty expense;

o	delays in the collection of receivables;

o	product returns;

o	the loss of market acceptance of our products;

o	diversion of research and development resources from new product development; and

o	inventory write-downs.

Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

o	the need to maintain significant inventory of components that are in limited supply;

o	buying components in bulk for the best pricing;

o	responding to the unpredictable demand for products;

o	responding to customer requests for short lead-time delivery schedules;

o	failure of customers to take delivery of ordered products; and

o	product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operation and financial condition.

We may not be able to adapt to changing technology and our customers’ technology needs.

We face rapidly changing technology and frequent new service offerings by competitors that can render existing services obsolete or unmarketable. Our future depends, in part, on our ability to enhance existing services and to develop, introduce and market, on a timely and cost effective basis, new services that keep pace with technological developments and customer requirements. Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success.

Our products may fail to gain widespread market acceptance. As a result, we may not generate sufficient revenues or profit margins to become successful.

There can be no assurances that demand for our products will be sufficient to enable us to generate sufficient revenue or become profitable. Likewise, no assurance can be given that we will be able to install the e-Ports at enough locations or sell equipment utilizing our network or our energy management products to enough locations to achieve significant revenues or that our operations can be conducted profitably. Alternatively, the locations which would utilize the network may not be successful locations and our revenues would be adversely affected. We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitors’ locations. In addition, there can be no assurance that our products could evolve or be improved to meet the future needs of the market place.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. Beginning in our fiscal year starting July 1, 2009, our independent registered public accounting firm must attest to, and report on, management’s assessment of internal controls. There can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, and our ability to obtain equity or debt financing could suffer.

Security is vital to our customers and therefore breaches in the security of transactions involving our products or services could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to purchasers and end-users of our products. We incorporate security features, such as encryption software and secure hardware, into our products to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our products may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our products. In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction. In addition, we have not experienced any material security breaches affecting our business. However, if the security of the information in our products is compromised, our reputation and marketplace acceptance of our products will be adversely affected, which would adversely affect our results of operations, and subject us to potential liability.

Our products and services may be vulnerable to security breach.

Credit card issuers have promulgated credit card security guidelines as part of their ongoing efforts to battle identity theft and credit card fraud. We continue to work with credit card issuers to assure that our products and services comply with these rules. There can be no assurances, however, that our products and services are invulnerable to unauthorized access or hacking. When there is unauthorized access to credit card data that results in financial loss, there is the potential that parties could seek damages from us.

We are subject to laws and regulations that affect the products, services and markets in which we operate. Failure by us to comply with these laws or regulations would have an adverse effect on our business, financial condition, or results of operations.

We are, among other things, subject to banking regulations and credit card association regulations. Failure to comply with these regulations may result in the suspension or revocation of our business, the limitation, suspension or termination of service, and/or the imposition of fines that could have an adverse effect on our financial condition. Additionally, changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on the Company and our product offerings. The payment processing industry may become subject to regulation as a result of recent data security breaches that have exposed consumer data to potential fraud. To the extent this occurs, we could be subject to additional technical, contractual or other requirements as a condition of our continuing to conduct our payment processing business. These requirements could cause us to incur additional costs, which could be significant, or to lose revenues to the extent we do not comply with these requirements.

RISKS RELATED TO OUR COMMON STOCK

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

The holders of our common stock and series A preferred stock are entitled to receive dividends when, and if, declared by our board of directors. Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends on the common stock or series A preferred stock and there can be no assurance that cash dividends will ever be paid on the common stock.

In addition, our articles of incorporation prohibit the declaration of any dividends on the Common Stock unless and until all unpaid and accumulated dividends on the Series A preferred stock have been declared and paid. Through March 1, 2009, the unpaid and cumulative dividends on the series A preferred stock equal $10,348,607. The unpaid and cumulative dividends on the series A preferred stock are convertible into shares of common stock at the rate of $1000 per share at the option of the shareholder. During the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008, certain holders of the Preferred Stock converted 0, 1,150 and 0 (unaudited), respectively, into 0, 11 and 0 (unaudited) shares of Common Stock, respectively. Certain of these shareholders also converted cumulative preferred dividends of $0, $15,000 and $0 (unaudited), respectively, into 0, 15 and 0 (unaudited) shares of Common Stock during the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008, respectively.

We may issue additional shares of our common stock which could depress the market price of our Common Stock.

As of December 31, 2008, we had issued and outstanding options to purchase 160,750 shares of our common stock and warrants to purchase 3,030,863 shares. The shares underlying none of these options, and 903,955 of these warrants have been registered and may be freely sold. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.  Furthermore, the issuance of any additional shares of our Common Stock or securities convertible into our Common Stock could be substantially dilutive to holders of our Common Stock if they do not invest in future offerings.

The limited prior public market and trading market may cause possible volatility in our stock price.

The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our Common Stock is expected to be subject to significant fluctuations including, but not limited to, the following:

o	quarterly variations in operating results and achievement of key business metrics;

o	changes in earnings estimates by securities analysts, if any;

o	any differences between reported results and securities analysts’ published or unpublished expectations;

o	announcements of new contracts or service offerings by us or our competitors;

o	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

o	demand for our services and products;

o	shares being sold pursuant to Rule 144 or upon exercise of warrants; and

o	general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our Common Stock.

The substantial market overhang of our shares will tend to depress the market price of our shares.

The substantial number of our shares currently eligible for sale in the open market will tend to depress the market price of our shares. As of December 31, 2008, these shares consisted of the following:

o	15,275,527 shares of Common Stock
o	510,270 shares of the Series A Preferred Stock, convertible into 5,102 shares of Common Stock
o	9,966 shares issuable upon conversion of the accrued and unpaid dividends on the Series A Preferred Stock
o	903,955 shares underlying Common Stock warrants; and
o	228,000 shares issuable under our 2008 Stock Incentive Plan.

Director and officer liability is limited.

As permitted by Pennsylvania law, our by-laws limit the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our by-law provisions and Pennsylvania law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our by-laws and indemnification agreements entered into by the Company with each of the officers and Directors provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us, and have a material adverse impact on the trading price of our Common Stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our Common Stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of our Common Stock by the selling shareholder. The selling shareholder entitled to receive the net proceeds from any sales of our common stock is listed on page 63 of this prospectus. We will, however, receive proceeds from the exercise of any warrants by the selling shareholder.

As of the date of this prospectus, we would receive $5,333,334.50 of proceeds from the exercise of the warrants for 903,955 shares at the stated exercise price of $5.90 per share. As of the date of this prospectus, the exercise price of these warrants is not in the money.

As discussed in the “Other Events” section of this prospectus, the warrants may not be exercised by the selling shareholder to the extent such exercise would cause the selling shareholder to beneficially own more than 9.99% of our then issued and outstanding shares. As of the date of this prospectus, our selling shareholder is the beneficial owner of more than 9.99% of our shares and therefore, the warrants are not presently exercisable by the selling shareholder.

SELECTED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2008 are derived from the audited consolidated financial statements of USA Technologies, Inc. The financial data for the six months ended December 31, 2008 and 2007 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which USA Technologies, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended December 31, 2008 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2009. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information.

	Year ended June 30

	2008	2007	2006	2005	2004
OPERATIONS DATA

Revenues	$16,103,546	$9,158,012	$6,414,803	$4,677,989	$5,632,815

Net loss	(16,417,893)	(17,782,458)	(14,847,076)	(15,499,190)	(21,426,178)

Cumulative preferred dividends	(780,588)	(781,451)	(783,289)	(784,113)	(786,513)
Loss applicable to common shares	$(17,198,481)	(18,563,909)	$(15,630,365)	$(16,283,303)	$(22,212,691)

Loss per common share (basic and diluted)	$(1.21)	$(2.13)	$(3.15)	$(4.18)	$(7.70)

Cash dividends per common share	$--	$--	$--	$--	$--

BALANCE SHEET DATA
Total assets	$40,055,651	$34,491,497	$23,419,466	$23,391,765	$25,880,577
Convertible Senior Notes and other long-term debt	$967,518	$1,029,745	$7,780,853	$9,337,300	$7,273,056
Shareholders' equity	$32,576,549	$28,084,206	$11,177,064	$9,309,185	$14,108,662

	Six months ended
	December 31
	2008	2007
OPERATIONS DATA	(Unaudited)	(Unaudited)

Revenues	$6,065,108	$6,815,059

Net loss	(7,282,928)	(8,902,655)

Cumulative preferred dividends	(390,294)	(390,294)
Loss applicable to common shares	$(7,673,222)	$(9,292,949)

Loss per common share (basic and diluted)	$(0.51)	$(0.70)

Cash dividends per common share	$--	$--

BALANCE SHEET DATA
Total assets	$31,134,023	$48,109,907
Long-term debt	$1,187,037	$1,256,952
Shareholders' equity	$25,995,103	$39,004,722

QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information and the Company's quarterly reports on Form 10-Q for the fiscal years 2008 and 2007 and the six months ended December 31, 2008.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
YEAR ENDED JUNE 30, 2008
Revenues	$3,355,656	$3,459,403	$4,263,512	$5,024,975	$16,103,546
Gross profit	$519,176	$1,042,910	$895,722	$961,046	$3,418,854
Net loss	$(5,262,989)	$(3,639,666)	$(3,760,546)	$(3,754,692)	$(16,417,893)
Cumulative preferred dividends	$(390,294)	$-	$(390,294)	$-	$(780,588)
Loss applicable to common shares	$(5,653,283)	$(3,639,666)	$(4,150,840)	$(3,754,692)	$(17,198,481)
Loss per common share (basic and diluted)	$(0.47)	$(0.25)	$(0.28)	$(0.25)	$(1.21)

YEAR ENDED JUNE 30, 2007
Revenues	$2,008,897	$2,011,722	$2,690,414	$2,446,979	$9,158,012
Gross profit	$615,536	$284,189	$317,940	$128,568	$1,346,233
Net loss	$(3,680,314)	$(4,377,088)	$(4,119,458)	$(5,605,598)	$(17,782,458)
Cumulative preferred dividends	$(391,157)	$-	$(390,294)	$-	$(781,451)
Loss applicable to common shares	$(4,071,471)	$(4,377,088)	$(4,509,752)	$(5,605,598)	$(18,563,909)
Loss per common share (basic and diluted)	$(0.63)	$(0.60)	$(0.45)	$(0.49)	$(2.13)

SIX MONTHS ENDED DECEMBER 31, 2008
Revenues	$6,065,108
Gross profit	$1,568,538
Net loss	$(7,282,928)
Cumulative preferred dividends	$(390,294)
Loss applicable to common shares	$(7,673,222)
Loss per common share (basic and diluted)	$(0.51)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's exposure to market risks for interest rate changes is not significant. Interest rates on its long-term debt are generally fixed and its investments in cash equivalents and other securities are not significant. Market risks related to fluctuations of foreign currencies are not significant and the Company has no derivative instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

GENERAL

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe the policies and estimates related to revenue recognition, software development costs, impairment of long-lived assets, goodwill and intangible assets, and investments represent our critical accounting policies and estimates. Future results may differ from our estimates under different assumptions or conditions.

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment. Transaction processing revenue is recognized upon the usage of the Company's cashless payment and control network. License fees for access to the Company's devices and network services are recognized on a monthly basis. Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer. In all cases, revenue is only recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. The Company estimates an allowance for product returns at the date of sale.

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144"), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value. In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment. The Company tests goodwill for impairment using a two-step process. The first step screens for potential impairment, while the second step measures the amount of impairment. The Company uses a discounted cash flow analysis to complete the first step in this process. Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred. The Company has selected April 1 as its annual test date. The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2006, April 1, 2007 and April 1, 2008.

Patents, trademarks and the non-compete agreement are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated economic life. The Company reviews intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Intangible assets include patents, trademarks and non-compete arrangements purchased in acquisitions. Amortization expense related to these intangible assets was $1,236,600, $1,236,600, and $1,236,600 during the years ended June 30, 2008, 2007, and 2006, and $523,179 and $618,300 for the six months ended December 31,2008 and 2007 respectively.

INVESTMENTS

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of shareholders' equity in other comprehensive income (loss). A judgmental aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings. Such evaluation is dependent on the specific facts and circumstances. Factors that are considered by the Company each quarter in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment. In evaluating the factors above for available-for-sale securities, management presumes a decline in value to be other-than-temporary if the quoted market price of the security is below the investment's cost basis for a period of six months or more. However, the presumption of an other-than-temporary decline in these instances may be overcome if there is persuasive evidence indicating that the decline is temporary in nature (e.g., strong operating performance of investee, historical volatility of investee, etc.).

As of June 30, 2008, available-for-sales securities consisted of $6,875,000 par value of auction rate securities (“ARS”) that were purchased during January 2008. The Company’s ARS are long-term variable rate securities whose dividend rates are reset every seven days through a “dutch auction” conducted by investment banks. We have the option to participate in the auction and sell our ARS to prospective buyers at par value. Our ARS are all AAA or Aaa rated, and represent preferred stock of closed-end investment funds. Our ARS have no fixed maturity dates.

Until February 2008, the auction process had allowed investors to obtain liquidity if so desired by selling the securities at their par values on the weekly auction date. However, beginning the week of February 11, 2008, the auctions for our ARS failed as a result of negative overall market conditions, meaning there were not enough buyers to purchase the amount of securities available for sale at auction. The result of a failed auction, which does not signify a default by the issuer, is that the ARS continue to pay dividends in accordance with their terms, but we are not able to liquidate any of these securities until these securities are redeemed by the issuer, or until there is a successful auction, or until such time as other markets for these investments develop. As of March 31, 2008, the Company had $14,150,000 of ARS, of which $7,275,000 were redeemed by the various issuers at par value through June 30, 2008 and as such, there were no losses realized in connection with the redemption of our ARS investments.

As of June 30, 2008, we have classified $6,875,000 of our ARS as non-current assets. We continue to believe that the par value represents the fair value of these investments. As such, there was no unrealized loss recorded as of June 30, 2008 in connection with our ARS investments.

As of June 30, 2007, available-for-sale securities consisted of $6,350,000 par value of auction rate securities. There was no unrealized gain (loss) as of June 30, 2007. These securities were redeemed during the first quarter of fiscal year 2008.

RESULTS OF OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 2008

Revenues for the six months ended December 31, 2008 were $6,065,108 compared to $6,815,059 for the corresponding six-month period in the previous fiscal year. This $749,951 or 11% decrease was primarily due to a decrease in equipment sales of $1,997,716, offset by an increase in license and transaction fees of $1,247,765. The decrease in equipment sales was due to a decrease in sales of approximately $1,703,000 of e-Port vending equipment and approximately $505,000 in energy conservation equipment, offset by an increase in other equipment sales of approximately $210,000. The decrease in e-Port vending equipment sales was primarily related to a decrease in capital spending by some of our customers due to the current economic slowdown, as well as key customers awaiting release of the e-Port G8 and e-Port Edge™ products, anticipated to occur during the third quarter of fiscal 2009. The increase in license and transaction fees was due to the increase in the number of e-Port units on our USALive® network, primarily as a result of the recurring revenues being generated by the e-Port units connected to our network.

In regards to transaction fees, during the six months ended December 31, 2008, the Company processed approximately 9.8 million transactions totaling over $22.2 million as compared to approximately 4.2 million transactions totaling over $15.0 million during the six months ended December 31, 2007, an increase of 133% in transaction volume and 48% in dollars processed.

Cost of sales for the period consisted of equipment costs of $2,330,586 and network and transaction services related costs of $2,165,984. The decrease in total cost of sales of $756,403 or 14% over the same period in the prior year was due to a decrease in equipment costs of $1,697,906 and an increase in network and transaction services related costs of $941,503.

Gross profit for the six months ended December 31, 2008 was $1,568,538 compared to gross profit of $1,562,086 for the corresponding six-month period in the previous fiscal year. This slight increase is primarily due to an increase in the profit margin of e-Port vending equipment sales as a result of an increase in the average sales price and producing more of the product components at a lower cost primarily due to offshore production.

Selling, general and administrative expense of $8,215,833, decreased by $1,618,847 or 16% primarily due to a decreases in compensation expense of approximately $1,768,000, recruiting fees of approximately $252,000, bad debt expense of approximately $153,000, and advertising expense of approximately $110,000, offset by increases in professional and consulting services of approximately $326,000, and product development costs of approximately $220,000. The overall decrease was due to focused cost reduction measures taken by the Company during the third and fourth quarters of fiscal year 2008. The increase in product development costs and consulting services is directly attributable to the costs related to the development of our new e-Port G-8 and e-Port Edge products which are anticipated to be released during the third quarter of this fiscal year.

Compensation expense decreased by approximately $1,768,000 primarily due to a decrease of approximately $1,515,000 in non-cash charges related to the Long-Term Equity Incentive Program for fiscal year 2008 as compared to the program for fiscal year 2007, specifically due to a decrease in the market value of the Company’s stock, as well as a $229,000 decrease in salaries expense.

The six-month period ended December 31, 2008 resulted in a net loss of $7,282,928 (approximately $1.4 million of non-cash charges) compared to a net loss of $8,902,655 (approximately $2.5 million of non-cash charges) for the six-month period ended December 31, 2007.

SIX MONTHS ENDED DECEMBER 31, 2007

Revenues for the six months ended December 31, 2007 were $6,815,059 compared to $4,020,619 for the corresponding six-month period in the previous fiscal year. This $2,794,440 or 70% increase was primarily due to an increase in equipment sales of $1,956,204 and license and transaction fees of $838,236. The increase in equipment sales was due to an increase in sales of approximately $1,849,000 of e-Port vending equipment sales and approximately $324,000 in energy conservation equipment, offset by decreases of approximately $199,000 in business center sales and approximately $18,000 in laundry equipment sales. The increase in e-Port vending equipment sales was primarily related to the CCE/MasterCard Agreement. The increase in license and transaction fees was due to the increase in the number of e-Port units on our USALive® network, primarily as a result of the CCE/MasterCard Agreement.

Cost of sales for the period consisted of equipment costs of $4,028,492 and network and transaction services related costs of $1,224,481. The increase in cost of sales of $2,132,079 or 68% over the prior year period was due to an increase in equipment costs of approximately $2,727,000 and an increase of approximately $692,000 of network and transaction related costs. The increase in equipment costs is due to the increase in equipment sales, specifically, the increase in equipment costs was due to the change in sales mixture that consisted of an increase in our higher cost e-Port equipment, as compared to the cost of our energy conservation equipment.

Gross profit for the six months ended December 31, 2007 was $1,562,086 compared to gross profit of $899,725 for the corresponding six-month period in the previous fiscal year. This 74% increase is primarily due to an increase in the profit margins of both the energy equipment sales as well as the e-Port vending equipment sales as a result of producing the products at a lower cost primarily due to offshore production, as well as selling both of the products at higher average sales prices.

Selling, general and administrative expense of $9,834,680, increased by $3,028,449 or 44% primarily due to an increase in compensation expense of approximately $2,243,000, an increase in recruiting fees of approximately $285,000, an increase in consulting services of approximately $307,000, and an increase of approximately $74,000 in bad debt expense.

Compensation expense increased by approximately $2,243,000 due primarily to an increase in salaries and benefits expense of approximately $861,000, an increase in bonus expense of approximately $228,000, and due to non-cash charges of approximately $1,247,000 related to the vesting of shares under the Long-Term Equity Incentive Program for fiscal years 2007 and 2008.

Interest expense of $73,939 decreased by $1,279,573 primarily due to retirement of the outstanding convertible Senior Notes that were repaid in April 2007. Interest income increased by $392,441 due to the investment in available-for-sale securities with proceeds received from private placements.

The six-month period ended December 31, 2007 resulted in a net loss of $8,902,655 (approximately $2.4 million of non-cash charges) compared to a net loss of $8,057,402 (approximately $2.7 million of non-cash charges) for the six-month period ended December 31, 2006.

FISCAL YEAR ENDED JUNE 30, 2008

Revenues for the fiscal year ended June 30, 2008 were $16,103,546, an increase of $6,945,534 or 76% from the fiscal year ended June 30, 2007. This increase was primarily attributed to increased sales in our vending product line. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales increased to $12,384,870 from $7,454,076 in the prior fiscal year, an increase of $4,930,794 or 66%. This increase was primarily attributed to increased sales of our vending ($4,643,000) and energy ($711,000) equipment, offset by decreases in business center ($189,000) and laundry ($165,000) equipment sales. The increase in vending equipment sales was primarily related to the CCE/MasterCard Agreement and the November 2007 MasterCard Agreement, as more fully described in Item 1 of this Annual Report, as well as first time volume purchases following the MasterCard seeding initiative.

License and transaction fees: Revenues from license and transaction fees increased $2,014,740 or 118% from $1,703,936 to $3,718,676 for the fiscal years ended June 30, 2007 and 2008, respectively. The increase in license and transaction fees was due to the increase in the number of e-Port vending units on our USALive® network, primarily as a result of the recurring revenues being generated by the e-Ports deployed under the CCE/MasterCard Agreement and the November 2007 MasterCard Agreement, as well as sales of new e-Port vending units.

In regards to license fees, as of June 30, 2008, the Company had approximately 38,000 devices connected to our USALive® network as compared to approximately 17,000 devices as of June 30, 2007.

In regards to transaction fees, during the year ended June 30, 2008, the Company processed approximately 11.3 million transactions totaling over $34.4 million as compared to approximately 3.9 million transactions totaling over $21.3 million during the year ended June 30, 2007, an increase of 190% in transaction volume and 62% in dollars processed.

Cost of equipment for the fiscal year ended June 30, 2008 was $9,703,474, compared to $6,442,627 for the fiscal year ended June 30, 2007. The increase of $3,260,847 was primarily due to the increase in vending equipment sales.

Cost of services for the fiscal year ended June 30, 2008 was $2,981,218, compared to $1,369,152 for the fiscal year ended June 30, 2007. The increase of $1,612,066 was primarily due to the increase in the number of e-Ports connected to our network.

Gross profit for the fiscal year ended June 30, 2008 was $3,418,854, representing 21.2% of revenues, compared to $1,346,233, representing 14.7% of revenues, for the fiscal year ended June 30, 2007. The increase of $2,072,621 was primarily due to an increase in sales of our vending products coupled with the Company’s continued efforts to decrease the per unit costs to manufacture the e-Port. In the prior year, the units were sold at or near cost. Additionally, the Company maintained the profit margins generated from sales of the energy saving Miser product line.

Selling, general and administrative expenses increased from $14,706,156 for the fiscal year ended June 30, 2007 to $18,643,215 for the fiscal year ended June 30, 2008, an increase of $3,937,059 or 27%. The increase is primarily due to an increase in compensation expense of approximately $2,518,000, an increase in consulting expenses of approximately $479,000, primarily related to Sarbanes-Oxley implementation costs and network support services, recruiting expenses of approximately $311,000, and facilities expenses of approximately $294,000. The increase in compensation expense is due to non-cash stock bonuses awarded to executive officers through the Long-Term Equity Incentive Program ($880,000) and due to an increase in the number of full-time employees during the fiscal year ($1,638,000). In order to attempt to improve our operating results, the Company took appropriate actions during the third and fourth fiscal quarters to reduce our cash-based selling, general and administrative expenses, as further discussed below under “Liquidity and Capital Resources”. As a result, our cash-based selling, general and administrative expenses decreased from approximately $4,753,000 during the second quarter of fiscal year 2008 to approximately $4,445,000 during the third quarter of fiscal year 2008, and further decreased to approximately $4,000,000 during the fourth quarter of fiscal year 2008.

Interest expense of $147,200 decreased by $2,837,751 primarily due to the retirement of the outstanding convertible Senior Notes that were repaid in April 2007. Interest income increased by $561,332 due to the investment in available-for-sale securities with proceeds received from private placements.

The fiscal year ended June 30, 2008 resulted in a net loss of $16,417,893 (including approximately $3.7 million of non-cash charges) compared to a net loss of $17,782,458 (including approximately $5.8 million of non-cash charges) for the prior fiscal year.

During fiscal year 2009, the Company intends to continue to attempt to improve its business model and financial results. In this regard, we will continue our e-Port rental program. Management believes that this rental business model will accelerate the adoption of its e-Port technology among operators that do not want to initially purchase the e-Port technology outright. During the first quarter of the 2008 fiscal year, the Company entered into a contract with a manufacturer under which the manufacturer would attempt to produce for us a lower cost e-Port unit. If successful, we have committed to purchase at least $3,600,000 of the new e-Port unit from this manufacturer over an eighteen month period. Finally, due to the fact that the Company, as a merchant, has recently received competitive offers from various credit card processors, the Company has discontinued considering the possibility of becoming a credit card processor at this time.

FISCAL YEAR ENDED JUNE 30, 2007

Revenues for the fiscal year ended June 30, 2007 were $9,158,012, an increase of $2,743,609 or 43% from the fiscal year ended June 30, 2006. This increase was primarily attributed to increased sales in our vending product lines. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales increased to $7,454,076 from $5,198,360 in the prior fiscal year, an increase of $2,256,116 or 43%. This increase was primarily attributed to increased sales in our vending equipment sales ($3,176,000) relating primarily to our seeding initiative with MasterCard Worldwide and other sales  offset by decreases in our energy ($625,000), business center ($230,000) and laundry equipment sales ($120,000).

License and transaction fees: Revenues from license and transaction fees increased $487,493 or 40% from $1,216,443 to $1,703,936 for the fiscal years ended June 30, 2006 and 2007, respectively. This increase was primarily due to an increase in license and transaction fees from our Intelligent Vending and eSuds products due to the increased number of devices connected to our USALive® network.

Cost of equipment for the fiscal year ended June 30, 2007 was $6,442,627, compared to $3,549,450 for the fiscal year ended June 30, 2006. The increase of $2,893,177 was primarily due to an increase in vending equipment sales relating primarily to our seeding initiative with MasterCard Worldwide.

Cost of services for the fiscal year ended June 30, 2007 was $1,369,152, compared to $855,007 for the fiscal year ended June 30, 2006. The increase of $514,145 was primarily due to the increase in the number of e-Ports connected to our network relating primarily to our seeding initiative with MasterCard Worldwide.

Gross profit for the fiscal year ended June 30, 2007 was $1,346,233, compared to $2,010,346 for the fiscal year ended June 30, 2006. The decrease of $664,113 was due to an increase in sales of our vending products as part of a seeding program. Specifically, we increased the sale of our e-Ports at or near cost pursuant to our seeding program with MasterCard Worldwide which had the effect of reducing our margins. Product pricing under this program does not reflect the Company’s current retail pricing.

Total operating expenses for the fiscal year ended June 30, 2007 was $16,454,809, an increase of $2,662,664 or 19% over the prior fiscal year. The components of operating expenses (general and administrative, compensation, and depreciation and amortization) and the causes of this increase are explained in further detail, below:

Selling, general and administrative expenses increased from $12,092,552 for the fiscal year ended June 30, 2006 to $14,706,156 for the fiscal year ended June 30, 2007, an increase of $2,613,604 or 22%. The increase is due to an increase in compensation expense of approximately $1,956,000, an increase in consulting expenses of approximately $516,000, primarily related to Sarbanes-Oxley implementation costs and the setup of an equipment leasing program, and an increase in legal fees of approximately $290,000 related to intellectual property protection, offset by a reduction in royalty expenses of approximately $150,000 due to the end of the energy management product royalty term agreement. The increase in compensation expense is due to stock bonuses awarded to executive officers through the Long-Term Equity Incentive Program, which resulted in a charge of $599,311, and due to an increase in the number of full-time and part-time employees during the fiscal year.

Total interest expense increased to $2,984,950 for the fiscal year ended June 30, 2007 from $2,878,966 in the prior fiscal year, an increase of $105,984 or 4%. The increase is a result of the repayment of all remaining outstanding Senior Notes, which resulted in expensing all of the remaining unamortized beneficial conversion features for the outstanding Senior Notes.

The fiscal year ended June 30, 2007 resulted in a net loss of $17,782,458 (approximately $5.8 million of non-cash charges) compared to a net loss of $14,847,076 (approximately $4.0 million of non-cash charges) for the prior fiscal year.

FISCAL YEAR ENDED JUNE 30, 2006

Revenues for the fiscal year ended June 30, 2006 were $6,414,803, an increase of $1,736,814 or 37% from the fiscal year ended June 30, 2005. This increase was primarily attributed to increased sales in our energy, vending and laundry product lines. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales increased to $5,198,360 from $3,535,064 in the prior fiscal year, an increase of $1,663,296 or 47%. This increase was primarily attributed to increased sales in our energy ($784,000), vending ($497,000) and laundry ($311,000) equipment sales.

License and transaction fees: Revenues from license and transaction fees increased $73,518 or 6% from $1,142,925 to $1,216,443 for the fiscal years ended June 30, 2005 and 2006, respectively. This increase was primarily due to an increase in license and transaction fees from our Intelligent Vending and eSuds products due to the increased number of devices connected to our USALive® network.

Cost of equipment for the fiscal year ended June 30, 2006 was $3,549,450, compared to $2,430,649 for the fiscal year ended June 30, 2005.  The increase of $1,118,801 was primarily due to an increase in equipment sales from our energy, vending and laundry products.

Cost of services for the fiscal year ended June 30, 2006 decreased to $193,017 from $1,048,024 to $855,007 for the fiscal years ended June 30, 2005 and 2006, respectively.  This decrease was primarily due to a decrease in software development costs.

Gross profit for the fiscal year ended June 30, 2006 was $2,010,346, compared to $1,199,316 for the fiscal year ended June 30, 2005. The increase of $811,030 was due to an increase in sales of our higher margin energy management products.

Total operating expenses for the fiscal year ended June 30, 2006 was $13,792,145, an increase of $202,622 or 2% over the prior fiscal year. The components of operating expenses (General and administrative, Compensation, and Depreciation and amortization) and the causes of this increase are explained in further detail, below:

Selling, general and administrative expenses increased from $11,989,403 for the fiscal year ended June 30, 2005 to $12,092,552 for the fiscal year ended June 30, 2006, an increase of $103,149 or 1%. The increase is primarily due to an increase in compensation expense of approximately $1,332,000 due to stock bonuses and options awarded to executives as well as stock options awarded to members of the board of directors. In addition, the Company increased the number of full-time employees during the fiscal year. This increase was offset by a reduction in consulting services of approximately $918,000 and a reduction in public relations expenses of approximately $204,000.

Depreciation and amortization expense for the fiscal year ended June 30, 2006 was $1,699,593, compared to $1,600,120 for the prior fiscal year, a $99,473 or 6% increase. This increase was attributable to an increased amount of depreciation expense resulting from approximately $842,000 in property, plant and equipment purchases during the fiscal year. The majority of the purchases relate to the purchase and implementation of Oracle’s e-Business Suite, an enterprise management system.

Total interest expense decreased from $3,127,751 to $2,878,966 for the fiscal year ended June 30, 2005 and 2006, respectively, a decrease of $248,785 or 8%. The decrease is a result of a reduction in the number of conversions of Senior Notes into shares of the Company's Common Stock by Senior Note Holders. In the prior fiscal year, these conversions resulted in additional interest expense due to the accelerated amortization of debt discount charged to interest expense at the time of the conversion of the Senior Notes.

For the fiscal year ended June 30, 2006, the Company recorded a contingent loss accrual related to a proposed settlement agreement with Swartz Private Equity, LLC, as more fully described above, resulting in a contingent loss of $270,000. There were no such losses in the prior fiscal year.

The fiscal year ended June 30, 2006 resulted in a net loss of $14,847,076 (approximately $4.0 million of non-cash charges) compared to a net loss of $15,499,190 (approximately $3.6 million of non-cash charges) for the prior fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

For the year ended June 30, 2008, net cash of $13,594,054 was used by operating activities, primarily due to the net loss of $16,417,893 offset by non-cash charges totaling $3,700,263 for transactions involving the vesting and issuance of common stock to employees, the vesting of stock options, bad debt expense and the depreciation and amortization of assets. In addition to these non-cash charges, the Company’s net operating assets increased by $876,424 primarily due to an increase in accounts and finance receivables and prepaid expenses, partially offset by an increase in accounts payable and accrued expenses and a decrease in inventory.

For the year ended June 30, 2008, net cash of $1,097,278 was used in investing activities due to net purchases of property and equipment totaling $572,278 and net purchases of available-for-sale securities totaling $525,000.

For the six months ended December 31, 2008, net cash of $4,842,694 was used by operating activities, primarily due to the net loss of $7,282,928 offset by non-cash charges totaling $1,391,216 for transactions involving the vesting and issuance of common stock for employee and officer compensation, the vesting of stock options, bad debt expense and the depreciation and amortization of assets. In addition to these non-cash charges, the Company’s net operating assets decreased by $1,049,018 primarily due to decreases in prepaid expenses, and accounts and finance receivables, offset by an increase in inventory and decreases in accounts payable and accrued expenses.

The Company used cash of $871,260 in financing activities for the six months ended December 31, 2008 due to the repayment of $467,908 of long-term debt and cash used to purchase and retire of $315,304 and $88,048 in Common Stock and Preferred Stock, respectively.

The Company has incurred losses since inception. Our accumulated deficit through December 31, 2008 is composed of cumulative losses amounting to approximately $169,000,000 and preferred dividends converted to common stock of approximately $2,700,000. The Company has continued to raise capital through equity offerings to fund operations.

As of December 31, 2008 the Company had $6,111,637 of cash and cash equivalents on hand and $4,850,000 of available-for-sale securities, which were classified as current assets due to their purchase at par value, on January 2, 2009 by the broker-dealer who sold the ARS to the Company. As a result of these purchases, as of January 2, 2009, the Company had cash and cash equivalents of approximately $10,962,000.

In order to attempt to improve our operating results, we took appropriate actions during the third and fourth quarters of fiscal year 2008 to reduce our cash-based selling, general and administrative expenses. These actions consisted of staff reductions and related costs and reductions in our controllable costs. As a result, our cash-based selling, general and administrative expenses decreased from approximately $4,753,000 during the second quarter of fiscal year 2008 to approximately $4,445,000 during the third quarter of fiscal year 2008, to approximately $4,000,000 during the fourth quarter of fiscal year 2008, to approximately $3,758,000 during the first quarter of fiscal year 2009 and further decreased to approximately $3,547,000 during the second quarter of fiscal year 2009. As a result of these reductions, during the first six months of the 2009 fiscal year, the Company’s average monthly cash used in operating activities was $807,116 resulting in net cash used during the six month period of $4,842,694.

On January 5, 2009, the Company reduced the number of its employees by 22 individuals and implemented other cost savings measures. The Company also intends to eliminate costs during the third quarter of this fiscal year related to product development projects that are expected to be completed by the end of the third fiscal quarter. These actions are anticipated to have the effect of reducing the Company's monthly cash-based operating expenses to approximately $800,000 commencing in the fourth quarter of fiscal year 2009. Assuming that the Company's anticipated monthly cash-based operating expenses would be $800,000 and that its average monthly gross profit of $261,000 earned during the six months ended December 31, 2008 would continue, the Company’s average monthly cash requirements would be approximately $539,000.

Based on the assumptions above, the Company believes its existing cash and cash equivalents as of January 2, 2009, totaling approximately $10,962,000, would provide sufficient funds to meet its cash requirements, including capital expenditures and repayment of long-term debt, through at least July 1, 2010.

OTHER EVENTS

On March 14, 2007, the Company entered into a Securities Purchase Agreement with S.A.C. Capital Associates, LLC, the selling shareholder under this prospectus. Pursuant thereto, the Company sold to the selling shareholder 1,666,667 shares of the Company’s Common Stock at a price of $6.00 per share for an aggregate purchase price of $10,000,002. The Company also issued warrants to the selling shareholder to purchase up to 833,333 shares of Common Stock at an exercise price of $6.40 per share. As described below, on October 1, 2008, and pursuant to the terms of the warrant, the number of shares underlying the warrant was automatically increased to 903,955 and the exercise price of the warrant was automatically decreased to $5.90 per share. There were no commissions or placement agent fees paid by the Company in connection with this offering. The warrants are exercisable at any time prior to September 14, 2013. As of the date of this prospectus, the selling shareholder has not exercised any of the warrants.

The warrant provides that if we would issue securities in the future at a purchase price that is less than the exercise price of the warrant, then the exercise price of the warrant would be reduced to such lower purchase price, provided, however, that such exercise price can never be lower than $5.90 which was the closing bid price of our shares on the day prior to the sale of our securities to the selling shareholder. The warrant also provides that in the event we issue securities at a purchase price less than the exercise price of the warrant, the number of shares issuable under the warrant shall be increased by that number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable under the warrant immediately prior to such adjustment and dividing the product thereof by the new exercise price of the warrant (which can never be less than $5.90). Under this formula, the maximum number shares that would be issuable under the warrant would be 903,955. The warrant provides that no adjustment shall be made in connection with any securities issued pursuant to any employee benefit plan for employees, officers, consultants, or directors, or to any shares issued upon the exercise or conversion of any convertible securities outstanding as of the date of the warrant.

On October 1, 2008, we issued to First Data Merchant Services Corporation performance-based warrants to purchase up to 1,500,000 shares exercisable at $5.25 per share for 500,000 shares, and at $6.00 per share for 1,000,000 shares. Pursuant to the terms of the selling shareholder’s warrant, and effective October 1, 2008, the number of shares issuable under the warrant was increased to 903,955 shares and the exercise price was decreased to $5.90 per share.

Pursuant to the March 14, 2007 registration rights agreement between us and the selling shareholder, we agreed to register for resale in this prospectus that number of shares equal to the 1,666,667 shares purchased by the selling shareholder and the maximum of 903,955 shares issuable under the warrant issued to the selling shareholder, or an aggregate of 2,570,622 shares. The Company has agreed to keep the registration statement effective at all times until the earlier of (i) the date as of which the selling shareholder may sell all of the securities covered by such registration statement without restriction pursuant to Rule 144(k) (or any successor thereto) promulgated under the 1933 Act, or (ii) the date on which the selling shareholder shall have sold all of the securities covered by such registration statement.

Under the terms of the warrants, the selling shareholder may not exercise the warrants, to the extent such exercise would cause the selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. As of the date of this prospectus, our selling shareholder is the beneficial owner of more than 9.99% of our shares and therefore, the warrants are not presently exercisable by the selling shareholder.

For a period of five years, the selling shareholder has been granted the pre-emptive right to purchase that number of securities being offered for sale by the Company in order to maintain selling shareholder’s pro-rata ownership of the Common Stock of the Company following the issuance of any such securities by the Company.

The selling shareholder is an accredited investor and the offer and sale of the shares and the warrants was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act.

On October 17, 2007, the Company sold an aggregate of 2,142,871 shares of Common Stock for $7.00 per share for $15,000,097 to 37 investors pursuant to a Securities Purchase Agreement entered into with each of the investors. Pursuant to this offering, S.A.C. Capital Associates, LLC, the selling shareholder, purchased 283,759 shares for $1,986,313. The offer and sale of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. All of these investors, including the selling shareholder, are accredited investors. Pursuant to the October 17, 2007 Registration Rights Agreement entered into between the Company and the selling shareholder, we have agreed to register the shares purchased by the selling shareholder for resale under the Act through October 17, 2009. The 283,759 shares purchased by the selling shareholder are covered by this prospectus.

In connection with the above October 17, 2007 private placement offering, William Blair & Company, LLC, acted as exclusive placement agent. As compensation for its services, Blair received cash compensation of $945,000 and warrants to purchase up to 17,532 shares at $7.70 per share at any time through October 17, 2012. Blair also received an expense reimbursement from us of $7,418.44.

BUSINESS

OVERVIEW

USA Technologies, Inc. (the “Company”, “We” or “Our”) was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company is a leading supplier of cashless, remote management, reporting and energy management solutions serving the unattended Point of Sale market. Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers cashless payment options. As a result of the acquisition of the assets of Bayview Technology Group, LLC (“Bayview”) in July 2003, our Company also manufactures and sells energy management products which reduce the electrical power consumption of equipment, such as refrigerated vending machines and glass front coolers, thus reducing the electrical energy costs associated with operating this equipment.

Our customers fall into the following categories: vending machine owners and operators, business center operators which include hotels and audio visual companies, commercial laundry operators servicing colleges and universities, brand marketers wishing to provide their products or services via kiosks or vending machines and equipment manufacturers that would like to incorporate the technological features of our networked devices (i.e. remote monitoring, reporting and control as well as cashless payments) into their products. Customers for our energy management products also include energy utility companies, schools and operators of glass front coolers.

As of December 31, 2008, the Company had approximately 43,000 devices connected to its USALive® network. During the six months ended December 31, 2008, the Company processed approximately 9.8 million transactions totaling approximately $22.2 million.

OUR TECHNOLOGY-BASED SOLUTION

Our Company offers the e-Port Connect™ end-to-end solution for turnkey cashless payment processing, remote management, and on-line reporting for distributed assets such as vending machines, kiosks, office equipment, and laundry machines. The e-Port Connect™ solution consists of a device or software in the distributed asset (the “Client”), a connectivity medium, and our proprietary USALive® network, all coupled with first-class technology support and customer service.

The Client

As part of the end-to-end solution, the Company offers its customers several different Clients to connect their distributed assets. These range from software to hardware devices consisting of control boards, magnetic strip card readers, and RFID readers. The Client can be embedded inside the host equipment, such as software residing in the central processing unit of a Kiosk or Business Center computer; it can be integrated as part of the host equipment, such as our e-Port® hardware that can be attached to the door of a vending machine; or it can be a peripheral, stand-alone terminal, such as our TransAct® terminal for Copier Express®.

e-Port® is the Company's core Client, which is currently being utilized in vending and commercial laundry applications. Our e-Port® product facilitates cashless payments by capturing the payment media and transmitting the information to our network for authorization with the payment authority (e.g. credit card processors). Additional capabilities of our e-Port® consist of control/access management by authorized users, collection of audit information (e.g. product or service sold, date and time of sale and sales amount), diagnostic information of the host equipment, and transmission of this data back to our network for web-based reporting.

TransAct® is the Company's original cashless, transaction-enabling device developed for self-service business center equipment such as PC's, fax machines and copiers. Similar to e-Port®, the TransAct® capabilities include control/access management, collection of sales data (e.g. date and time of sale, sales amount and product or service purchased), and transmission back to our network for reporting to customers.

The Connectivity Mediums

Connectivity of our Clients to the USALive® network is another component of the Company's end-to-end e-Port Connect™ solution. The reliable, cost effective transfer of customer's business critical data is paramount to the services we deliver. Due to the importance of connectivity, and realizing that every customer's connectivity needs may be different (e.g. access, or lack thereof, to phone lines, local area networks ("LANs”), wide area networks ("WANs”) and wireless data networks), the Company offers multiple connectivity solutions - phone line, Ethernet and wireless.

Increasing wireless connectivity options, coverage and reliability and decreasing costs, over the past few years have allowed us to service a greater number of customer locations, since many of our customer's host equipment, particularly within the vending industry, do not have access to any other communication medium. Additionally, we make it easy for our customers to deploy wireless solutions by being a single point of contact. By aggregating different wireless networks, we ensure our customers have reliable, cost effective nationwide coverage without the hassles of certification and administration of multiple wireless suppliers.

The Network

USALive® is the network component of our end-to-end solution to which the Company's devices transmit their cashless payment information for processing as well as the valuable sales and diagnostic data for storage and reporting to our customers. Also, the network, through server-based software applications, provides remote management information and enables control of the networked device's functionality.

USALive® is the enabler of turnkey cashless payment processing for our customers. The network is certified with several cashless payment authorities, such as credit card processors and property management systems, facilitating the authorization and settlement of credit cards, debit cards, hotel room keys and student identification cards. The network can also act as its own payment processing authority for other cashless payment media, such as on-line stored value or employee payroll deduction. The network authorizes transactions, occurring at the host equipment, with the appropriate payment authority and sends approval or decline responses back to the networked device to allow or terminate the transaction for the purchase of the product or service. The network consolidates successfully approved transactions from multiple devices, batches, and then transmits these batched transactions to the payment authority for settlement. By bundling and batching transactions from multiple networked devices and connecting to the appropriate payment authorities through one central dedicated processing medium, it reduces the fees charged by the payment authority.

USALive® On-line™ is the web based reporting system that customers use to gain access to the valuable business information collected from the networked devices. The website's functionality includes: management of the distributed assets deployed in the field, such as new activations and location redeployments; user-defined reporting for miscellaneous payment types (e.g. cash, credit, etc), date and time product sold, and sales amount; and detailed bank account deposit information, by device, for easier bank reconciliation. The Company offers this service through either a Company branded website or Customer specific branded website.

OUR PRODUCTS AND SERVICES

Intelligent Vending®

Developed for the vending industry, Intelligent Vending® is our e-Port Connect™ solution for the vending industry. This solution bundles the e-Port® Client, the USALive® network, and our first class technology support and customer service. Our latest improvement to Intelligent Vending® is the introduction of our e-Port® G-6. This hardware includes a radio frequency identification (“RFID”) or “Tap & Go™” tag reader for added convenience to consumers.

Vending operators purchasing our Intelligent Vending® products and services will have the capability to conduct cashless transactions via credit cards, debit cards and other payment mediums such as employee/student ids and hotel room keys; to offer improved and expanded customer services by utilizing 'real-time', web-based reporting to keep machine inventory at a desirable level and consumer access to our 1-800 help-desk center for customer purchasing inquiries, both providing the end-user a more consistent user experience; to reduce operational costs through utilization of our remote monitoring technology, thereby maximizing the scheduling of service visits and limiting 'out-of-stock' machines; and to reduce theft and vandalism by providing 100% accountability of all sales transactions and reducing the cash reserves inside the machine.

e-Suds™

eSuds™ is our e-Port Connect™ solution developed for the commercial laundry industry. The eSuds™ solution bundles the e-Port® Client and the USALive® network, and our first class technology support and customer service. eSuds™ offers an e-mail alert system to notify users regarding machine availability, cycle completion, and other events and supports a variety of value-added services such as custom advertising or subscription-based payments.

Laundry operators purchasing our eSuds™ system will have the capability to conduct cashless transactions via credit cards, debit cards and other payment mediums such as student ids; to reduce operational costs through utilization of our remote monitoring technology, thereby maximizing the scheduling of service visits and increasing machine up-time. The system can also increase customer satisfaction through improved maintenance, higher machine availability, specialized services (i.e. email alerts to indicate that laundry cycle is finished) and the convenience of non-cash transactions. Installations have been completed at Carnegie Mellon University, Rutgers University, Case Western Reserve, John Hopkins University, Temple University and others. We are working with resellers, such as BlackBoard, and distributors, such as Caldwell & Gregory, to install eSuds™ at other colleges and universities based on the positive results of these installations.

Business Express®

Business Express® is our e-Port Connect™ solution comprised of our software Client, the USALive® network and a suite of office equipment (i.e. PC, fax and copier), all coupled with our first class technology support and customer service. Business Express® enables hoteliers and others to offer unmanned business services 24/7/365. The Company also provides additional value-added service and revenue generating opportunities with BEXPrint™, our proprietary technology that allows users, without access to a printer, to send a document to a secure web-site for storage, and then password retrieval of the document for printing at our business center locations, and our Kinko's relationship, which gives our Business Center users access to the nearest, convenient Kinko's center for their more advanced business center needs.

TransAct®, our original payment technology system developed for self-service business center devices, such as fax machines and copiers, is a cashless transaction-enabling terminal that permits customers to use office equipment quickly and simply with the swipe of a major credit card. The TransAct® device can be sold as a stand-alone unit for customers wishing to integrate it with their own office equipment.

Although larger hotels are expected to provide business centers to its guests, operation of the center can be costly. In addition to the cost of operating a supervised business center, operating hours usually are limited due to staff availability. Business Express® provides a cost-effective solution.

Kiosk

We provide an e-Port Connect™ solution that utilizes our e-Port® or software Client, USALive®, and our first class technology support and customer service to offer a cash-free payment option and web-based remote monitoring and management for all kiosk types. Kiosks permit a host of new services to become available at the point-of-demand, such as Sony's self-service, PictureStation kiosks, where consumers can produce prints from their own digital media. Our solution also enables Kiosks to sell a variety of more expensive items.

Energy Management Products

With the acquisition of Bayview in July 2003, our Company offers energy conservation products ("Misers”) that reduce the electrical power consumption of various types of existing equipment, such as vending machines, glass front coolers and other "always-on" appliances by allowing the equipment to selectively operate in a power saving mode when the full power mode is not necessary. Each of the Company's Miser products utilizes occupancy sensing technology to determine when the surrounding area is vacant or occupied. The Miser then utilizes occupancy data, room and product temperatures, and an energy saving algorithm to selectively control certain high-energy components (e.g. compressor and fan) to realize electrical power savings over the long-term use of the equipment. Customers of our VendingMiser® product benefit from reduced energy consumption and costs of up to 46% per machine, depending on regional energy costs, machine type, and utilization of the machine. Our Misers also reduce the overall stress loads on the equipment, helping to reduce associated maintenance costs.

The Miser family of energy-control devices include:

VendingMiser® - installs in a cold drink vending machine and can reduce the electrical power consumption of the vending machine by an average of up to 46%.

CoolerMiser™ - reduces the electrical energy used by sliding glass or pull open glass-front coolers that contain non-perishable goods.

VM2IQ™ and CM2IQ™ - The second generation of the VendingMiser™ and CoolerMiser™ devices that is installed directly inside the machine and has the capability to control the cooling system and the advertising lights separately.

SnackMiser™ - reduces the amount of electricity used by non-refrigerated snack vending machines.

PlugMiser™ - reduces the amount of electricity used by all types of plug loads including those found in personal or modular offices (printers, personal heaters, and radios), video arcade games, and more.

THE OPPORTUNITY

Everyday devices from vending machines to toll booths, refrigerators, security systems, and countless other devices can be better managed by embedding thin-client computing technology with network connectivity into each unit. Using wired and/or wireless networks and centralized, server-based software applications, managers can remotely monitor, control, and optimize a network of devices regardless of where they are located, resulting in a host of benefits including lower maintenance costs, improved inventory and transaction management, and increased operating efficiency.

This market opportunity is known by several different names, including Machine-to-Machine ("M2M") networking, Device Relationship Management ("DRM") and Device Networking. This industry is the convergence of computer-enabled devices and embedded systems, the Internet or other networking mediums, and centralized enterprise data-management tools. By connecting stand-alone devices into large-scale networks, new opportunities emerge between brand marketers, service providers, and their customers. Networked devices enable remote monitoring, cashless transactions, sales analysis, and optimized machine maintenance - all yielding higher return on investment for operators while increasing consumer satisfaction with improved and expanded services.

Brand marketers will be able to provide their products and services to customers wherever and whenever the need arises and capitalize on loyalty rewards programs. They will no longer be limited to existing distribution channels and outlets. Just as beverage vending machines bring bottlers' products beyond the supermarket to the location where and when the customer wants them, a vast range of products and branding opportunities can be made available to customers at the point-of-need. In laundry, makers of detergent and fabric softener can have their products injected directly into a consumer's laundry, again putting their products at the point-of-need.

The market for networked device solutions is projected to be large and growing rapidly and includes a wide variety of segments such as the security and alarm, automated meter reading, fleet and asset management, and consumer telemetry markets. Networked devices will include personal devices (e.g. cell phones, PDAs), vehicles, containers, supply chain assets, medical devices, HVAC units, industrial machinery, home appliances, accelerometers, pressure gauges, flow control indicators, biosensors, and countless other applications. According to an article, "Pervasive Internet", in M2M Magazine (Fall 2003), a minimum of 1.5 billion devices will be connected to the Internet worldwide by 2010. This represents a $700 billion total opportunity including device enabling, monitoring, and providing value-added services made available by the M2M network, according to M2M Magazine.

We believe that an opportunity exists to combine our technology and services with world-class partners in order to deliver a best-in-class solution and emerge as a leader in the Device Networking industry. We are currently focused on becoming a leader in the unattended Point of Sale market. Our Company has begun addressing this opportunity by working in several initial verticals, which include vending, commercial laundry, unattended business centers and unattended kiosks. These services share several key attributes, specifically, they are all unattended, cash-based businesses that are distributed across broad geographic areas. We have the ability to address the extremely broad range of Device Networking opportunities by licensing our technologies to equipment makers throughout a variety of market segments. Equipment makers will be able to merge our turnkey technology-based solutions with their in-depth market expertise.

THE INDUSTRY

Our current customers are primarily in the vending, commercial laundry, business center and kiosk industry sectors. While these industry sectors represent only a small fraction of the total Device Networking market, these are the areas where we have gained the most traction. In addition to being our primary markets, these sectors serve as a proof-of-concept for other Device Networking industry applications.

Vending

Annual worldwide sales in the vending industry sector are estimated to be approximately $143.5 billion, according to Vending Times Census of the Industry 2002. According to this Census, there are an estimated 8 million vending locations in the United States, and 30 million locations worldwide. The market segment that can be addressed by our end-to-end solution consists primarily of vended products retailing for $1 or greater, which represents a Company estimated vended volume of approximately $28 billion. Per census statistics, the overall market growth is 5% to 6% annually, while the addressable market segment for our end-to-end solution is growing more rapidly at 9% annually. Our VendingMiser® energy conservation product can serve the entire vending market.

Commercial Laundry

The domestic commercial laundry industry is estimated to be $5 billion in annual sales and 3.5 million commercial laundry machines in operation, according to Coin Laundry Association, October 2000 edition. The average annual growth rate for the commercial laundry sector is estimated to be between 10% and 12%. The Company believes the inline sale of additives (i.e. push-button selections for detergent and softener) may lead to a significant increase in this figure due to larger net margins over traditional industry standards. The addressable market is primarily the seven largest laundry operators, as well as several other small operators. These operators own and manage the equipment that is installed in multi-housing and college and university locations. The addressable market excludes those who own single laundromats.

Business Centers

There are currently 52,000 hotels in the United States and 300,000 worldwide, per American Hotel & Lodging Association's website, www.ahma.com. There is demand for business center availability in hotels, with ever-greater percentages of travelers needing and expecting use of computers, printers, fax machines, copiers, and other business services. We believe that there are 5,900 hotels in the primary addressable market - business oriented hotels with over 150 rooms - and 13,900 in the secondary market, hotels with 75 to 150 rooms. The growth rate for the overall market is 5% annually, with the addressable market gaining 8% annually.

Kiosk

According to a report by Frost and Sullivan Consulting, Kiosks represent a $500 million market. Kiosks are becoming increasingly popular as self-service "specialty" shops within larger retail environments. Value-added services, such as photo enlargement and custom imaging are a prominent example, located within many major retailers. Since pricing on these products is generally higher than $1 or $2, cashless payment options are essential.

SALES AND MARKETING

The Company's sales strategy includes both direct sales and channel development, depending on the particular dynamics of each of our markets. Our marketing strategy is diversified and includes media relations, direct mail, conferences and client referrals. As of March 1, 2009, the Company was marketing and selling its products through its full time staff consisting of four people.

Direct Sales

We sell directly to the major operators in each of our target markets. Each of our target markets is dominated by a handful of large companies, and these companies comprise our primary customer base. In the vending sector, approximately ten large operators dominate the sector; in the commercial laundry sector, seven operators currently control the majority of the market. We also work directly with hoteliers for our TransAct™ and Business Express® products.

Within the vending industry, our customers include soft drink bottlers and independent vending operators throughout the United States and Canada. On the soft drink bottler side, heavy effort is being put into securing additional distribution agreements and servicing our existing customers’ growing demand for additional cashless locations and the related network services.

Channel Sales

We currently engage in channel sales for our TransAct™ and Business Express® products. We also work with audio-visual companies that service major hotels.

Marketing

Our marketing strategy consists of building our brand by creating a company and product presence at industry conferences and events, in order to raise visibility within our industry, create opportunity to conduct product demonstrations and consult with potential customers one-on-one; sponsoring of education workshops with trade associations such as National Automated Merchandiser Association ("NAMA"), to educate the industry on the importance and benefits of our solution and establish our position as the industry leader; develop several one-sheet case studies to illustrate the value of our products; the use of direct mail campaigns; advertising in vertically-oriented trade publications such as Vending Times, Automatic Merchandiser and Energy User News; and cultivate a network of state governments and utility companies to provide incentives or underwriting for our energy management products.

STRATEGIC RELATIONSHIPS

MasterCard International

In June 2006, MasterCard International and the Company signed an agreement to deploy 1,000 e-Port devices that accept MasterCard “PayPass™” in Coca-Cola vending machines owned and operated by the Philadelphia Coca-Cola Bottling Company. From July 2006 through June 30, 2007, the Company has earned approximately $400,000 from this agreement, and all of the units were installed.

In November 2006, MasterCard International and the Company signed an agreement to deploy 5,000 e-Port devices that accept MasterCard “PayPass™”. As of June 30, 2007, the Company had earned approximately $1,975,000 in equipment revenues from this agreement.

In May 2007, MasterCard International, the Company, and Coca-Cola Enterprises, Inc. entered into an agreement to deploy 7,500 e-Port devices, all as more fully described below. As of October 31, 2007, the Company had earned approximately $3,248,000 from this agreement.

On November 16, 2007, the Company and MasterCard International Incorporated signed an agreement to deploy 4,051 e-Port devices that accept MasterCard’s “PayPassTM”. From May 2007 through December 31, 2007, the Company had earned approximately $1,600,000 in equipment revenues from this agreement.

AT&T Mobility (formerly Cingular Wireless and AT&T Wireless)

In July 2004, we signed an agreement to use AT&T's digital wireless wide area network for transport of data, including credit card transactions and inventory management data. AT&T is a provider of advanced wireless voice and data services for consumers and businesses, operating the largest digital wireless network in North America and the fastest nationwide wireless data network in the United States.

Coca-Cola Enterprises, Inc.

In May 2007, we entered into a three year Supply and Licensing Agreement with Coca-Cola Enterprises, Inc. (“CCE”), the world’s largest marketer, producer and distributor of Coca-Cola products. The Agreement covers the purchase by CCE from us of our G6 e-Port® and related e-Port Connect™ services for use in CCE’s beverage vending machines, including the purchase of e-Ports® by CCE under the MasterCard agreement referred to below. The price of each e-Port is $433. We would also receive 5% of the cashless revenues from the CCE vending machine as a processing fee and a monthly payment of $9.95 per unit if we would act as the transaction processor for the CCE vending machine. As of June 30, 2008, we act_as the transaction processor for all units sold under this agreement.

The Agreement also includes as an exhibit the MasterCard PayPass Participation Agreement entered into between us, CCE, and MasterCard International Incorporated under which CCE had agreed to use commercially reasonable efforts to complete installation of up to 7,500 e-Ports by August 31, 2007. By amendment executed by the parties to the Agreement, the installation completion date was changed to October 31, 2007. In addition to accepting credit and debit cards, these e-Ports accept payment from credit cards utilizing MasterCard’s PayPass contactless technology and were to be utilized in CCE beverage vending machines in multiple cities throughout the United States. For each e-Port successfully installed by CCE, we received an aggregate of $433 from CCE and MasterCard. As of October 31, 2007, a total of approximately 7,000 units have been installed by CCE, and as of December 31, 2007, all of the units have been installed by CCE.

MANUFACTURING

The Company utilizes independent third party companies for the manufacturing of its products. The Company purchases other components of its business center (computers, printers, fax and copy machines) through various manufacturers and resellers. Our manufacturing process mainly consists of quality assurance of materials and testing of finished goods received from our contract manufacturers. With the exception of a manufacturer of our e-Port product, we have not entered into a long-term contract with our contract manufacturers, nor have we agreed to commit to purchase certain quantities of materials or finished goods beyond those submitted under routine purchase orders, typically covering short-term forecasts.

COMPETITION

The cashless vending, remote business service and energy conservation industries are each highly competitive markets.  While the Company offers unique products and services within smaller niche markets of these industries, a number of competitors in the broader market may offer products and services within our niche market in the future.  In the cashless vending market, we are aware of one direct competitor, Transaction Network Services, Inc. In the cashless laundry market, we are aware of one direct competitor, Mac-Gray Corporation. In the automated business center market, we are aware of three direct competitors. In the energy management market, we are not aware of any direct competitors for our Miser products.

The businesses which have developed unattended, credit card activated control systems currently in use in non-vending machine applications (e.g., gasoline dispensing, public telephones, prepaid telephone cards and ticket dispensing machines), might be capable of developing products or utilizing their existing products in direct competition with our e-port control systems targeted to the vending industry. The Company is also aware of several businesses that make available use of the Internet and use of personal computers to hotel guests in their hotel rooms. Such services might compete with the Company's Business Express, and the locations may not order the Business Express, or if ordered, the hotel guest may not use it.  Finally, the production of highly efficient vending machines and glass front coolers or alternative energy conservation products may reduce or replace the need for our energy management products.

The Company’s key competitive factors include our unique products, our integrated services, product performance and price. Our competitors are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products. Any increase in competition in the future may result in reduced sales and/or lower percentages of gross revenues being retained by the Company in connection with its licensing arrangements, or otherwise may reduce potential profits or result in a loss of some or all of its customer base.

CUSTOMER CONCENTRATIONS

Approximately 68% and 41% of the Company's accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two customers each year, and 42% as of December 31, 2008 were concentrated with one customer. Approximately 59%, 40% and 29% of the Company's revenues for the years ended June 30, 2008, 2007 and 2006, respectively, were concentrated with two (35% with one customer and 24% with another customer), one, and two (19% with one customer and 10% with another customer) customer(s), respectively. Approximately 17% and 75% of the Company’s revenues for the six months ended December 31, 2008 and 2007, respectively, were concentrated with one and two customers (43% with one customer and 32% with another customer). The Company's customers are principally located in the United States.

TRADEMARKS, PROPRIETARY INFORMATION AND PATENTS

The Company received federal registration approval of the following trademarks: Business Express, Express Solutions, C3X, TransAct, Public PC, PC Express, Copy Express, Credit Card Copy Express, Credit Card Computer Express, Credit Card Printer Express, Credit Card Microfiche Express, Credit Card Debit Express, The Office That Never Sleeps, Intelligent Vending, e-Port, Dial-A-Vend, Dial-A-Snack, Dial-A-Vend.com, USALive® and e-Port The Next Generation in Vending. The Company has two trademarks pending registration, VM2IQ and CM2IQ. Through its wholly owned subsidiary, Stitch Networks, the Company has secured three registered trademarks, including eVend.net, eSuds.net, and Stitch Networks, and one trademark, E-ppliance, which is pending registration. In addition, due to the July 2003 acquisition of Bayview, the Company has secured the VendingMiser trademark and the trademark SnackMiser is pending federal registration.

Much of the technology developed or to be developed by the Company is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, the Company has entered into confidentiality agreements with its key employees. There can be no assurance that the Company will be successful in maintaining such trade secret protection, that they will be recognized as trade secrets by a court of law, or that others will not capitalize on certain aspects of the Company's technology.

Through December 31, 2008, 64 United States patents and 5 Foreign patents have been issued to the Company, 18 United States patents and 8 Foreign patents are pending.

The list of issued patents is as follows:

o
U.S. Patent No. 5,619,024 entitled "Credit Card and Bank Issued Debit Card Operating System and Method for Controlling and Monitoring Access of Computer and Copy Equipment"; o U.S. Patent No. 5,637,845 entitled "Credit and Bank Issued Debit Card Operating System and Method for Controlling a Prepaid Card Encoding/Dispensing Machine";

o	U.S. Patent No. D423,474 entitled "Dataport";

o	U.S. Patent No. D415,742 entitled "Laptop Dataport Enclosure";

o	U.S. Patent No. D418,878 entitled "Sign Holder";

o	U.S. Patent No. 6,056,194 entitled "System and Method for Networking and Controlling Vending Machines";

o	U.S. Patent No. D428,047 entitled "Electronic Commerce Terminal Enclosure";

o	U.S. Patent No. D428,444 entitled "Electronic Commerce Terminal Enclosure for a Vending Machine";

o	U.S. Patent No. 6,119,934 entitled "Credit Card, Smart Card and Bank Issued Debit Card Operated System and Method for Processing Electronic Transactions";

o	U.S. Patent No. 6,152,365 entitled "Credit and Bank Issued Debit Card Operated System and Method for Controlling a Vending Machine";

o	U.S. Patent No. D437,890 entitled "Electronic Commerce Terminal Enclosure with a Hooked Fastening Edge for a Vending Machine";

o	U.S. Patent No. D441,401 entitled "Electronic Commerce Terminal Enclosure with Brackets";

o	U.S. Patent No. 6,321,985 entitled "System and Method for Networking and Controlling Vending Machines";

o	U.S. Patent No. 6,505,095 entitled "System for Providing Remote Audit, Cashless Payment, and Interactive Transaction Capabilities in a Vending Machine" (Stitch);

o	U.S. Patent No. 6,389,337 entitled "Transacting e-commerce and Conducting e-business Related to Identifying and Procuring Automotive Service and Vehicle Replacement Parts" (Stitch);

o	U.S. Patent No. 6,021,626 entitled "Forming, Packaging, Storing, Displaying and Selling Clothing Articles";

o
U.S Patent No. 6,622,124 entitled "Method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal operated on a transportation vehicle";

o
U.S. Patent No. 6,615,186 entitled "Communicating interactive digital content between vehicles and internet based data processing resources for the purpose of transacting e-commerce or conducting e-business";

o	U.S. Patent No. 6,615,183 entitled "Method of warehousing user data entered at an electronic commerce terminal";

o	U.S. Patent No. 6,611,810 entitled "Store display window connected to an electronic commerce terminal";

o	U.S. Patent No. 6,609,103 entitled "Electronic commerce terminal for facilitating incentive-based purchasing on transportation vehicles";

o	U.S. Patent No. 6,609,102 entitled "Universal interactive advertising and payment system for public access electronic commerce and business related products and services";

o	U.S. Patent No. D478,577 entitled "Transceiver base unit";

o	U.S. Patent No. 6,606,605 entitled "Method to obtain customer specific data for public access electronic commerce services";

o
U.S. Patent No. 6,606,602 entitled "Vending machine control system having access to the internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions";

o	U.S. Patent No. 6,604,087 entitled "Vending access to the internet, business application software, e-commerce, and e-business in a hotel room";

o	U.S. Patent No. 6,604,086 entitled "Electronic commerce terminal connected to a vending machine operable as a telephone";

o	U.S. Patent No. 6,604,085 entitled "Universal interactive advertising and payment system network for public access electronic commerce and business related products and services";

o	U.S. Patent No. 6,601,040 entitled "Electronic commerce terminal for wirelessly communicating to a plurality of communication devices";

o	U.S. Patent No. 6,601,039 entitled "Gas pump control system having access to the Internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions";

o	U.S. Patent No. 6,601,038 entitled "Delivery of goods and services resultant from an electronic commerce transaction by way of a pack and ship type company";

o
U.S. Patent No. 6,601,037 entitled "System and method of processing credit card, e-commerce, and e-business transactions without the merchant incurring transaction processing fees or charges worldwide";

o	U.S. Patent No. D477,030 entitled "Vending machine cashless payment terminal";

o	U.S. Patent No. D476,037 entitled "User interface bracket for a point of sale terminal";

o	U.S. Patent No. D476,036 entitled "Printer bracket for point of sale terminal";

o	U.S. Patent No. D475,751 entitled "User interface bracket for a point of sale terminal";

o	U.S. Patent No. D475,750 entitled "Paper guide for a point of sale terminal";

o	U.S. Patent No. D475,414 entitled "Printer bracket for point of sale terminal";

o	U.S. Patent No. 5,844,808 entitled "Apparatus and methods for monitoring and communicating with a plurality of networked vending machines";

o	U.S. Patent No. 6,581,396 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o	U.S. Patent No. 6,389,822 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o	U.S. Patent No. 6,243,626 entitled "External power management device with current monitoring precluding shutdown during high current"; and

o	U.S. Patent No. 5,477,476 entitled "Power conservation system for computer peripherals";

o	U.S. Patent No. 6,629,080 entitled "Transaction processing method of fulfilling an electronic commerce transaction by an electronic commerce terminal system";

o	U.S. Patent No. D480,948 entitled "Mounting bracket for mounting a cashless payment terminal to a vending machine";

o	U.S. Patent No. 6,643,623 entitled "A method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal using a gas pump";

o	U.S. Patent No. 6,684,197 entitled "Method of revaluing a private label card using an electronic commerce terminal (as amended)";

o	U.S. Patent No. 6,754,641 entitled "Dynamic identification interchange method for exchanging one form of identification for another";

o
U.S. Patent No. 6,763,336 entitled "Method of transacting an e-mail, an e-commerce, and an e-business transaction by an electronic commerce terminal using a wirelessly networked plurality of portable devices";

o	U.S. Patent No. 6,801,836 entitled "Power-conservation based on indoor/outdoor and ambient-light determinations";

o	U.S. Patent No. 6,807,532 entitled "Method of soliciting a user to input survey data at an electronic commerce terminal";

o	U.S. Patent No. 6,853,894 entitled "Global network based vehicle safety and security telematics";

o	U.S. Patent No. 6,856,820 entitled "An in-vehicle device for wirelessly connecting a vehicle to the internet and for transacting e-commerce and e-business";

o	U.S. Patent No. 6,895,310 entitled "Vehicle related wireless scientific instrumentation telematics";

o	U.S. Patent No. 6,898,942 entitled "Method and apparatus for conserving power consumed by a refrigerated appliance";

o	U.S. Patent No. 6,931,869 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o	U.S. Patent No. 6,975,926 entitled "Method and apparatus for power management control of a compressor-based appliance that reduces electrical power consumption on an appliance";

o	U.S. Patent No. 7,003,289 entitled "Communication interface device for managing wireless data transmission between a vehicle and the internet";

o	U.S. Patent No. 7,076,329 entitled "Cashless vending transaction management by a Vend Assist mode of operation";

o	U.S. Patent No. 7,089,209 entitled "Method for revaluing a phone card";

o	U.S. Patent No. 7,131,575 entitled "MDB transaction string effectuated cashless vending";

o	U.S. Patent No. 7,200,467 entitled “Method and Apparatus for Power Management Control of a Compressor-Based Appliance that Reduces Electrical Power Consumption of an Appliance”;

o	U.S. Design Patent No. D543,588 entitled “Point of Sale Terminal Mountable on a Vending Machine’;

o	U.S. Patent No. 7,286,907 entitled “Method and Apparatus for Conserving Power Consumed by a Refrigerated Appliance Utilizing Audio Signal Detection”;

o	Canadian Patent No. D199-1014 entitled "Sign holder";

o	Canadian Patent No. D199-1038 entitled "Laptop data port enclosure";

o	Canadian Patent No. 2,291,015 entitled "Universal interactive advertising and payment system for public access electronic commerce and business related products and services";

o	Australian Patent No. 2001263356 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode"; and

o	Mexican Patent No. 234363 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode".

The Company believes that one or more of its patents, including the U.S. patent No. 6,505,095 entitled "System for providing remote audit, cashless payment, and interactive transaction capabilities in a vending machine", are important in protecting its intellectual property used in its e-Port® control system targeted to the vending industry. The aforesaid patent expires in July 2021. Reference is hereby made to our risk factors relating to our intellectual property.

The Company has filed for the reexamination of U.S. Patent No. 7,131,575 (reexamination control no. 90/008,437) and for the reexamination of U.S. Patent No. 6,505,095 (reexamination control no. 90/008,448).

RESEARCH AND DEVELOPMENT

Research and development expenses, which are included in general and administrative and compensation expense in the Consolidated Statements of Operations, were approximately $1,679,000, $1,355,000, and $974,000 for the years ended June 30, 2008, 2007 and 2006, respectively, and $1,551,000 (unaudited) and $779,000 (unaudited) for the six months ended December 31, 2008 and 2007, respectively.

EMPLOYEES

On March 1, 2009, the Company had 36 full-time employees and no part-time employees.

PROPERTY

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During January 2007, the Company entered into an amendment to the lease covering 4,293 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a rent of $13,377 per month with escalating rental payments through the remainder of the lease. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the first quarter of fiscal year 2005.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado, to be used for administrative functions, sales activities and product warehousing associated with our energy management products. The lease term extends through May 31, 2009 and provides for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

LEGAL PROCEEDINGS

The Company is not a party to any material legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and executive officers, on the date of this prospectus, together with their ages and business backgrounds were as follows:

Name	Age	Position(s) Held
George R. Jensen, Jr.	60	Chief Executive Officer, Chairman Of the Board of Directors
Stephen P. Herbert	46	Chief Operating Officer and President, Director
David M. DeMedio	37	Chief Financial Officer
William L. Van Alen, Jr. (1)(2)	76	Director
Steven Katz (1)	61	Director
Douglas M. Lurio	52	Director
Joel Brooks (2)	50	Director
Stephen W. McHugh (2)	51	Director

(1) Member of Compensation Committee
(2) Member of Audit Committee

Each Director holds office until the next Annual Meeting of shareholders and until his successor has been elected and qualified.

George R. Jensen, Jr., has been our Chief Executive Officer and a Director since our inception in January 1992. Mr. Jensen was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. ("AFT") from 1985 until 1992. AFT was in the business of creating color imaged versions of black-and-white films. From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, "A.D.", a $35 million dollar production filmed in Tunisia. Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network. Mr. Jensen was also the Executive Producer for the 1983 special for public television, "A Tribute to Princess Grace". From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham. Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine. Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania.

Stephen P. Herbert was elected a Director in April 1996, and joined USA on a full-time basis on May 6, 1996. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

David M. DeMedio joined USA Technologies on a full-time basis in March 1999 as Controller. In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company's turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April, 2004. From April, 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company's Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its' accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

William L. Van Alen, Jr., joined the Board of Directors of USA in May 1993. Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985. Since 1996 and until March 2006, Mr. Van Alen had been President and a Director of The Noah Fund, a publicly traded mutual fund. Prior to 1985, Mr. Van Alen practiced law in Pennsylvania for twenty-two years. Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

Steven Katz joined the Board of Directors in May 1999. He is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development for technology and service-based companies in the health care, environmental, telecommunications and Internet markets. Mr. Katz`s prior experience includes five years with PriceWaterhouse & Co. in audit, tax and management advisory services; two years of corporate planning with Revlon, Inc.; five years with National Patent Development Corporation (NPDC) in strategic planning, merger and acquisition, technology in-licensing and out-licensing, and corporate turnaround experience as President of three NPDC subsidiaries; and two years as a Vice President and General Manager of a non-banking division of Citicorp, N.A. Mr. Katz is also a Director of Health Systems Solutions Inc. and NaturalNano, Inc., each publicly traded companies.

Douglas M. Lurio joined the Board of Directors of USA in June 1999. Mr. Lurio is President of Lurio & Associates, P.C., attorneys-at-law, which he founded in 1991. He specializes in the practice of corporate and securities law. Prior thereto, he was a partner with Dilworth, Paxson LLP. Mr. Lurio received a Bachelor of Arts Degree in Government from Franklin & Marshall College, a Juris Doctor Degree from Villanova Law School, and a Masters in Law (Taxation) from Temple Law School.

Stephen W. McHugh joined the Board of Directors of USA in June 2006. Mr. McHugh was appointed by the Board to fill the vacancy on the Board caused by the death of William W. Sellers. Mr. McHugh is the President and co-founder of Santa Barbara Infrared, Inc., a designer and manufacturer of military and commercial Electro-Optical test equipment that was recently acquired by HEICO Corporation. Mr. McHugh formerly was a mechanical engineer and technical sales expert at Electro Optical Industries where he designed optical and mechanical instruments for the test of infrared camera systems.

Joel Brooks joined the Board of Directors of USA on March 22, 2007.  Mr. Brooks was appointed by the Board to fill the vacancy on the Board caused by the resignation of Albert Passner.  Since December 2000, Mr. Brooks has served as the Chief Financial Officer and Treasurer of Senesco Technologies, Inc., a biotechnology company whose shares are traded on the American Stock Exchange. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is currently comprised of two non-employee directors. The Compensation Committee is responsible for reviewing and recommending compensation and compensation changes for the executive officers of the Company. The compensation of the two other employees named in the Summary Compensation Table is determined by the executive officers. The Chief Executive Officer assists the Committee in determining the compensation of all other executive officers and the other executive officers do not have a role in determining their own compensation. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of the executive officers, the Compensation Committee also considers the value of previous compensation.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company stock aligns the interests of the executive officers with those of the shareholders. During the 2007 fiscal year, we adopted the Long Term Equity Incentive Program for our executive officers in order to provide them with the opportunity to further increase the number of shares owned by them. In order to be competitive with compensation offered by other technology companies and to motivate and retain executive officers, the Company intends to offer a total compensation package competitive with other technology companies as well as take into account individual responsibilities and performance. The annual compensation package for our executives primarily consists of:

•	a base salary
•	stock options
•	long-term stock incentive awards
•	cash and stock bonuses
•	restricted stock awards
•	other benefits

Base Salary

Base salary is the fixed component of our executive’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. For fiscal years 2008 and 2007, our executive officers had employment agreements that specified the level of salary to which the officer is entitled, subject to review of our Board or Compensation Committee from time to time. These base salaries were established in April 2006, and reflected the individual’s level of responsibility and performance. In recommending base salaries to the Board, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, the relationship among base salaries paid to others within our Company, and its knowledge of base salaries paid to executive officers of other technology companies. In October 2007, the Board approved the recommendation of the Compensation Committee that Mr. DeMedio’s annual base salary be increased to $195,000 effective October 1, 2007.  As permitted under his employment agreement, Mr. Jensen elected to receive fifty-percent (50%) of his base salary in shares of Common Stock rather than cash payments during the 2007 fiscal year. The base salaries for each of Messrs. Lawlor and McLaughlin for the fiscal year were established by our President after discussions with each employee.

Stock Options

Stock options serve to ensure that executive management is properly focused on shareholder value. Stock options align management incentives with shareholder’s objectives because options have value only if the stock price increases over time. A vesting schedule also keeps the executives focused on long term performance and not short term gains. For fiscal years 2008 and 2007, various stock options became vested that were granted to our executive officers at the time the officers entered into their employment agreements in May 2006. During fiscal year 2007, the Company granted to our executive officers piggy back registration rights in connection with the shares underlying the options granted to them in their employment agreements.

Restricted Stock Awards

During fiscal 2007, shares of restricted stock became vested that had been issued to Messrs. Jensen and Herbert at the time they entered into their May 2006 employment agreements. During the fiscal year 2007, the Company granted to our executive officers piggy back registration rights in connection with the restricted shares granted to them in their employment agreements.

Cash and Stock Bonuses

In addition to base salary, we may award variable cash bonus awards to our executives as well as shares available under our stock compensation programs. The shares awarded under our stock compensation plans are registered under the Securities Act of 1933, as amended.  Shares were awarded under our stock plans to Mr. Lawlor during the 2008 fiscal year and to Mr. McLaughlin during fiscal year 2007. The shares were awarded to them upon the recommendation of our President. In addition, based upon performance, Messrs. Lawlor and McLaughlin earned cash bonuses during fiscal year 2008. In December 2007, the Board approved the recommendation of the Compensation Committee that Messrs. Jensen, Herbert, and DeMedio receive cash bonuses based upon each of their performance during the first six months of the fiscal year.

Long-Term Equity Incentive Program

During February 2007, at the recommendation of the Compensation Committee, the Board of Directors adopted the Long-Term Equity Incentive Program covering the Company’s executive officers – Messrs. Jensen, Herbert and DeMedio. The purpose of the Plan is to ensure continuity of the Company’s executives, encourage stock ownership by the executives, align the interests of the executives with those of the shareholders, and provide incentives and rewards to the executives who are largely responsible for the management and growth of the Company.

Under the Plan, each executive officer will be awarded common stock of the Company in the event the Company achieves target goals relating to each of revenues, gross profit and EBITDA during each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and Board members. During each such fiscal year, the number of eligible shares to be awarded to the executive is based upon the following weightings: 40% of eligible shares are determined by revenues; 30% of eligible shares are determined by gross profit; and 30% of eligible shares are determined by EBITDA.

If the target goals (100%) for revenues, gross profit, and EBITDA are achieved by the Company during the applicable fiscal year, the executive officers would be awarded the following number of shares:

	Fiscal Year Ended June 30,
	2007	2008	2009
George R. Jensen, Jr.	178,570	178,570	178,570
Stephen P. Herbert	53,713	53,713	53,714
David M. DeMedio	21,663	21,663	21,664

On February 4, 2009, the Board of Directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the Plan be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010. The foregoing was approved by the Board as the Board did not believe it would be appropriate to reward senior management with bonuses during the current economic slow down.

If actual revenues, gross profit, or EBITDA for a particular fiscal year exceed the target goals, each executive would be awarded additional eligible shares, up to an amount no greater than 125% of the number of eligible shares. If the actual revenues, gross profit, or EBITDA for a particular fiscal year are less than the target goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares. If minimum target goals for revenues, gross profit, or EBITDA for a particular fiscal year are not achieved, no eligible shares will be awarded to each executive. Up to 952,298 shares of common stock are reserved for issuance under the Plan.

Based upon the financial results of the Company for the fiscal year ended June 30, 2007, the target goal (100%) relating to revenues was met and the minimum target goals relating to gross profit and EBITDA were not met. Substantially all of the e-Port units sold during the fiscal year consisted of units pertaining to the MasterCard PayPass seeding program with substantially reduced selling prices resulting in reduced gross profit and EBITDA.

Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was more beneficial to the Company to maximize the number of e-Ports in the field as soon as possible.

As a result, during September 2007, the Compensation Committee recommended to the Board of Directors that the selling price of all the e-Ports sold during the fiscal year be “normalized” to the current retail price. This normalization resulted in increased revenues, gross profit and EBITDA for the e-Port units sold in the MasterCard PayPass seeding program. The Board of Directors has approved the recommendation of the Compensation Committee.

As a result of the normalization, a higher than target revenue hurdle was met (110%), and lower than target hurdles for each of gross profit (85%) and EBITDA (85%) were also met, resulting in the issuance to the executive officers a total of 241,249 shares under the Plan for the 2007 fiscal year rather than a total of 101,578 shares prior to the normalization. The specific allocation of the shares among the executive officers is as follows: Mr. Jensen-169,641 shares; Mr. Herbert- 51,028 shares; and Mr. DeMedio- 20,580 shares.

Based upon the financial results of the Company for the fiscal year ended June 30, 2008, a higher amount than the target revenue hurdle was met (125%) and the minimum target hurdles relating to gross profit and EBITDA were not met, resulting in the vesting of a total of 126,973 shares under the Plan as of June 30, 2008. The specific allocation of the shares among the executive officers is as follows: Mr. Jensen-89,285 shares; Mr. Herbert- 26,857 shares; and Mr. DeMedio- 10,831 shares.

As was the case in fiscal year 2007, during the 2008 fiscal year a portion of the e-Port units sold consisted of units pertaining to the MasterCard PayPass seeding program with reduced selling prices resulting in reduced gross profit and EBITDA. As a result, during September 2008, the Compensation Committee recommended to the Board of Directors that the selling price of all the e-Ports sold during the fiscal year ended June 30, 2008 as part of the seeding program be “normalized” to the current retail price. This normalization resulted in increased gross profit and EBITDA for the e-Port units sold in the MasterCard PayPass seeding program. The Board of Directors has approved the recommendation of the Compensation Committee.

As a result of the normalization, a lower than target hurdle was met for gross profit (85%), resulting in the issuance to the executive officers of a total of 191,729 shares under the Plan for the 2008 fiscal year rather than a total of 126,973 shares prior to the normalization. The specific allocation of the shares among the executive officers is as follows: Mr. Jensen-134,820 shares; Mr. Herbert- 40,553 shares; and Mr. DeMedio- 16,356 shares.

On February 4, 2009, the Board of Directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the Plan be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010. The foregoing was approved by the Board as the Board did not believe it would be appropriate to reward senior management with bonuses during the current economic slow down.

It is difficult for management to fully predict our unit sales for e-Ports for the 2010 fiscal year. Based upon our current estimates, management believes that it is likely that the Company would not meet the target (100%) goals established under the Plan for the 2010 fiscal year relating to gross profit and EBITDA but would meet the target (100%) goal established under the Plan for the 2010 fiscal year relating to revenue.

Other Benefits

Our health care, insurance and other employee benefits are substantially the same for all our employees, including our executive officers. We do maintain an automobile allowance program for each of our executive officers.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer’s compensation package.

As a result of the normalization of the selling prices of the e-Ports described above in September 2007, certain target hurdles were met resulting in the vesting of a total of 241,249 shares under the Plan for the 2007 fiscal year rather than a total of 101,578 shares prior to the normalization. The value of the number of the shares the executives may apply to tax withholding was in excess of the minimum statutory obligation and, as a result the Plan is classified as a liability award rather than an equity award. As such, during the first quarter of fiscal year 2008, the Company reclassified the $599,311 related to the 101,578 shares that was previously recorded in Common Stock to a short-term share-based payment liability. As the price of the Company’s shares was $8.45 on the date of the approval of the normalization, a charge of $1,180,220 was also recorded to compensation expense, related to the additional 139,671 additional shares, with a corresponding amount to the short-term share-based payment liability for a total share-based payment liability of $1,779,531 as of September 21, 2007. On September 28, 2007, as the Company’s share price was $8.38, the total share-based payment liability related to fiscal year 2007 was $1,769,754 ($599,311 compensation expense in fiscal year 2007 and $1,170,443 in the three months ended September 30, 2007). Of the 241,249 shares vested for fiscal year 2007, the Company issued 225,249 shares of Common Stock and the remaining 16,000 shares were exchanged by the executives and redeemed by the Company to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. As a result of the fact that a portion of the remaining 225,249 shares were subject to redemption at September 30, 2007, the Company had recorded the entire fair value of those remaining shares as a short-term share-based payment liability as of September 30, 2007 totaling $1,635,674. On December 30, 2007 the redemption provision lapsed, no further shares were redeemed and the final settlement resulted in a reduction of the short-term share-based payment liability of $1,635,674, a reduction of compensation expense of $446,452 and a credit to Common Stock of $1,189,222 (123,671 shares at $4.77 and 101,578 shares at $5.90), as the share price on the date of settlement was $4.77.

As a result of the normalization of the selling price of the e-Ports described above in September 2008, there is an additional charge of $287,517, as of September 3, 2008, required to be taken by our Company in connection with the additional shares issued to our executives under the Plan. Of the total charge of $1,043,006 to be taken by the Company on account of the shares awarded in connection with the 2008 fiscal year, $755,489 is reflected in our financial statements for the 2008 fiscal year and the balance of $287,517, as of September 3, 2008, is to be reflected in our financial statements in the first quarter of the 2009 fiscal year. The Company will adjust the compensation expense related to this award for changes in the fair value of this award until final settlement occurs.

As a result of the change of the last twelve month measuring period under the Plan from the fiscal year ending June 20, 2009 to the fiscal year ending June 30, 2010, the short-term accrued share-based payment liability of $107,458 as of December 31, 2008 will be reversed, with a corresponding reduction to compensation expense during the three months ended March 31, 2009.

The Plan permits the executives to satisfy any income tax withholding obligations by electing to reduce the number of shares otherwise issuable to them under the Plan. For the fiscal year 2007 award, the executives did not elect to reduce the number of shares issued under the Plan related to the income tax withholding obligations on the Plan shares, however, Mr. Jensen and Mr. Herbert did elect to exchange 16,000 shares to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. For the fiscal year 2008 award, the executives have not yet determined whether to satisfy any income tax withholding obligations in connection with the shares awarded to them under the Plan, and accordingly, the number of shares to be issued under the Plan does not reflect any possible reduction.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2008, June 30, 2007 and June 30, 2006 to each of the executive officers and employees of the Company named below:

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (4) (c)	Bonus ($) (5) (d)	Stock Awards ($) (6) (e)	Option Awards ($) (7) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (8) ((i)	Total ($) (j)

George R. Jensen, Jr.,	2008	325,000	171,000	1,039,994	68,851	-	-	26,875	1,631,720
Chief Executive Officer	2007	325,000	-	821,424	137,750	-	-	17,875	1,302,049
& Chairman of the Board	2006	270,288	-	200,000	137,750	-	-	18,563	626,601

Stephen P. Herbert,	2008	285,000	61,000	312,827	16,524	-	-	26,875	702,226
Chief Operating	2007	285,000	-	393,426	33,060	-	-	17,875	729,361
Officer & President	2006	246,673	-	133,336	33,060	-	-	18,563	431,632

David M. DeMedio,	2008	187,499	18,000	126,170	6,425	-	-	24,849	362,943
Chief Financial	2007	165,000	-	51,124	26,355	-	-	17,875	260,354
Officer	2006	162,385	-	-	26,360	-	-	20,112	208,857

Michael Lawlor (1),	2008	129,673	122,980	16,640		-	-	13,637	282,930
Vice President of
Sales & Business Development

John McLaughlin (2),	2008	132,028	125,668	-		-	-	13,731	271,427
Vice President,	2007	132,028	46,629	18,821		-	-	8,450	205,928
Business Development/ Strategic Partners

(1)	Employment as Vice President of Sales & Business Development commenced on January 28, 2008.

(2)	Employment as Vice President, Business Development/Strategic Partners commenced on August 1, 2007. Prior to that date, Mr. McLaughlin was Vice President of Sales.

(3)
Includes Mr. Jensen’s election to receive one-half of his base salary in Common Stock during the 2007 fiscal year.  As a result, 22,080 restricted shares were issued to Mr. Jensen on June 30, 2006 and recorded at $7.36 per share of Common Stock for a total value of $162,500 during the fiscal year.  These shares vested as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007

(4)
Represents cash bonuses paid during December 2007 based upon such person’s performance during the first 6 months of the 2008 fiscal year. The cash bonus awarded to Mr. McLaughlin during the 2007 fiscal year was in recognition of his achievement of performance goals.

(5)
Amounts reported for fiscal year 2008 for Messrs. Jensen, Herbert and DeMedio represent amounts earned under USA Technologies, Inc. Long-term Equity Incentive Program as follows: 88,613 and 9,601 shares valued at $4.77 and $8.38, respectively, earned by Mr. Jensen in September 2007 on account of the 2007 fiscal year and 89,285 shares valued at $5.95 earned by Mr. Jensen on June 30, 2008 on account of the 2008 fiscal year; 23,143 and 6,399 shares valued at $4.77 and $8.38, respectively, earned by Mr. Herbert in September 2007 and 26,857 shares valued at $5.95 earned Mr. Herbert on June 30, 2008 on account of the 2008 fiscal year; and 11,915 shares valued at $4.77 earned by Mr. DeMedio in September 2007 and 10,831 shares valued at $5.95 earned by Mr. DeMedio on June 30, 2008 on account of the 2008 fiscal year. Fiscal year 2008 also includes 3,200 shares for Mr. McLaughlin valued at $5.20 per share.

Fiscal year 2007 includes 50,000 shares (25,000 vested on January 1, 2007 and 25,000 vested on June 1, 2007) valued at $8.00 per share and 71,428 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Jensen; 33,333 shares (16,666 vested on January 1, 2007 and 16,666 vested on June 1, 2007) valued at $8.00 and 21,485 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Herbert; 8,665 shares valued at $5.90 relating to the Long-Term Equity Incentive Program for Mr. DeMedio; 3,150 shares valued at $5.975 per share for Mr. McLaughlin.  Fiscal year 2006 includes 25,000 shares that vested on June 1, 2006 valued at $8.00 per share for Mr. Jensen; and 16,667 shares that vested on June 1, 2006 valued at $8.00 per share for Mr. Herbert.

(6)
Amounts reported represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).  The amounts may include amounts from awards granted in prior years.  The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. See Note 12 of the Consolidated Financial Statements for additional discussion on SFAS 123(R) valuation methodology.

(7)
All other compensation for fiscal year 2008 includes the following: amounts for Messrs. Jensen and Herbert include car allowance payments of $17,875 and Company matching contributions under our 401(k) Plan of $9,000; amounts for Mr. DeMedio include car allowance payments of $17,875 and Company matching contributions under our 401(k) Plan of $6,974; and amounts for Mr. Lawlor include car allowance payments of $8,450 and Company matching contributions under our 401(k) Plan of $5,187; and amounts for Mr. McLaughlin include car allowance payments of $8,450 and Company matching contributions under our 401(k) Plan of $5,281.

Amounts reported for fiscal years 2006 and 2007, represents cash payments for car allowances.

Grants Of Plan-Based Awards Table

There were no awards granted to our executive officers during fiscal year 2008. The table below summarizes the amounts of awards granted to the employee named below during the fiscal year ended June 30, 2008:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or	All Other Option Awards Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option (1)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael Lawlor	5/7/2008	-	-	-	-	-	-	3,200	-	$5.20	$16,640

(1)	Amount represents the grant date fair value determined in accordance with FAS 123(R).

Total Option Exercises And Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers and one employee during fiscal 2008:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
George R. Jensen, Jr. (2)	-	$-	187,499	$1,361,154
Stephen P. Herbert (3)	-	$-	56,399	$409,429
David M. DeMedio (4)	-	$-	22,746	$165,126
Michael Lawlor	-	$-	3,200	$16,640

(1)
For awards classified as equity, the value equals number of shares multiplied by the market value on the vesting date. For awards classified as liabilities, the value equals the number of shares multiplied by the market value on the settlement date.

(2)	Represents 89,285 shares valued at $5.95 that vested on June 30, 2008, and 98,214 shares valued at $8.45 that vested on September 21, 2007.

(3)	Represents 26,857 shares valued at $5.95 that vested on June 30, 2008, and 29,542 shares valued at $8.45 that vested on September 21, 2007.

(4)	Represents 10,831 shares valued at $5.95 that vested on June 30, 2008, and 11,915 shares valued at $8.45 that vested on September 21, 2007.

Outstanding Equity Awards At Fiscal Year-End

The following table shows information regarding unexercised stock options and unvested equity awards granted to the executive officers as of the fiscal year ended June 30, 2008:

	Option Awards					Stock Awards

									Equity
			Equity						Incentive
			Incentive					Equity	Plan
			Plan					Incentive	Awards:
			Awards:					Plan Awards:	Market or
	Number of	Number of	Number of					Number of	Payout Value
	Securities	Securities	Securities			Number	Market Value	Unearned	of Unearned
	Underlying	Underlying	Underlying	Option		of Shares or	of Shares or	Shares, Units or	Shares, Units
	Unexercised	Unexercised	Unexercised	Exercise	Option	Units of Stock	Units of Stock	Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Price	Expiration	That Have Not	That Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George R. Jensen, Jr.,	--	--	--	--	--	--	--	318,570	$1,895,492
Chief Executive Officer &	25,000	--	--	$7.50	05/10/2011	--	--	--	--
Chairman of the Board	25,000	--	--	$7.50	06/28/2012	--	--	--	--
	25,000	--	--	$7.50	06/29/2013	--	--	--	--

Stephen P. Herbert,	--	--	--	--	--	--	--	53,713	$319,592
Chief Operating Officer &	6,000	--	--	$7.50	05/10/2011	--	--	--	--
President	6,000	--	--	$7.50	06/28/2012	--	--	--	--
	6,000	--	--	$7.50	06/29/2013	--	--	--	--

David M. DeMedio,	--	--	--	--	--	--	--	21,663	$128,895
Chief Financial Officer	375	--	--	$20	07/31/2008	--	--	--	--
	375	--	--	$20	10/31/2008	--	--	--	--
	375	--	--	$20	01/31/2009	--	--	--	--
	375	--	--	$20	04/30/2009	--	--	--	--
	2,334	--	--	$7.50	05/10/2011	--	--	--	--
	2,333	--	--	$7.50	06/28/2012	--	--	--	--
	2,333	--	--	$7.50	06/29/2013	--	--	--	--

(1)
Reflects 178,570 shares issuable to Mr. Jensen under the Long Term Equity Incentive Program on account of fiscal year 2009 assuming the target performance goals are attained, and 140,000 shares issuable to Mr. Jensen under his employment agreement upon the occurrence of a USA Transaction. Reflects 53,713 shares issuable to Mr. Herbert and 21,663 shares issuable to Mr. DeMedio on account of fiscal year 2009 under the Long Term Equity Incentive Program assuming the target performance goals are attained.

EXECUTIVE EMPLOYMENT AGREEMENTS

On May 11, 2006, the Company and Mr. Jensen entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended to June 30, 2009. Effective May 11, 2006, Mr. Jensen’s base salary was increased to $325,000 per annum. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter. Mr. Jensen was granted the right (exercisable at any time prior to the 60th day following the commencement of each fiscal year) to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Jensen has elected to receive shares in lieu of cash for one-half of his base salary for the fiscal year ending June 30, 2007. As a result of such election, 22,080 shares will be issued to him which will vest as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007. Mr. Jensen was also granted 75,000 shares of Common Stock and an additional amount of options to purchase up to 75,000 shares of Common Stock at $7.50 per share. The 75,000 shares of Common Stock vest as follows: 25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007. The options vest as follows: 25,000 on May 11, 2006; 25,000 on June 30, 2007; and 25,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. In October 2006, the Company granted to Mr. Jensen piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of  five years following the vesting of any such options.

During September 2008, Mr. Jensen and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $365,000 effective October 1, 2008. In addition, Mr. Jensen was also granted 110,000 shares of Common Stock under the 2008 Stock Incentive Plan which vest as follows: 36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009.

As previously provided in his employment agreement, upon the occurrence of a "USA Transaction" (as defined below), the Company will issue to Mr. Jensen 140,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen’s employment with the Company for any reason whatsoever.

On May 11, 2006, the Company and Mr. Herbert entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended to June 30, 2009. Effective May 11, 2006, Mr. Herbert’s base salary was increased to $285,000 per annum. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA. Mr. Herbert was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Herbert was also granted 50,000 shares of Common Stock and an additional amount of options to purchase up to 18,000 shares of Common Stock at $7.50 per share. The 50,000 shares of Common Stock vest as follows: 16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007. The options vest as follows: 6,000 on May 11, 2006; 6,000 on June 30, 2007; and 6,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. Herbert piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of  five years following the vesting of any such options.

During September 2008, Mr. Herbert and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $320,000 effective October 1, 2008. In addition, Mr. Herbert was also granted 85,000 shares of Common Stock under the 2008 Stock Incentive Plan which vest as follows: 28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009.

On May 11, 2006, the Company and Mr. DeMedio entered into an amendment to his Employment Agreement pursuant to which the term of Mr. DeMedio’s employment with the Company was extended to June 30, 2008. During April 2008, the agreement was automatically extended for an additional year, or until June 30, 2009. Effective May 11, 2006, Mr. DeMedio’s base salary was increased to $165,000 per annum. Mr. DeMedio was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, and June 30, 2008 paid in shares of Common Stock rather than cash. Mr. DeMedio was also granted options to purchase up to 7,000 shares of Common Stock at $7.50 per share. The options vest as follows: 2,334 on May 11, 2006; 2,333 on June 30, 2007; and 2,333 on June 30, 2008. The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. DeMedio piggyback registration rights under the 1933 Act for the shares underlying any of the options described above for a period of five years following the vesting of any such options. In the event that a USA Transaction (as defined in Mr. Jensen’s employment agreement) shall occur, then Mr. DeMedio has the right to terminate his agreement upon 30 days notice to the Company.

During September 2008, Mr. DeMedio and the Company entered into an amendment to his employment agreement pursuant to which he was granted 25,000 shares of Common Stock under the 2008 Stock Incentive Plan which vest as follows: 8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.

Potential Payments Upon Termination Or Change Of Control

Each of the executive officers’ employment agreements provides that upon the occurrence of a USA Transaction, each such executive officer shall be awarded a specified number of shares under the Long-Term Equity Incentive Program for each of the fiscal years that has not been completed as of the date of such USA Transaction provided that each such executive officer is an employee of the Company on the date of the USA Transaction. The term USA Transaction has the same meaning as set forth in Mr. Jensen’s employment agreement. In addition, each executive officer’s employment agreement provides that upon the executive officer’s termination of employment for any reason other than for cause, including death, disability, or voluntary resignation, the executive officer will be eligible to earn shares under the Plan for the fiscal year during which such termination occurred, but will not be eligible to earn shares for any fiscal year following the fiscal year during which the termination occurred.

The following table describes the stock awards issuable by us to each of our executive officers upon the occurrence of a USA Transaction assuming that such USA Transaction occurred on June 30, 2008, when the closing price per share of the Company’s Common Stock was $5.95:

Name	Upon Occurrence Of USA Transaction

George R. Jensen, Jr.	$1,895,492	(1)
Stephen P. Herbert	$319,598	(2)
David M. DeMedio	$128,901	(3)

(1)
Represents (i) 178,570 shares issuable to Mr. Jensen for the fiscal year ending June 30 2009 pursuant to the Long-Term Equity Incentive Program; and (ii) 140,000 shares issuable to Mr. Jensen upon the occurrence of a USA Transaction pursuant to the Amended and Restated Employment and Non-competition Agreement executed by the Company and Mr. Jensen on May 11, 2006.

(2)	Represents 53,714 shares issuable to Mr. Herbert for the fiscal year ending June 30, 2009 pursuant to the Company’s Long-Term Equity Incentive Program.
(3)	Represents 21,664 shares issuable to Mr. DeMedio for the fiscal year ending June 30, 2009 pursuant to the Company’s Long-Term Equity Incentive Program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2008, Steven Katz and William Van Alen, Jr., served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

From October 2007 through September 2008, our Chief Financial Officer, David M. DeMedio, was a Director and a member of the Compensation Committee of the Board of Directors of Gammacan International, Inc., a Delaware corporation whose shares are traded on the OTC Bulletin Board. Steven Katz, a Director and a member of our Compensation Committee, was also the Chairman of the Board and President of Gammacan International, Inc. during such period of time. Except as set forth in the prior sentence, during the last fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

COMPENSATION OF DIRECTORS

Members of the Board of Directors receive cash and equity compensation for serving on the Board of Directors, as determined from time to time by the Compensation Committee with subsequent approval thereof by the Board of Directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors during the fiscal year ended June 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Award ($)	Non-Equity Incentive Compensation Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joel Brooks	$30,000	$-	$-	$-	$-	$-	$30,000
Steven Katz	$30,000	$-	$-	$-	$-	$-	$30,000
Douglas M. Lurio	$20,000	$-	$-	$-	$-	$-	$20,000
Stephen W. McHugh	$30,000	$-	$-	$-	$-	$-	$30,000

William L. Van Alen Jr.	$40,000	$-	$-	$-	$-	$-	$40,000

During fiscal year 2008, we paid each of Messrs. Brooks, Van Alen, Katz, McHugh and Lurio $20,000 for serving as a Director during the fiscal year.  The Company paid Mr. McHugh, Mr. Brooks and Mr. Van Alen $10,000 for serving on the Audit Committee during the fiscal year. The Company paid Mr. Katz and Mr. Van Alen $10,000 for serving on the Compensation Committee.

On April 21, 2006, we granted 12,000 Common Stock Options to each of Messrs. Van Alen, Katz, and Lurio all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting. The options granted to Mr. Van Alen were fully vested. Of the options granted to Mr. Katz and Mr. Lurio, 6,000 vested immediately, 3,000 vested on April 1, 2007, and 3,000 vest on April 1, 2008.  In conjunction with the appointment of Stephen McHugh to the Board of Directors on June 20, 2006, the Company granted Mr. McHugh 6,000 Common Stock Options with an exercise price of $8.00 per share. The options vest as follows: 3,000 on June 20, 2007 and 3,000 on June 20, 2008. The options are exercisable at any time within five years of vesting. During the 2007 fiscal year, the Company granted to each Director piggy back registration rights in connection with the shares underlying these options.

PRINCIPAL SHAREHOLDERS

COMMON STOCK

The following table sets forth, as of June 30, 2008, the beneficial ownership of the Common Stock of each of the Company's directors and executive officers, the other employees named in the summary compensation table set forth above, as well as by the Company's directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable:

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class(2)

George R. Jensen, Jr.	198,001	(3)	1.17%
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Stephen P. Herbert	94,950	(4)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

David M. DeMedio	33,951	(5)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Douglas M. Lurio	19,030	(6)	*
2005 Market Street, Suite 3320
Philadelphia, Pennsylvania 19103

Steven Katz	18,350	(7)	*
440 South Main Street
Milltown, New Jersey 08850

William L. Van Alen, Jr.	53,773	(8)	*
P.O. Box 727
Edgemont, Pennsylvania 19028

Joel Brooks	0		*
303 George Street, Suite 420
New Brunswick, New Jersey 08901

Stephen W. McHugh	6,000	(9)	*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

John McLaughlin	500		*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Michael Lawlor	3,200		*
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

S.A.C. Capital Associates, LLC	1,950,426	(10)	11.53%
72 Cummings Point Road
Stamford, CT 06902

Wellington Management Company, LLP	2,051,000	(11)	12.13%
75 State Street
Boston, Massachusetts 02109

All Directors and Executive	423,695		2.51%
Officers as a Group (8 persons)

*Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of June 30, 2008, are deemed to be beneficially owned for purposes hereof.

(2) On June 30, 2008 there were 15,155,270 shares of Common Stock and 520,392 shares of Preferred Stock issued and outstanding. For purposes of computing the percentages under this table, it is assumed that all shares of issued and outstanding Preferred Stock have been converted into 5,203 shares of Common Stock, and that all of the options to acquire Common Stock which have been issued and are fully vested as of June 30, 2008 (or within 60 days of June 30, 2008) have been converted into 161,500 shares of Common Stock. For purposes of computing such percentages it has also been assumed that all of the remaining Common Stock Warrants have been exercised for 1,591,735 shares of Common Stock; and that all of the accrued and unpaid dividends on the Preferred Stock as of June 30, 2008 have been converted into 9,774 shares of Common Stock. Therefore, 16,909,882 shares of Common Stock were treated as issued and outstanding for purposes of computing the percentages under this table. Does not reflect or include the 140,000 shares issuable to Mr. Jensen upon a “USA Transaction” nor any shares issuable to the executive officers under the Long Term Equity Incentive Program on account of the 2008 fiscal year.

(3) Includes 2,000 shares of Common Stock beneficially owned by his spouse. Does not include the right granted to Mr. Jensen under his Employment Agreement to receive Common Stock upon the occurrence of a USA Transaction nor any shares issuable to Mr. Jensen under the Long Term Equity Incentive Program on account of the 2008 fiscal year. See "Executive Employment Agreements". Includes 39,366 shares owned by George R. Jensen, Jr. Grantor Retained Unitrust dated July 14, 2003 over which Mr. Jensen retains beneficial ownership. Includes 75,000 shares underlying vested stock options and 670 shares underlying Preferred Stock.

(4) Includes 10 shares of Common Stock beneficially owned by his child and 2,500 shares of Common Stock beneficially owned by his spouse. Includes 10,000 shares underlying vested stock options. Does not include any shares issuable to Mr. Herbert under the Long Term Equity Incentive Program on account of the 2008 fiscal year.

(5) Includes 8,500 shares underlying vested stock options. Does not include any shares issuable to Mr. DeMedio under the Long-Term Equity Incentive Program on account of the 2008 fiscal year.

(6) Includes 12,000 shares underlying vested stock options.

(7) Includes 12,000 shares underlying vested stock options.

(8) Includes 5,333 shares issuable upon the exercise of warrants and 100 shares of Common Stock beneficially owned by his spouse. Includes 12,000 shares underlying vested stock options.

(9) Includes 6,000 shares underlying vested stock options.

(10) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2009, S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C. Capital Associates, LLC, and Steven A. Cohen, each have shared voting and investment power with respect to such shares. The address of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen is as indicated in the table. The address of S.A.C. Capital Associates, LLC is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies. Each of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen disclaim beneficial ownership of these shares.

(11) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on March 14, 2008, reflecting the beneficial ownership of our Common Stock by Wellington Management Company, LLP, which has shared voting authority over 1,209,000 shares and shared dispositive power over 2,051,000 shares.

PREFERRED STOCK

Other than the 67,000 shares of Preferred Stock owned by Mr. Jensen, there were no shares of Preferred Stock that were beneficially owned as of June 30, 2008 by the Company's directors, executive officers, or the other employees named in the Summary Compensation Table set forth above.

CERTAIN TRANSACTIONS

During the years ended June 30, 2008, 2007, and 2006 and the six months ended December 31, 2008 and 2007, the Company incurred approximately $317,000, $356,000, $258,000, $205,000 and $199,000 respectively, in connection with legal services provided by Lurio & Associates, P.C., of which its president is a member of the Company's Board of Directors. At June 30, 2008 and 2007, and December 31, 2008 and 2007 approximately $27,000, $33,000, $66,000 and $44,000 respectively, of the Company's accounts payable and accrued expenses were due to this Board member. During the years ended June 30, 2008, 2007 and 2006, certain Board members and executives participated in various debt offerings of the Company for total investments of approximately $0, $0, and $53,000, respectively.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholder are those previously issued to the selling shareholder under the March 14, 2007 Securities Purchase Agreement, those issuable to the selling shareholder upon exercise of the warrants issued to the selling shareholder under the March 14, 2007 Securities Purchase Agreement, and the shares previously issued to the selling shareholder under the October 17, 2007 Securities Purchase Agreement. For additional information regarding the issuances of common stock and the warrants, see "Other Events" above.  We are registering the shares of common stock in order to permit the selling shareholder to offer the shares for resale from time to time.  Except for the ownership of the shares of common stock and the warrants issued pursuant to the above-mentioned Securities Purchase Agreements, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares of common stock by the selling shareholder. The second column lists the number of shares of common stock beneficially owned by the selling shareholder, based on its ownership of the shares of common stock and the warrants, as of the date of this prospectus assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholder.

The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus.

Under the terms of the warrants, the selling stockholder may not exercise the warrants, to the extent such exercise would cause the selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.

The selling shareholder may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering

S.A.C. Capital Associates, LLC (1)	2,854,381	(2)	2,854,381	(2)	0

(1) Pursuant to investment agreements, each of S.A.C. Capital Advisors, L.P., a Delaware limited partnership, and S.A.C. Capital Advisors, Inc., a Delaware corporation, share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both S.A.C. Capital Advisors, L.P. and S.A.C. Capital Advisors, Inc. Each of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., and Mr. Cohen disclaim beneficial ownership of these securities.

(2) Represents 1,950,426 shares of Common Stock and 903,955 shares of Common Stock issuable upon exercise of the warrants.

MARKET FOR COMMON STOCK

The Common Stock of the Company has been trading on The NASDAQ Global Market under the symbol USAT since August 1, 2007. Prior thereto, and since March 19, 2007, the Common Stock was traded on The NASDAQ Capital Market. Prior to March 19, 2007, the Common Stock was traded on the OTC Electronic Bulletin Board under the symbol USAT.

The high and low bid prices on the OTC Electronic Bulletin Board, and the high low sales prices on The NASDAQ Global Market and The NASDAQ Capital Market, as the case may be, for the Common Stock were as follows. The quotations on the OTC Electronic Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year ended June 30, 2009	High	Low
First Quarter (through September 30, 2008)	$6.00	$2.92
Second Quarter (through December 31, 2008)	$4.20	$0.90

Year ended June 30, 2008	High	Low
First Quarter (through September 30, 2007)	$10.70	$7.65
Second Quarter (through December 31, 2007)	$8.84	$4.53
Third Quarter (through March 31, 2008)	$5.99	$2.90

Year ended June 30, 2007
First Quarter (through September 30, 2006)	$8.50	$5.86
Second Quarter (through December 31, 2006)	$7.65	$4.90
Third Quarter (through March 31, 2007)	$9.01	$5.50
Fourth Quarter (through June 30, 2007)	$12.75	$7.71

Year ended June 30, 2006
First Quarter (through September 30, 2005)	$16.80	$12.00
Second Quarter (through December 31, 2005)	$13.10	$8.50
Third Quarter (through March 31, 2006)	$14.00	$10.10
Fourth Quarter (through June 30, 2006)	$8.95	$6.50

On March 6, 2009 there were 618 record holders of the Common Stock and 478 record holders of the Preferred Stock.

The holders of the Common Stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare out of funds legally available for payment of dividends. Through the date hereof, no cash dividends have been declared on the Company's Common Stock or Preferred Stock. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Preferred Stock have been paid. As of March 1, 2009, such accumulated unpaid dividends amounted to $10,348,607.

As of June 30, 2008, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of securities to be issued upon exercises of outstanding options and warrants (a)		Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders				300,000	(3)
Equity compensation plans not approved by security holders	161,500	(1)	$7.56	513,920	(2)
Total	161,500		$7.56	813,920

(1)
Represents stock options outstanding as of June 30, 2008 for the purchase of shares of Common Stock of the Company expiring at various times from July 2008 through June 2013. All such options were granted to employees and directors of the Company. Exercise prices for all the options outstanding were at prices that were either equal to or greater than the market price of the Company's Common Stock on the dates the options were granted. Shareholder approval of these options was not required because the options were granted prior to the Company's shares being listed on the NASDAQ Stock Market LLC.

(2)
Represents 140,000 shares of Common Stock issuable to the Company's Chief Executive Officer under the terms of his employment agreement upon the occurrence of a USA Transaction, plus 56,487 shares of Common Stock issuable under the Company's 2007-A Stock Compensation Plan, plus 317,433 shares of Common Stock issuable under the Long-Term Equity Incentive Program adopted in February 2007. Shareholder approval of the foregoing was not required because each of the foregoing was adopted by the Company prior to the Company's shares being listed on the NASDAQ Stock Market LLC.

The Company's Board of Directors established and authorized the 2007-A Stock Compensation Plan in February 2007 for use in compensating employees, directors and consultants through the issuance of shares of Common Stock of the Company. There were 100,000 shares authorized under the Plan. The shares have been registered with the Securities and Exchange Commission as an employee benefit plan under Form S-8. As of June 30, 2008 there were 56,487 shares available for future issuance under the Plan.

(3)
Represents shares of Common Stock issuable under the Company's 2008 Stock Incentive Plan as approved by shareholders on February 28, 2008 for use in compensating employees, directors and consultants through the issuance of shares of Common Stock of the Company. The shares have been registered with the Securities and Exchange Commission as an employee benefit plan under Form S-8.

As of December 31, 2008, shares of Common Stock reserved for future issuance were as follows:

o	160,750 shares issuable upon the exercise of stock options at exercise prices ranging from $7.50 to $20 per share

o	3,030,863 shares issuable upon the exercise of common stock warrants at exercise prices ranging from $5.25 to $20 per share

o	14,997 shares issuable upon the conversion of outstanding Preferred Stock and cumulative Preferred Stock dividends

o	7,097 shares under the 2007-A Stock Compensation Plan Adopted in January 2007

o	317,433 shares issuable under the Long-Term Equity Incentive Program adopted in February 2007

o	228,000 shares issuable under the 2008 Stock Incentive Plan adopted in February 2008; and

o	140,000 shares issuable to Mr. Jensen under his employment agreement upon the occurrence of a USA Transaction.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions:

•	which may involve crosses or block transactions;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.  The selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $35,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling shareholder will be entitled to contribution.  We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 640,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock. As of the date hereof, 900,000 preferred shares have been designated as series A convertible preferred stock, no par value. As of December 31, 2008, there were 15,275,527 shares of common stock issued and outstanding and 510,270 shares of series A preferred stock issued and outstanding which are convertible into 5,102 shares of common stock. Through inception of the Company through December 31, 2008, a total of 591,758 shares of preferred stock have been converted into 2,187 shares of Common Stock and $2,439,920 of accrued and unpaid dividends thereon have been converted into 1,219 shares of Common Stock.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and

•	is entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A preferred stock have been paid. Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A preferred stock of $10 per share and any unpaid and accumulated dividends on the series A preferred stock.

Series A Convertible Preferred Stock

The holders of shares of Series A preferred stock:

•	have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., 100 shares of series A preferred stock equals 1 vote);

•	are entitled to vote on all matters submitted to the vote of the shareholders of USA, including the election of directors; and

•	are entitled to an annual cumulative cash dividend of $1.50 per annum, payable when, as and if declared by the Board of Directors.

The record dates for payment of dividends on the Series A Preferred Stock are February 1 ($0.75) and August 1 ($0.75) of each year. Any and all accumulated and unpaid cash dividends on the Series A Preferred Stock must be declared and paid prior to the declaration and payment of any dividends on the Common Stock. Any unpaid and accumulated dividends will not bear interest. As of March 1, 2009, such accumulated unpaid dividends amounted to $10,348,607.

Each share of Series A Preferred Stock is convertible at any time into 1/100th of a share of fully issued and non-assessable Common Stock. Accrued and unpaid dividends earned on shares of Series A Preferred Stock being converted into Common Stock are also convertible into Common Stock at the rate $1,000 per share of Common Stock at the time of conversion and whether or not such dividends have then been declared by USA. As of December 31, 2008, a total of 591,758 shares of series A Preferred Stock have been converted into common stock and accrued and unpaid dividends thereon have been converted into 1,219 shares of Common Stock. The conversion rate of the Series A Preferred Stock (and any accrued and unpaid dividends thereon) will be equitably adjusted for stock splits, stock combinations, recapitalizations, and in connection with certain other issuances of common stock by USA. Upon any liquidation, dissolution, or winding-up of USA, the holders of Series A Preferred Stock are entitled to receive a distribution in preference to the Common Stock in the amount of $10 per share plus any accumulated and unpaid dividends.

We have the right, at any time, to redeem all or any part of the issued and outstanding series A preferred stock for the sum of $11 per share plus any and all unpaid and accumulated dividends thereon. Upon notice by USA of such call, the holders of the series A preferred stock so called will have the opportunity to convert their shares and any unpaid and accumulated dividends thereon into shares of common stock. The $11 per share figure was the redemption price approved by the Directors and shareholders of USA at the time the series A preferred stock was created and first issued. We currently have no plans to redeem the preferred stock.

Common Stock Purchase Warrants

As of December 31, 2008, there were 3,030,863 Common Stock warrants outstanding, all of which were exercisable at exercise prices ranging from $5.25 to $7.70 per share.

The exercise price of the warrants and the number of shares of Common Stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA. Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

Shares Eligible For Future Sale

Of the 15,275,527 shares of common stock issued and outstanding on December 31, 2008, all are freely transferable without further registration under the Act (other than shares held by “affiliates” of the Company). As of December 31, 2008, there were 510,270 shares of preferred stock issued and outstanding, all of which are freely transferable without further registration under the Act (other than shares held by "affiliates" of USA).

The shares of preferred stock issued and outstanding as of December 31, 2008, are convertible into 5,102 shares of common stock all of which would be fully transferable without further registration under the Act (other than shares held by "affiliates" of USA).

Shares of our common stock which are not freely tradeable under the Act are known as "restricted securities" and cannot be resold without registration under the Act or pursuant to Rule 144 promulgated thereunder.

In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately 152,755 shares as of December 31, 2008; or

•	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

LIMITATION OF LIABILITY; INDEMNIFICATION

As permitted by the Pennsylvania Business Corporation Law of 1988 ("BCL"), our By-laws provide that Directors will not be personally liable, as such, for monetary damages for any action taken unless the Director has breached or failed to perform the duties of a Director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law. The By-laws also include provisions for indemnification of our Directors and officers to the fullest extent permitted by the BCL. In addition, the Company has entered into separate indemnification agreements with its Directors and executive officers which require the Company to indemnify each of such executive officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers. The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

EXPERTS

The consolidated financial statements and schedule of USA Technologies, Inc. at and for the year ended June 30, 2008, appearing in this prospectus and the related registration statement have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing

The consolidated financial statements and schedule of USA Technologies, Inc. at June 30, 2007, and for each of the two years in the period ended June 30, 2007 appearing in this prospectus and the related registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

We will furnish record holders of our securities with annual reports containing financial statements audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as we may determine to be appropriate or as may be required by law.

You can find additional information concerning us on our website http://www.usatech.com. Information on our website is not and should not be considered a part of this prospectus.

FINANCIAL STATEMENTS

USA TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2008, and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended. Our audit also included the June 30, 2008 balances in the financial statement schedule listed in Item 16(b).  These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Technologies, Inc. at June 30, 2008, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related June 30, 2008 balances in the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ McGladrey & Pullen, LLP

New York, NY
September 23, 2008

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Board of Directors and Shareholders of
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2007 and the related consolidated statement of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2007. Our audits also included the June 30, 2007 and 2006 balances in the financial statement schedule listed in Item 16(b).  These consolidated financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Technologies, Inc. at June 30, 2007 and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related June 30, 2007 and 2006 balances in the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Goldstein Golub Kessler LLP

New York, NY
September 26, 2007

USA Technologies, Inc.
Consolidated Balance Sheets

	June 30		December 31
	2008	2007	2008
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,970,691	$5,163,844	$6,111,637
Available-for-sale securities	-	6,350,000	4,850,000
Accounts receivable, less allowance for uncollectible accounts of $215,000, $142,000and $92,000, respectively	3,483,666	2,269,193	909,460
Finance receivables	399,427	330,692	324,257
Inventory, net	2,299,002	3,033,792	2,481,791
Prepaid expenses and other current assets	802,223	206,508	644,074
Total current assets	16,955,009	17,354,029	15,321,219

Available-for-sale securities	6,875,000	-	-
Finance receivables, less current portion	424,336	279,324	253,343
Property and equipment, net	2,024,842	1,876,754	2,293,635
Intangibles, net	5,885,432	7,122,032	5,362,253
Goodwill	7,663,208	7,663,208	7,663,208
Other assets	227,824	196,150	240,365
Total assets	$40,055,651	$34,491,497	$31,134,023

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,005,549	$3,893,307	$2,505,270
Accrued expenses	2,506,035	1,484,239	1,446,613
Current obligations under long-term debt	526,348	514,302	690,665
Total current liabilities	7,037,932	5,891,848	4,642,548

Long-term debt, less current portion	441,170	515,443	496,372
Total liabilities	7,479,102	6,407,291	5,138,920

Commitments and contingencies (Note 14)

Shareholders' equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000 Issued and outstanding shares- 520,392, 520,392, and 510,270, respectively (liquidation preference of $14,977,220, $14,196,632, and $15,098,161, respectively)	3,686,218	3,686,218	3,614,554
Common stock, no par value:
Authorized shares- 640,000,000 Issued and outstanding shares- 15,155,270, 11,810,849, and 15,275,527, respectively	193,733,104	172,822,868	194,522,634
Accumulated deficit	(164,842,773)	(148,424,880)	(172,142,085)
Total shareholders' equity	32,576,549	28,084,206	25,995,103
Total liabilities and shareholders' equity	$40,055,651	$34,491,497	$31,134,023

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Operations

				Six months ended
	Year ended June 30			December 31
	2008	2007	2006	2008	2007
Revenues:				(Unaudited)	(Unaudited)
Equipment sales	$12,384,870	$7,454,076	$5,198,360	$3,283,609	$5,281,325
License and transaction fees	3,718,676	1,703,936	1,216,443	2,781,499	1,533,734
Total revenues	16,103,546	9,158,012	6,414,803	6,065,108	6,815,059

Cost of equipment	9,703,474	6,442,627	3,549,450	2,330,586	4,028,492
Cost of services	2,981,218	1,369,152	855,007	2,165,984	1,224,481
Gross profit	3,418,854	1,346,233	2,010,346	1,568,538	1,562,086

Operating expenses:
Selling, general and administrative	18,643,215	14,706,156	12,092,552	8,215,833	9,834,680
Depreciation and amortization	1,923,491	1,748,653	1,699,593	807,032	1,007,675
Total operating expenses	20,566,706	16,454,809	13,792,145	9,022,865	10,842,355
Operating loss	(17,147,852)	(15,108,576)	(11,781,799)	(7,454,327)	(9,280,269)

Other income (expense):
Interest income	877,159	315,827	99,776	224,537	451,553
Other loss	-	(4,759)	(16,087)	-	-
Legal loss contingency	-	-	(270,000	-	-
Interest expense:
Coupon or stated rate	(147,200)	(746,578)	(1,365,860)	(53,138)	(73,939)
Non-cash interest and amortization of debt discount	-	(2,238,372	(1,513,106	-	-
Total interest expense	(147,200)	(2,984,950)	(2,878,966)	(53,138)	(73,939)
Total other income (expense)	729,959	(2,673,882	(3,065,277	171,399	377,614
Net loss	(16,417,893)	(17,782,458)	(14,847,076)	(7,282,928)	(8,902,655)
Cumulative preferred dividends	(780,588)	(781,451)	(783,289)	(390,294)	(390,294)
Loss applicable to common shares	$(17,198,481)	$(18,563,909)	$(15,630,365)	$(7,673,222)	$(9,292,949)
Loss per common share (basic and diluted)	$(1.21)	$(2.13)	$(3.15)	$(0.51)	$(0.70)
Weighted average number of common shares outstanding (basic and diluted)	14,158,298	8,702,523	4,965,501	15,183,102	13,250,598

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity
(Unaudited with respect to the six months ended December 31, 2008)

	Series A			Accumulated
	Convertible			Other
	Preferred	Common	Subscriptions	Comprehensive	Accumulated
	Stock	Stock	Receivable	Income	Deficit	Total
Balance, June 30, 2005	$3,702,856	$121,598,475	$(233,850)	$3,080	$(115,761,376)	$9,309,185
Issuance of 1,754,428 shares of Common Stock to accredited investors at varying prices per share	$--	13,747,261	$--	--	$--	$13,747,261
Exercise of 36,800 2005-D Common Stock Warrants at $10 per share	--	368,000	--	--	--	368,000
Cancellation of 15,590 shares of Common Stock issued as part of the 2005-D private placement	--	(233,850)	233,850	--	--	--
Conversion of 1,200 shares of Preferred Stock to 12 shares of Common Stock	(8,496)	8,496	--	--	--	--
Conversion of $18,320 of cumulative preferred dividends into 18 shares of Common Stock at $1000 per share	--	18,320	--	--	(18,970)	(650)
Issuance of 59,247 shares of Common Stock from the conversion of Senior Notes	--	667,469	--	--	--	667,469
Debt discount related to the beneficial conversion feature on Senior Notes	--	552,263	--	--	--	552,263
Issuance of special purchase rights in conjunction with the 2008-C and 2010-A Senior Notes	--	428,941	--	--	--	428,941
Issuance of 9,500 shares of Common Stock for employee compensation	--	79,195	--	--	--	79,195
Stock option compensation charges	--	875,556	--	--	--	875,556
Comprehensive loss:
Net loss	--	--	--	--	(14,847,076)	(14,847,076)
Unrealized loss on investment	--	--	--	(3,080)	--	(3,080)
Total comprehensive loss						(14,850,156)
Balance, June 30, 2006	$3,694,360	$138,110,126	$--	$--	$(130,627,422)	$11,177,064

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the six months ended December 31, 2008)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total

Issuance of 2,148,663 shares of common stock to an accredited investor at varying prices per share, less issuance costs of $147,359	$--	$12,974,036	$--	$12,974,036
Issuance of 1,400,000 shares of common stock to an accredited investor at $6.00 per share and 700,017 warrants exercisable at $6.40 per share, less issuance costs of $542,801	--	7,857,199	--	7,857,199
Issuance of 1,666,667 shares of common stock to an accredited investor at $6.00 per share and 833,333 warrants exercisable at $6.40 per share, less issuance costs of $100,150	--	9,899,850	--	9,899,850
Exercise of 32,098 and 11,454 warrants at $6.40 and $6.60 per share, respectively	--	281,024	--	281,024
Conversion of 1,150 shares of preferred stock into 11 shares of common stock	(8,142)	8,142	--	--
Conversion of $15,000 of cumulative preferred dividends into 15 shares of common stock at $1,000 per share	--	15,000	(15,000)	--
Issuance of 154,930 shares of common stock from the conversion of senior notes	--	1,549,300	--	1,549,300
Issuance of 42,536 shares of common stock to settle legal matters	--	288,000	--	288,000
Retirement of 1,300 shares of common stock	--	(23,000)	--	(23,000)
Issuance of 16,587 shares of common stock under 2006-A Stock Compensation Plan	--	104,345	--	104,345
Issuance of 12,013 shares of common stock under 2007-A Stock Compensation Plan	--	74,135	--	74,135
Charges incurred in connection with the issuance of common stock for employee compensation	--	722,497	--	722,497
Charges incurred in connection with the Long-Term Equity Incentive Program relating to the vesting of 101,578 shares to be issued	--	599,311	--	599,311
Charges incurred in connection with stock options	--	362,903	--	362,903
Comprehensive loss:
Net loss	--	--	(17,782,458)	(17,782,458)
Balance, June 30, 2007	$3,686,218	$172,822,868	$(148,424,880)	$28,084,206

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the six months ended December 31, 2008)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total

Issuance of 886,908 shares of common stock to an accredited investor at varying prices per share, less issuance costs of $1,410	$--	$5,671,847	$--	$5,671,847
Issuance of 2,142,871 shares of common stock to an accredited investor at $7.00 per share, less issuance costs of $1,012,597	--	13,987,500	--	13,987,500
Exercise of 58,543 warrants at $6.40 per share resulting in the issuance of 58,543 shares of Common Stock	--	374,675	--	374,675
Retirement of 650 shares of common stock	--	(7,138)	--	(7,138)
Issuance of 31,500 fully-vested shares of common stock to employees and vesting of restricted shares granted under the 2007-A Stock Compensation Plan		221,953	--	221,953
Reclassification of charges from Long-Term Equity Incentive Program for Fiscal Year 2007 to a share-based liability until settlement	--	(599,311)		(599,311)
Issuance of 225,249 shares of common stock for settlement of the Long-Term Equity Incentive Program liability for Fiscal Year 2007	--	1,189,222	--	1,189,222
Charges incurred in connection with stock options	--	71,488	--	71,488
Net loss	--	--	(16,417,893)	(16,417,893)
Balance, June 30, 2008	$3,686,218	$193,733,104	$(164,842,773)	$32,576,549

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the six months ended December 31, 2008)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total

Retirement of 135,744 shares of common stock	$--	$(315,304)	$--	$(315,304)
Retirement of 10,122 shares of preferred stock	(71,664)	--	(16,384)	(88,048)
Issuance of 49,390 fully-vested shares of common stock to employees and vesting of shares granted under the 2007-A Stock Compensation Plan	--	274,423	--	274,423
Issuance of 72,000 fully-vested shares of common stock to officers and vesting of shares granted under the 2008 Stock Incentive Plan	--	563,881	--	563,881
Issuance of 134,611 shares of common stock for settlement of the Long-Term Equity Incentive Program liability for Fiscal Year 2008		266,530	--	266,530
Net loss	--	--	(7,282,928)	(7,282,928)
Balance, December 31, 2008 (unaudited)	$3,614,554	$194,522,634	$(172,142,085)	$25,995,103

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Cash Flows

				Six months ended
	Year ended June 30			December 31
	2008	2007	2006	2008	2007
				(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(16,417,893)	$(17,782,458)	$(14,847,076)	$(7,282,928)	$(8,902,655)
Adjustment to reconcile net loss to net cash used in operating activities:
Charges incurred (reduced) in connection with the vesting and issuance of common stock for employee and officer compensation	(377,358)	900,977	79,195	838,304	102,741
Charges incurred (reduced) in connection with the Long-term Equity Incentive Program	1,479,479	599,311	-	(268,407)	1,247,089
Charges incurred in connection with stock options	71,488	362,903	875,556	-	60,554
Charges incurred in connection with the issuance of common stock for a legal settlement	-	18,000	-	-	-
Non-cash interest and amortization of debt discount	-	2,238,372	1,513,106	-	-
Depreciation, $41,667 (unaudited) of which is allocated to cost of services for the six months ended December 31, 2008	686,891	510,678	462,993	325,520	389,375
Amortization	1,236,600	1,236,600	1,236,600	523,179	618,300
Other loss	-	-	17,144	-	-
Gain on repayment of senior notes	-	(44,285)	-	-	-
Bad debt expense (recovery)	137,931	8,806	130,778	(27,380)	125,711
Changes in operating assets and liabilities:
Accounts receivable	(1,352,404)	(1,255,885)	(408,851)	2,601,586	(1,483,812)
Finance receivables	(213,747)	97,557	(182,256)	246,163	(155,140)
Inventory	734,790	(1,622,980)	286,424	(182,789)	577,786
Prepaid expenses and other assets	(423,612)	(131,636)	37,711	408,822	(657,739)
Accounts payable	112,242	1,352,973	(725,594)	(1,500,279)	1,601,105
Accrued expenses	731,539	(166,976)	441,863	(524,485)	212,405
Net cash used in operating activities	(13,594,054)	(13,678,043)	(11,082,407)	(4,842,694)	(6,264,280)

INVESTING ACTIVITIES:
Purchase of property and equipment, net	(572,278)	(526,615)	(842,470)	(170,100)	(403,939)
Net proceeds (purchases) from redemption/sale of available-for-sale securities	(525,000)	(6,350,000)	19,243	2,025,000	6,350,000

Net cash provided by (used in) investing activities	(1,097,278)	(6,876,615)	(823,227)	1,854,900	5,946,061

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Cash Flows (Continued)

				Six months ended
	Year ended June 30			December 31
	2008	2007	2006	2008	2007
FINANCING ACTIVITIES:				(Unaudited)	(Unaudited)
Net proceeds from the issuance (payments for retirement) of common stock and and exercise of common stock warrants	$20,026,884	$30,989,108	$14,114,612	$(315,304)	$19,069,965
Payments for retirement of preferred stock	-	-	-	(88,048)	-
Collection of subscriptions receivable	-	-	35,723	-	-
Net proceeds from the issuance of senior notes	-	-	1,314,944	-	-
Proceeds from the issuance of long-term debt	332,740	470,000	-	-	332,740
Repayment of senior notes	-	(8,301,676)	(2,654,821)	-	-
Repayment of long-term debt	(861,445)	(305,731)	(135,904)	(467,908)	(373,235)
Net cash provided by (used in) financing activities	19,498,179	22,851,701	12,674,554	(871,260)	19,029,470
Net increase (decrease) in cash and cash equivalents	4,806,847	2,297,043	768,920	(3,859,054)	18,711,251
Cash and cash equivalents at beginning of period	5,163,844	2,866,801	2,097,881	9,970,691	5,163,844
Cash and cash equivalents at end of period	$9,970,691	$5,163,844	$2,866,801	$6,111,637	$23,875,095

Supplemental disclosures of cash flow information:

Cash paid for interest	$168,332	$1,013,339	$1,430,115	$54,351	$73,097
Equipment and software acquired under capital lease	$262,701	$741,513	$-	$424,213	$63,925
Prepaid insurance financed with long-term debt	$203,777	$-	$-	$225,785	$203,777
Prepaid maintenance contracts financed with long-term debt	$-	$-	$-	$37,429	$-
Purchases of equipment with long-term debt	$-	$-	$54,900	$-	$-
Conversion of convertible preferred stock to common stock	$-	$8,142	$8,496	$-	$-
Conversion of cumulative preferred dividends to common stock	$-	$15,000	$18,320	$-	$-
Conversion of senior notes to common stock	$-	$1,549,300	$667,469	$-	$-
Common stock issued to settle a legal liability	$-	$270,000	$-	$-	$-
Beneficial conversion feature related to senior notes	$-	$-	$552,263	$-	$-
Debt discount related to issuance of purchase rights	$-	$-	$428,941	$-	$-

See accompanying notes.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

1. BUSINESS

USA Technologies, Inc. (the "Company") was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company is a leading supplier of cashless, remote management, reporting and energy management solutions serving the unattended Point of Sale market. Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers cashless payment options. As part of out Intelligent Vending® solution, our Company also manufactures and sells energy management products which reduce the electrical power consumption of various existing equipment, such as refrigerated vending machines and glass front coolers, thus reducing the electrical energy costs associated with operating this equipment. The Company's customers are principally located in the United States.

The Company has incurred losses from its inception through June 30, 2008 and losses have continued through December 2008 and are expected to continue during fiscal year 2009. The Company's ability to meet its future obligations is dependent upon the success of its products and services in the marketplace and the available capital resources. Until the Company's products and services can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand as discussed below, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock and the exercise of outstanding Common Stock warrants.

2. ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

The consolidated financial statements and disclosures included herein for the six months ended December 31, 2008 and 2007 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ending December 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2009.

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stitch Networks Corporation ("Stitch") and USAT Capital Corp LLC (“USAT Capital”). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

Cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of certificates of deposit and a money market fund. The Company maintains its cash in bank deposit accounts, which may exceed federally insured limits at times.

AVAILABLE-FOR-SALE SECURITIES

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income (loss). If the investment sustains an other-than-temporary decline in fair value, the investment is written down to its fair value by a charge to earnings.

As of December 31, 2008, June 30, 2008 and June 30, 2007, available-for-sale securities consisted of $4,850,000, $6,875,000 and $6,350,000, par value of auction rate securities (“ARS”), respectively. The Company’s ARS are long-term variable rate securities whose dividend rates are reset every seven days through a “dutch auction” conducted by investment banks. We have the option to participate in the auction and sell our ARS to prospective buyers at par value. Our ARS are all AAA or Aaa rated, and represent preferred stock of closed-end investment firms. Our ARS have no fixed maturity dates.

Until February 2008, the auction process had allowed investors to obtain liquidity if so desired by selling the securities at their par values on the weekly auction date. Due to the weekly liquidity afforded by these securities, the Company classified its ARS as current assets at June 30, 2007.  However, beginning the week of February 11, 2008, the auctions for our ARS failed as a result of negative overall market conditions, meaning there were not enough buyers to purchase the amount of securities available for sale at auction. The result of a failed auction, which does not signify a default by the issuer, is that the ARS continue to pay dividends in accordance with their terms, but we are not able to liquidate any of these securities until these securities are redeemed by the issuer, or until there is a successful auction, or until such time as other markets for these investments develop.  As a result of these failures, the Company changed the classification of its ARS from a current asset to a long term asset in its June 30, 2008 Consolidated Balance Sheet.

At December 31, 2008, the Company changed the classification of $4,850,000 of the ARS to current assets due to the purchase of the securities, at par, on January 2, 2009, by the broker-dealer who sold the ARS to the Company.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts. Management believes that the allowance accrued is adequate to provide for normal credit losses.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

FINANCE RECEIVABLES

The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above and discontinues the accrual of interest, if necessary. Finance receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts. The Company recognizes a portion of the loan payments as interest income based on the effective interest rate method in the accompanying Consolidated Statement of Operations.

INVENTORY

Inventory consists of finished goods and packaging materials. Through November 30, 2005, inventory was stated at the lower of cost (first-in, first-out basis) or market. Due to the implementation of a new accounting system on December 1, 2005, the Company's inventory is stated at the lower of cost (average cost basis) or market. The Company determined that the change in accounting principle was not material.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Property and equipment are depreciated on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line basis over the lesser of the estimated useful life of the asset or the respective lease term.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment. The Company tests goodwill for impairment using a two-step process. The first step screens for potential impairment, while the second step measures the amount of impairment. The Company uses a discounted cash flow analysis to complete the first step in this process. Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred. The Company has selected April 1 as its annual test date. The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2007 and April 1, 2008.  During the six months ended December 31, 2008 (unaudited), no events or circumstances arose indicating that an impairment of goodwill may have occurred.

Patents, trademarks and the non-compete agreement are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated economic life. The Company reviews intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows resulting from the use of the asset and its eventual disposition is less than its carrying amount. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144"), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value. In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts receivable, finance receivables-current portion, other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities. The fair value of the Company's long-term finance receivables and long-term debt approximates book value as such instruments are at market rates currently available to the Company.

CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts and finance receivables. The Company maintains cash and cash equivalents with various financial institutions. Approximately 68% and 41% of the Company's accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two customers each year and 42% (unaudited) as of December 31, 2008 were concentrated with one customer. Approximately 59%, 40% and 29% of the Company's revenues for the years ended June 30, 2008, 2007 and 2006, respectively, were concentrated with two (35% with one customer and 24% with another customer), one, and two (19% with one customer and 10% with another customer) customer(s), respectively. Approximately 17% (unaudited) and 75% (unaudited) of the Company’s revenues for the six months ended December 31, 2008 and 2007, respectively, were concentrated with one and two (43% with one customer and 32% with another customer) customer(s), respectively. The Company's customers are principally located in the United States.

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment. Transaction processing revenue is recognized upon the usage of the Company's cashless payment and control network. License fees for access to the Company's devices and network services are recognized on a monthly basis. Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer. In all cases, revenue is only recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. The Company estimates an allowance for product returns at the date of sale.

WARRANTY COSTS

The Company generally warrants its products for one to three years. Warranty costs are estimated and recorded at the time of sale based on historical warranty experience, if available.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

SHIPPING AND HANDLING

Shipping and handling fees billed to our customers in connection with sales are recorded as revenue. The costs incurred for shipping and handling of our product are recorded as cost of sales.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed as incurred. Research and development expenses, which are included in general and administrative and compensation expense in the consolidated statements of operations, were approximately $1,679,000, $1,355,000, and $974,000 for the years ended June 30, 2008, 2007 and 2006, respectively and $1,551,000 (unaudited) and $779,000 (unaudited) for the six months ended December 31, 2008 and 2007, respectively.

ACCOUNTING FOR STOCK OPTIONS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”), which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

On July 1, 2005, the Company adopted FAS123R using the Modified Prospective Application method. For outstanding nonvested share-based awards as of July 1, 2005, compensation expense for the portion of the award for which the requisite services have not been rendered will be recognized in the Statement of Operations as the services are rendered. Compensation expense will be recognized based on the grant-date fair value of the share-based award as previously calculated under FAS 123 at the time of the grant, however, the Company is required to adjust the compensation expense for expected forfeitures. Awards granted subsequent to July 1, 2005 will be based on the guidance provided by FAS 123R.

Due to the adoption of FAS 123R, the Company has recognized $14,044 of compensation expense during the year ended June 30, 2006 related to a single grant of 3,000 common stock options during the year ended June 30, 2005 which were not fully vested as of the date of adoption. The remainder of the common stock options that were outstanding at the date of adoption was fully vested as of the date of adoption. There was no impact on cash flows or basic and diluted earnings per share.

There were no common stock options granted during the year ended June 30, 2007, June 30, 2008 or the six months ended December 31, 2008. The Company recorded stock compensation expense of $221,953, $900,977, and $79,195 related to common stock grants and vesting of shares previously granted to employees, excluding the Long-term Equity Incentive Program, and $71,488, $362,903, and $875,556 related to the vesting of common stock options during the year ended June 30, 2008, 2007 and 2006, respectively. The Company recorded stock compensation expense of $838,304 (unaudited) and $102,741 (unaudited) related to common stock grants and vesting of shares previously granted to employees under the 2007-A Stock Compensation Plan and $0 (unaudited) and $60,554 (unaudited) related to the vesting of common stock options during the six months ended December 31, 2008 and 2007, respectively. The Company recorded stock compensation expense of $1,479,479 and $599,311 related to the vesting of shares under the Long-term Equity Incentive Program during the years ended June 30, 2008 and 2007, respectively. The Company recorded a reduction to stock compensation expense of $268,407 (unaudited) and expense of $1,247,089 (unaudited) related to the vesting of shares under the Long-term Equity Incentive Program during the six months ended December 31, 2008 and 2007, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 effective July 1, 2007 and there was no material affect on our results of operations or financial position.

LOSS PER COMMON SHARE

Basic earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period plus the dilutive effect (unless such effect is anti-dilutive) of potential common shares (approximately 2,213,000 and 2,618,000 shares as of June 30, 2008 and 2007, respectively). No exercise of stock options (161,500) or stock purchase warrants (1,591,735); or the conversion of preferred stock (5,203) or cumulative preferred dividends (9,774); or the issuance of shares granted under the Long-Term Equity Incentive Program (444,405) was assumed during the fiscal year ended June 30, 2008 because the result would be anti-dilutive. No exercise of stock options (163,000) or stock purchase warrants (1,704,175); or the conversion of preferred stock (5,203) or cumulative preferred dividends (8,992); or the issuance of shares granted under the Long-Term Equity Incentive Program (736,444) was assumed during the fiscal year ended June 30, 2007 because the result would be anti-dilutive. No exercise of stock options, stock purchase warrants, preferred stock or cumulative preferred dividends was assumed during the six months ended December 31, 2008 (unaudited) and 2007 (unaudited) because the result would be anti-dilutive.

RECENT ACCOUNTING PRONOUCEMENTS

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements” (“SFAS No.157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the Financial Accounting Standards Board deferred the effective date for one year for certain nonfinancial assets and nonfinancial liabilities and removed certain leasing transactions from its scope. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities.  The Statement is effective for financial statements issued for a reporting period that begins after November 15, 2008, regardless of whether that reporting period is the first interim period in the entity’s fiscal year. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

In April 2008, the Financial Accounting Standards Board issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.  The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

In May 2008, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF Issue No. 08-4, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios” (“EITF 08-04”). EITF 08-04 provides transition guidance for conforming changes made to EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, that resulted from EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity”.  The conforming changes are effective for financial statements issued for fiscal years ending after December 15, 2008, with earlier application permitted. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

In June 2008, the Financial Accounting Standards Board issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-06-1”). FSP EITF 03-06-1 clarifies that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. We do not expect the adoption of this statement to have a material affect on our results of operations or financial position.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

3. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	Useful	June 30		December 31 2008
	Lives	2008	2007	(Unaudited)
Computer equipment and purchased software	3 years	$3,573,898	$4,089,137	$4,167,336
Vending machines and related components	7 years	4,427	4,427	4,427
Control systems	3 years	8,503	8,503	8,503
Furniture and equipment	5-7 years	1,033,691	940,386	1,034,330
Leasehold improvements	Lesser of life or lease term	265,749	118,475	265,749
Vehicles	5 years	29,066	29,066	29,066
		4,915,334	5,189,994	5,509,411
Less accumulated depreciation		(2,890,492)	(3,313,240)	(3,215,776)
		$2,024,842	$1,876,754	$2,293,635

Assets under capital lease totaled approximately $1,441,000 (unaudited), $1,017,000 and $742,000 as of December 31, 2008, June 30, 2008 and 2007, respectively. Capital lease amortization of approximately $228,000, $39,000, $2,000, $95,000 (unaudited) and $0 (unaudited), is included in depreciation expense for the years ended June 30, 2008, 2007 and 2006, and for the six months ended December 31, 2008 and 2007, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

4. INTANGIBLE ASSETS

Amortization expense relating to all acquired intangible assets was $1,236,600 during each of the years ended June 30, 2008, 2007 and 2006, respectively, and $523,179 (unaudited) and $618,300 (unaudited) for the six months ended December 31, 2008 and 2007, respectively. The intangible asset balance and related accumulated amortization consisted of the following:

	December 31, 2008 (Unaudited)
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(695,625)	$1,368,375
Patents	9,294,000	(5,300,122)	3,993,878
Non-Compete agreement	1,011,000	(1,011,000)	-
Total	$12,369,000	$(7,006,747)	$5,362,253

	June 30, 2008
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(643,125)	$1,420,875
Patents	9,294,000	(4,835,422)	4,458,578
Non-Compete agreement	1,011,000	(1,005,021)	5,979
Total	$12,369,000	$(6,483,568)	$5,885,432

	June 30, 2007
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(538,125)	$1,525,875
Patents	9,294,000	(3,906,022)	5,387,978
Non-Compete agreement	1,011,000	(802,821)	208,179
Total	$12,369,000	$(5,246,968)	$7,122,032

At December 31, 2008 and June 30, 2008, the expected amortization of the intangible assets is as follows: $1,040,000 in fiscal year 2009, $1,034,000 per year in fiscal year 2010 through fiscal year 2012, $742,000 in fiscal year 2013 and $22,000 in fiscal year 2014. The weighted average useful life of these intangible assets is 9.55 years at June 30, 2008.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30		December 31 2008
	2008	2007	(Unaudited)
Accrued compensation and related sales commissions	$640,726	$502,431	$248,325
Accrued professional fees	265,557	213,086	474,410
Accrued taxes and filing fees	417,848	202,428	203,850
Advanced customer billings	199,988	96,264	86,766
Accrued share-based payment liability	755,489	--	107,458
Accrued other	226,427	470,030	325,804
	$2,506,035	$1,484,239	$1,446,613

6. RELATED PARTY TRANSACTIONS

During the years ended June 30, 2008, 2007, and 2006 and the six months ended December 31, 2008 and 2007, the Company incurred approximately $317,000, $356,000, $258,000, $205,000 (unaudited) and $199,000 (unaudited) respectively, in connection with legal services provided by a member of the Company's Board of Directors. At June 30, 2008 and 2007 and December 31, 2008, approximately $27,000, $33,000 and $66,000 (unaudited), respectively, of the Company's accounts payable and accrued expenses were due to this Board member. During the year ended June 30, 2008, the Company incurred approximately $20,000 in connection with consulting services provided by another member of the Company's Board of Directors. At December 31, 2008 and June 30, 2008, 2007 and 2006, approximately $0 (unaudited), and $0, respectively of the Company's accrued expenses were due to this Board member. During the year ended June 30 2006, certain Board members and executives participated in various debt offerings of the Company for total investments of approximately $53,000. There was no participation by Board members in debt or equity offerings during the years ended June 30, 2007 and 2008 and the six months ended December 31, 2008 and 2007. As of June 30, 2008, 2007 and 2006, Mr. Illes (see Note 11), held $0, $0, and $1,000,000 of Senior Notes, respectively.

7. LONG-TERM DEBT

Long-term debt consists of the following:
	June 30		December 31, 2008
	2008	2007	(Unaudited)
Capital lease obligations	$561,287	$677,475	$756,081
Loan agreement	406,232	352,270	430,956
	967,518	1,029,745	1,187,037
Less current portion	526,348	514,302	690,665
	$441,170	$515,443	$496,372

The maturities of long-term debt as of June 30, 2008 are as follows:
2009	$526,348
2010	275,670
2011	87,895
2012	39,678
2013	15,031
Thereafter	22,896
$967,518

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

7. LONG-TERM DEBT (CONTINUED)

During November 2008, the Company entered into various capital leases for network equipment and maintenance contracts on the equipment totaling $461,642, due in 24 to 36 monthly installments at interest rates from 3.75% to 12.35%.

During August and November 2008, the Company financed a portion of the premiums for various insurance policies totaling $90,798 and $134,987, due in 11 and 10 monthly installments, at an interest rate of 5.95% and 6.25%, respectively.

During February, March, and April 2008, the Company entered into various capital leases for network equipment totaling approximately $199,000, due in 36 monthly installments at interest rates from 3.78% to 12.35%.

During August and December 2007, the Company financed the premiums for various insurance policies totaling $203,777, due in 10 monthly installments at an interest rate of 8%.

During November 2007, the Company entered into a long-term debt agreement for $93,000 with a financial institution bearing interest at 8.25% that was collaterized by the assets of the Company. The Company agreed to make 84 monthly payments of $1,467, including interest and principal.

During July 2007, the Company entered into loan agreements for $239,740 with a financial institution bearing interest at 12% that was collaterized by $274,494 of the Finance Receivables. The Company agreed to make 32 monthly payments of $9,104, which include interest and principal, from the proceeds received from the Finance Receivables. During October 2006, the Company entered into a loan agreement with a financial institution bearing interest at 18% and collaterized by $470,000 of the Finance Receivables. The Company received $470,000 in proceeds and agreed to make 12 monthly payments of $25,000 followed by 18 monthly payments of $15,000, which include interest and principal, from the proceeds received from the Finance Receivables. As of June 30, 2008, $236,216 and $151,320 of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balance of these loans, of which $235,751 and $61,585 is current and long-term debt, respectively. As of June 30, 2007, $206,223 and $121,428 of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balance of the $470,000 loan, of which $179,804 and $138,420 is current and long-term debt, respectively. As of December 31, 2008, $163,126 (unaudited) and $68,789 (unaudited) of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balances of loans, of which $160,311 (unaudited) and $9,026 (unaudited) is classified as current and long-term debt, respectively.

During May 2007, the Company entered into a capital lease agreement in connection with office equipment for approximately $305,000, due in thirty-six equal monthly payments of $9,456 through April 2010 at an interest rate of 7.13%.

During March 2007, the Company entered into a capital lease agreement in connection with software licensing for approximately $290,000, due in sixteen equal monthly payments of $17,769 through July 2008 followed by two equal monthly payments of $19,787 through September 2008 at an interest rate of 14.27%.

During March 2007, the Company entered into a capital lease agreement in connection with office equipment for approximately $146,000, due in sixty equal monthly payments of $2,965 through March 2012 at an interest rate of 7.83%.

During fiscal year 2005, the Company entered into a loan agreement in connection with software licensing for approximately $170,000, due in eight equal quarterly payments of $21,229 through March 2007 at an interest rate of 5.32%. This loan agreement was satisfied in March 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

8. INCOME TAXES

At June 30, 2008 and 2007, the Company had net operating loss carryforwards of approximately $141,446,000 and $125,443,000, respectively, to offset future taxable income expiring through approximately 2028. In addition, the Company had a capital loss carryforward of approximately $1,364,000 and $1,364,000 as of June 30, 2008 and 2007, respectively. At June 30, 2008 and 2007, the Company recorded net deferred tax assets of approximately $55,034,000 and $49,521,000, respectively, which was reduced by a valuation allowance of the same amount as the realization of the deferred tax asset is not likely, principally due to the lack of earnings history.

The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382). The Company has not yet determined the extent of these limitations, if any. Stitch had net operating loss carryforwards of approximately $11,800,000 at the acquisition date. Such net operating loss carryforwards are limited under the same provisions as to the amount available to offset future taxable income and to the extent used in any given year, will result in decreases to goodwill as opposed to income tax expense.

The net deferred tax assets arose primarily from the use of different accounting methods for financial statement and income tax reporting purposes as follows:

	JUNE 30
	2008	2007
Deferred tax assets:
Net operating loss and capital loss carryforwards	$52,773,000	$47,018,000
Deferred research and development costs	164,000	155,000
Software development costs	648,000	865,000
Intangibles	628,000	500,000
Stock-based compensation	667,000	909,000
Other	614,000	653,000
	55,494,000	50,100,000
Deferred tax liabilities:
Intangibles	(460,000)	(579,000)
	55,034,000	49,521,000
Valuation allowance	(55,034,000)	(49,521,000)
Deferred tax assets, net	$--	$--

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

9. SENIOR NOTES

The Company had issued three series of Senior Notes each with an annual interest rate of 12% that were convertible into shares of the Company's Common Stock for which there were outstanding obligations as of June 30, 2006. These Senior Notes were scheduled to mature on December 31, 2007, December 31, 2008, and December 31, 2009. The Company had also issued four series of Senior Notes each with an annual interest rate of 10% that were convertible into shares of the Company's Common Stock for which there were outstanding obligations as of June 30, 2006. These Senior Notes were scheduled to mature on June 30, 2007, December 31, 2008, and December 31, 2010. There were no Senior Notes outstanding as of June 30, 2007 due to the repayment of all of the Senior Notes during the year ended June 30, 2007. During the year ended June 30, 2007, repayments of Senior Notes totaled $8,325,961 (less discounts of $24,285) and $1,549,300 of Senior Notes were converted into 154,930 shares of Common Stock.

In April 2007, all of the Senior Notes due June 30, 2009 were converted into 32,000 shares of Common Stock.

During fiscal year 2003, the Company granted to the holders of Senior Notes due December 31, 2004 the right to extend the maturity date of these Senior Notes to December 31, 2007 (“2007 Senior Notes”), in exchange for reducing the conversion rates from $40 to $20 per share. During fiscal year 2003 and 2004, the Company's share price was often greater than the conversion price at times when Senior Note holders exchanged their notes. The intrinsic value of this beneficial conversion feature created debt discount that was allocated to equity and was being amortized to interest expense through December 31, 2007. During the year ended June 30, 2007, the Company repaid all of the outstanding 2007 Senior Notes for a total principal repayment of $2,962,516.

During fiscal year 2005, the Company issued $1,550,789 of Senior Notes convertible into shares of Common Stock at $10 per share and maturing on June 30, 2007 (“2007-B Senior Notes”). As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $518,645 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. During the year ended June 30, 2007, $500 of the 2007-B Senior Notes were converted into 50 shares of Common Stock. During December 2006, the Company repaid all of the outstanding 2007-B Senior Notes for a total principal repayment of $983,326.

During fiscal year 2005, the Company issued $1,755,000 of Senior Notes due April 30, 2005 to accredited investors. During fiscal year 2005, the Company authorized an offer whereby all of the holders of these notes exchanged these Senior Notes for new Senior Notes convertible into shares of Common Stock at $10 per share maturing on December 31, 2010 (“2010 Senior Notes”). As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $1,394,200 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. During the year ended June 30, 2007, $778,800 of the 2010 Senior Notes were converted into 77,880 shares of Common Stock. During the year ended June 30, 2007, the Company repaid all of the outstanding 2010 Senior Notes for a total principal repayment of $463,200 less a discount of $20,000.

During fiscal year 2005, holders of an aggregate of $1,920,651 in Senior Notes due December 31, 2005 extended their maturity to December 31, 2008 (“2008 Senior Notes”) and holders of an aggregate of $1,520,000 in Senior Notes due December 31, 2006 extended their maturity to December 31, 2009 (“2009 Senior Notes”). The exchange of these Senior Notes was not deemed a significant modification of the terms of the Senior Notes and, accordingly, the unamortized debt discount and other issuance costs remaining on these Senior Notes was amortized to interest expense through the maturity date of the new notes. During the year ended June 30, 2007, the Company repaid all of the outstanding 2008 Senior Notes and 2009 Senior Notes for total principal repayments of $1,915,308 (less discounts of $19,772) and $1,520,000, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

9. SENIOR NOTES (CONTINUED)

During fiscal year 2006, the Company issued $544,944 of convertible Senior Notes due December 31, 2008 (the “2008-C Senior Notes”). The 2008-C Senior Notes were convertible at any time into Common Stock at the rate of $10 per share. As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $230,864 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. For each $10,000 investment in the 2008-C Senior Notes, the subscriber received a special purchase right to purchase up to 1,000 shares of Common Stock at $20 per share at any time on or before December 31, 2008. The Company issued special purchase rights to acquire up to 54,494 shares of Common Stock at $20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $20 at anytime prior to December 31, 2008. The fair value of the purchase rights issued in conjunction with the 2008-C Senior Notes created debt discount totaled $184,542, which was being amortized to interest expense through the maturity date of these Senior Notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.868, risk-free interest rate of 4.0%, and an expected life of three years. During the year ended June 30, 2006, $363,333 of the 2008-C Senior Notes were converted into 36,333 shares of Common Stock. During the year ended June 30, 2007, the Company repaid all of the 2008-C Senior Notes for a total principal repayment of $181,611 less a discount of $4,513.

During October 2005, the Company issued $770,000 of Notes (“Bridge Notes”) due January 6, 2006 with interest payable on the due date at a rate of 10% per annum. The Bridge Notes were automatically exchanged on January 6, 2006, in accordance with the original terms of Bridge Notes, for a like principal amount of new convertible Senior Notes due December 31, 2010 (“2010-B Senior Notes”) and were convertible into Common Shares at $10 per share. As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $321,399 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. In addition, for each $10,000 of 2010-B Senior Notes issued in exchange for the Bridge Notes, the Company also issued special purchase rights that enable the holder to purchase up to 1,000 shares of Common Stock at $20 per share through December 31, 2008. The Company issued $770,000 of the 2010-B Senior Notes and issued special purchase rights to acquire up to 77,000 shares of Common Stock at $20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $20 at anytime prior to December 31, 2008. The fair value of the purchase rights issued in conjunction with the 2010-B Senior Notes created debt discount totaled $244,399, which was being amortized to interest expense through the maturity date of these Senior Notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.844, risk-free interest rate of 4.0%, and an expected life of three years. During the year ended June 30, 2007, $450,000 of the 2010-B Senior Notes were converted into 45,000 shares of Common Stock. During April 2007, the Company repaid all of the outstanding 2010-B Senior Notes for a total principal repayment of $320,000.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

9. SENIOR NOTES (CONTINUED)

A summary of the activity for the Senior Notes for the years ended June 30, 2008 and 2007 follows:

	Senior Notes Maturing December 31,
	2007	2008	2009	2010
	(2007 Senior Notes)	(2008 & 2008-C Notes)	(2009 Senior Notes)	(2010 & 2010-B Senior Notes)
Face amount of Senior Notes
Balance, June 30, 2006	$2,962,516	$2,096,919	$1,520,000	$2,012,000

Repayment	(2,962,516)	(2,072,634)	(1,520,000)	(763,200)
Discount on Repayment	--	(24,285)	--	(20,000)
Conversions to Common Stock	--	--	--	(1,228,800)
Balance, June 30, 2007	$--	$--	$--	$--

	Senior Notes Maturing
	June 30,
	2009	2007
		(2007-B Senior Notes)

Face amount of Senior Notes
Balance, June 30, 2006	$320,000	$983,826

Repayment	--	(983,326)
Conversions to Common Stock	(320,000)	(500)
Balance, June 30, 2007	$--	$--

	Senior Notes Maturing December 31,
	2007	2008	2009	2010
	(2007 Senior Notes)	(2008 & 2008-C Notes)	(2009 Senior Notes)	(2010 & 2010-B Notes)
Debt discount and other issuance costs
Unamortized costs at June 30, 2006	$(250,326)	$(348,026)	$(226,986)	$(1,280,694)
Amortization and write off of unamortized costs upon conversions to Common Stock	250,326	348,026	226,986	1,280,694
Unamortized costs at June 30, 2007	$--	$--	$--	$--
Senior Notes reflected in the Consolidated Balance Sheet:
June 30, 2007
Face amount	$--	$--	$--	$--
Unamortized costs	--	--	--	--
	$--	--	$--	$--

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

9. SENIOR NOTES (CONTINUED)

	Senior Notes Maturing June 30,
	2009	2007
		(2007-B Senior Notes)
Debt discount and other issuance costs
Unamortized costs at June 30, 2006	$--	$(132,340)
Amortization and write off of unamortized costs upon conversions to Common Stock	--	132,340
Unamortized costs at June 30, 2007	$--	$--

Senior Notes reflected in the Consolidated Balance Sheet:
June 30, 2007
Face amount	$--	$--
Unamortized costs	--	$--
	$--	$--

10. PREFERRED STOCK

The authorized Preferred Stock may be issued from time to time in one or more series, each series with such rights, preferences or restrictions as determined by the Board of Directors. Each share of Series A Preferred Stock shall have the right to one-hundredth of a vote and is convertible at any time into one-hundredth of a share of Common Stock. Each share of Common Stock entitles the holder to one voting right. Series A Preferred Stock provides for an annual cumulative dividend of $1.50 per share, payable when, as and if declared by the Board of Directors, to the shareholders of record in equal parts on February 1 and August 1 of each year. Any and all accumulated and unpaid cash dividends on the Series A Preferred Stock must be declared and paid prior to the declaration and payment of any dividends on the Common Stock.

Cumulative unpaid dividends at June 30, 2008 and 2007 and December 31, 2008 amounted to $9,773,300, $8,992,712, and $9,965,905 (unaudited) respectively. Cumulative unpaid dividends are convertible into common shares at $1,000 per common share at the option of the shareholder. During the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008, certain holders of the Preferred Stock converted 0, 1,150 and 0 (unaudited), respectively, into 0, 11 and 0 (unaudited) shares of Common Stock, respectively. Certain of these shareholders also converted cumulative preferred dividends of $0 and $15,000 and $0 (unaudited), respectively, into 0, 15 and 0 (unaudited) shares of Common Stock during the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008, respectively. The Series A Preferred Stock may be called for redemption at the option of the Board of Directors for a price of $11.00 per share plus payment of all accrued and unpaid dividends. No such redemption has occurred as of December 31, 2008. In the event of any liquidation, the holders of shares of Series A Preferred Stock issued shall be entitled to receive $10.00 for each outstanding share plus all cumulative unpaid dividends. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK

On February 7, 2006, our shareholders approved a 1-for-100 reverse stock split of our Common Stock. The effective date of the reverse stock split was February 17, 2006. On the effective date of the reverse stock split, (i) each 100 shares of outstanding Common Stock was reduced to one share of Common Stock; (ii) the number of shares of Common Stock into which each outstanding warrant, or option is exercisable was proportionately reduced on a 100-to-1 basis; (iii) the exercise price of each outstanding warrant, or option was proportionately increased on a 1-to-100 basis; (iv) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible was reduced from 1 share to one-hundredth of a share, and each share is entitled to one-hundredth of a vote rather than one vote per share as previously provided; (v) the conversion rate of the accrued and unpaid dividends on the Series A Preferred Stock was increased from $10.00 to $1,000.00 per share of Common Stock; (vi) and the conversion price of each convertible senior note  proportionately increased on a 1-to-100 basis, and the number of shares into which each convertible senior note would be convertible was decreased on a 100-to-1 basis.  The number of our authorized shares of Common Stock remains unchanged at 640,000,000. All of the share numbers, share prices, exercise prices, and conversion prices have been adjusted, on a retroactive basis, to reflect this 1-for-100 reverse stock split.

The Company's Board of Directors has authorized various Common Stock private placement offerings. Activity for these offerings during the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008:

On October 17, 2007, the Company entered into a securities purchase agreement (collectively, the “Securities Purchase Agreement”) with 37 accredited investors (“Buyers”). Pursuant to the Securities Purchase Agreement, the Company sold to the Buyers a total of 2,142,871 shares of the Company’s Common Stock (“Shares”) at a price of $7.00 per Share, for gross proceeds of $15,000,097. William Blair & Co., LLC (“Blair”), a broker-dealer registered under the 1934 Act, acted as the exclusive placement agent for the private placement. As compensation for its services, the Company paid Blair a fee equal to approximately eight percent of the total consideration received by the Company as a result of the offering. The fee was comprised of cash of $945,000 and warrants to purchase up to 17,532 shares of the Company’s Common Stock at $7.70 per share at any time through October 17, 2012. Pursuant to the Registration Rights Agreement entered into between the Company and each Buyer, the Company registered the Buyers shares with the Securities and Exchange Commission (“SEC”) covering the resale of the Shares effective December 20, 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

On March 14, 2007, the Company entered into a Securities Purchase Agreement with S.A.C. Capital Associates, LLC (“SAC”). Pursuant thereto, the Company sold to SAC 1,666,667 shares of the Company’s Common Stock at a price of $6.00 per share for an aggregate purchase price of $10,000,000. The Company also issued warrants to SAC to purchase up to 833,333 shares of Common Stock at an exercise price of $6.40 per share. The warrants are exercisable at any time within six years following the six-month anniversary of the issuance of the warrants. The fair value of these warrants was estimated to be $2,897,204 using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.545, risk free interest rate of 5.14%, and an expected life of six years. Upon vesting, the warrants are exercisable to the extent that such exercise would not result in the beneficial ownership by SAC and its affiliates of more than 9.99% of the number of shares outstanding immediately after giving effect to the issuance of shares upon exercise of the warrants. The warrant also provides that if the Company would issue securities in the future at a purchase price that is less than the exercise price of the warrant, then the exercise price of the warrant would be reduced to such lower purchase price, provided, however, that such exercise price can never be lower than $5.90 which was the closing bid price of our shares on the day prior to the sale of our securities to SAC. The warrant also provides that in the event we issue securities at a purchase price less than the exercise price of the warrant, the number of shares issuable under the warrant shall be increased by that number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable under the warrant immediately prior to such adjustment and dividing the product thereof by the new exercise price of the warrant (which can never be less than $5.90). Under this formula, the maximum number shares would be issuable under the warrant would be 903,955. In October 2008, the Company entered into an agreement which caused the number of warrants to be automatically increased to 903,955 and the exercise price reduced to $5.90 (See Note 12).  The warrant provides that no adjustments shall be made for any shares sold to Mr. Illes by the Company under the 2006-B Common Stock Agreement, as described below. There were no commissions or placement agent fees paid by the Company in connection with this offering. The proceeds received by the Company were reduced by a $100,000 expense allowance. The Company registered the shares under this agreement effective May 11, 2007.

For a period of five years, SAC has been granted the pre-emptive right to purchase that number of securities being offered for sale by the Company in order to maintain SAC’s pro-rata ownership of the Common Stock of the Company following the issuance of any such securities by the Company. SAC was also been granted the right to have one observer attend all of the Company’s Board of Director meetings for a period of one year. The one year observer period had lapsed as of June 30, 2008.

On December 15, 2006, the Company entered into stock purchase agreements (the “Blair Agreements”) with certain investors (“Buyers”). Pursuant to the Agreements, the Company agreed to sell to the Buyers 1,400,000 shares of the Company’s Common Stock at a price of $6.00 per share, for gross proceeds of $8,400,000. The Company also agreed to issue to the Buyers warrants to purchase up to 700,017 common shares at an exercise price of $6.40 per share exercisable at any time through December 31, 2011. The fair value of these warrants was estimated to be $2,778,300 using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.695, risk free interest rate of 4.76%, and an expected life of five years. The closing under the Blair Agreements occurred on December 20, 2006. William Blair & Co., LLC (“Blair”) acted as the exclusive placement agent for the private placement. As compensation for its services, the Company paid Blair cash compensation of $542,801 and issued warrants to purchase up to 11,454 Common Shares at $6.60 per share at any time through December 31, 2011. Pursuant to the Blair Agreements, the Company agreed to file a registration statement with the SEC covering the resale of these shares and of the shares underlying the warrants within thirty days from the date of the Agreements. The Company registered the 1,400,000 shares and 711,454 warrants effective February 13, 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

On January 9, 2006, the Company entered into a Stock Purchase Agreement with Rationalwave Onshore Equity Fund, LP (“Rationalwave”). Under this agreement, the Company sold to Rationalwave 40,000 shares of Common Stock for $10 per share for an aggregate of $400,000.

On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients (“Wellington”). Under this agreement, the Company sold to Wellington 400,000 shares of Common Stock for $10 per share for an aggregate of $4,000,000.

On March 22, 2005, the Company authorized the issuance of up to 233,333 shares of Common Stock at $15 per share to accredited investors through April 15, 2005 (the “2005-D Private Placement Offering”). For shares purchased under the offering, the investors also received warrants to purchase an equal number of shares of Common Stock exercisable at $15 per share at any time prior to December 31, 2005. The Company issued 233,333 shares of Common Stock and 233,333 Common Stock warrants under the 2005-D Private Placement Offering, for total gross proceeds of $3,500,000. Included in this amount are subscriptions receivable of $35,723 at June 30, 2005, of which $35,723 was received in July 2005. The Company incurred $73,103 of stock issuance costs in connection with the 2005-D Private Placement Offering.

On April 4, 2005, the Company entered into a Common Stock purchase agreement with an accredited investor, Steve Illes (“2005 Common Stock Agreement”). Pursuant to the 2005 Common Stock Agreement, Mr. Illes agreed to purchase shares of the Company’s Common Stock, provided that the aggregate purchase price did not exceed $10,000,000. Under the 2005 Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to the investor of notice of his obligation to purchase. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company could require the investor to purchase shares under the Common Stock Agreement only if the shares had been registered by the Company for resale under the Act. The Company filed a registration statement related to this agreement that included 205,000 shares of Common Stock and was effective May 13, 2005 and a registration statement that included 360,000 shares of Common Stock and was effective February 14, 2006. During the year ended June 30, 2006 the Company issued 529,999 shares of Common Stock under the 2005 Common Stock Agreement for total gross proceeds of $4,443,066.

On February 17, 2006, the Company entered into a Common Stock Purchase Agreement (the “2006 Common Stock Agreement”) with Mr. Illes, an accredited investor. Mr. Illes agreed to purchase shares of the Company's Common Stock with an aggregate purchase price not to exceed $15,000,000. Under the 2006 Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30.00 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company could require Mr. Illes to purchase shares only if the shares have been registered by the Company for resale under the Act. The agreement also stated that no additional shares shall be registered under the 2005 Common Stock Agreement. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company had the right in the future, if necessary, to register additional shares in order to ensure that a sufficient number of shares were available for purchase by Mr. Illes. The 2006 Common Stock Agreement terminates June 30, 2009. The Company filed a registration statement related to the 2006 Common Stock Agreement that included 1,500,000 shares of Common Stock and was effective April 7, 2006. During the year ended June 30, 2007 and 2006, the Company issued 715,571 and 784,429 shares, respectively, of Common Stock under the 2006 Common Stock Agreement for total gross proceeds of $3,794,651 and $4,983,774, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

On September 25, 2006, the Company entered into a Common Stock Purchase Agreement (the “2006-B Common Stock Agreement”) with Steve Illes. Mr. Illes agreed to purchase shares of the Company's Common Stock with an aggregate purchase price not to exceed $15,000,000. Under the 2006-B Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30.00 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company could require Mr. Illes to purchase shares only if the shares had been registered by the Company for resale by Mr. Illes under the Securities Act of 1933, as amended. The agreement also stated that no additional shares would be registered under the 2006 Common Stock Agreement. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The 2006-B Common Stock Agreement terminates August 30, 2009. The Company registered 1,500,000 and 800,000 shares effective December 21, 2006 and July 9, 2007, respectively. The Company had the right in the future, if necessary, to register additional shares for resale by Mr. Illes in order to ensure that a sufficient number of shares were available for purchase by Mr. Illes under the 2006-B Common Stock Agreement. The Company issued to Mr. Illes 20,000 shares of Common Stock as a due diligence fee in connection with this transaction and registered these shares for resale by Mr. Illes under the 1933 Act. During the year ended June 30, 2008 and 2007, the Company issued 886,908 and 1,433,092 shares, including the 20,000 shares as a due diligence fee, of Common Stock, respectively, under the 2006-B Common Stock Agreement for total gross proceeds of $5,671,847 and $9,326,743, respectively. The Company incurred issuance costs of $1,410 and $147,509 during the year ended June 30, 2008 and 2007, respectively, in connection with this agreement. No shares were issued under this agreement during the six months ended December 31, 2008.

During the years ended June 30, 2008, 2007 and 2006 warrants were exercised to purchase 58,543, 43,552, and 36,800 shares of Common Stock at share prices of $6.40, $10, and $6.40, generating proceeds of $374,675, $281,024, and $368,000.  During the six months ended December 31, 2008 no (unaudited) warrants were exercised to purchase shares of Common Stock.

On October 29, 2004, the Board of Directors approved the 2004-B Stock Compensation Plan to allow up to 5,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. As of June 30, 2006 there were 5,000 shares issued under the 2004-B Plan, of which 1,087 shares were issued during the year then ended.

On June 13, 2006, the Board of Directors approved the 2006-A Stock Compensation Plan to allow up to 25,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. During the year ended June 30, 2007 and 2006, the Company issued 16,587 and 8,413 shares under the 2006-A Stock Compensation Plan totaling $104,345 and $65,874, respectively, based on the grant date fair value of the shares.

On January 8, 2007, the Board of Directors approved the 2007-A Stock Compensation Plan to allow up to 100,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. During the years ended June 30, 2008 and 2007 and the six months ended December 31, 2008 and 2007 the Company issued 31,500, 12,013, 49,390 (unaudited) and 8,700 (unaudited) shares under the 2007-A Stock Compensation plan totaling $221,953, $74,135, $274,423 (unaudited) and $86,591 (unaudited), respectively based on the grant date fair value of the shares.

On February 28, 2008, the Company’s shareholders approved the 2008 Stock Incentive Plan to allow up to 300,000 shares of Common Stock to be available for issuance to future or current employees, directors and consultants of the Company.  As of December 31, 2008, 72,000 (unaudited) shares have been issued under the plan totaling $563,881 (unaudited) based on the grant date fair value of the shares.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

On February 12, 2007, upon recommendation of the Compensation Committee of the Board of Directors of the Company, the Board adopted the Long-Term Equity Incentive Program (the “Program”) for each of George R. Jensen, Jr., Stephen P. Herbert, and David M. DeMedio. The Program is intended to ensure continuity of the Company’s executive management, to encourage stock ownership by such persons, and to align the interests of executive management with those of the shareholders.

Pursuant to and as defined in the Program, each executive would be awarded shares of the Company’s Common Stock if the Company achieves certain target goals relating to revenues, gross profit, and EBITDA (the “Target Goals”) of the Company during each of the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and Board members. The maximum number of shares that can be awarded under the Program is 952,298. The Program allows for the executive officers to reduce the number of shares to be issued in order to satisfy the minimum statutory tax withholding requirements.

During each such fiscal year, the number of eligible shares to be awarded to the executive is based upon the following weightings: 40% of eligible shares are determined by revenues; 30% of eligible shares are determined by gross profit; and 30% of eligible shares are determined by EBITDA.

If the Target Goals are achieved by the Company during the applicable fiscal year, the executive officers would be awarded the following number of shares:

	Fiscal Year Ended June 30,
	2007	2008	2009

George R. Jensen, Jr.	178,570	178,570	178,570
Stephen P. Herbert	53,713	53,713	53,714
David M. DeMedio	21,663	21,663	21,664

If the actual results for a particular fiscal year exceeds the Target Goals, each executive would be awarded an additional pro rata portion of the eligible shares, up to an amount no greater than 125% of the number of eligible shares. If the actual results for a particular fiscal year is less than the Target Goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares. If minimum Target Goals for a particular fiscal year are not achieved, no eligible shares would be awarded to each executive.

If a USA Transaction (see Note 14) would occur during any such fiscal year, and provided that the executive is an employee of the Company on the date of such USA Transaction, the executive would be awarded shares for each of the fiscal years that have not yet been completed as of the date of such USA Transaction. The number of shares to be awarded to each executive for the uncompleted fiscal year 2009 is as follows: Mr. Jensen-178,570 shares; Mr. Herbert-53,714 shares; and Mr. DeMedio-21,664 shares.

In conjunction with the Program, during March 2007, each of Mr. Jensen, Mr. Herbert, and Mr. DeMedio signed amendments to their Employment and Non-Competition Agreements. Based upon the audited financial results of the Company for the fiscal year ended June 30, 2007, the target goal (100%) relating to revenues was met and the minimum Target Goals relating to gross profit and EBITDA were not met. Therefore the Company recorded compensation expense of $599,311 and a corresponding amount to Common Stock for the year ended June 30, 2007 related to the vesting of 101,578 shares for Fiscal Year 2007 Target Goals based on the grant date fair value of the Company’s stock of $5.90. There is no effect on the number of issued and outstanding shares of Common Stock until shares are issued and thus none of the shares vested as of June 30, 2007 are included in issued and outstanding Common Stock as of June 30, 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

During fiscal year 2007, substantially all of the e-Port units sold consisted of units pertaining to the MasterCard PayPass seeding program with substantially reduced selling prices which resulted in reduced gross profit and EBITDA. Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was more beneficial to the Company to maximize the number of e-Ports in the field as soon as possible. As a result, on September 21, 2007, the Compensation Committee recommended to the Board of Directors that the selling price of all the e-Ports sold during the fiscal year be “normalized” to the current retail price. This normalization resulted in increased proforma revenues, gross profit and EBITDA for the e-Port units sold in the MasterCard PayPass seeding program. The Compensation Committee also recommended that the executive officers be given the option to elect to satisfy certain minimum statutory tax withholding obligations for the restricted stock bonuses previously awarded and issued to the executives under their employment agreements by reducing the number of Common Shares otherwise issuable to them under the Plan. The Board of Directors approved the recommendations of the Compensation Committee.

As a result of the normalization, certain target hurdles were met resulting in the vesting of a total of 241,249 shares under the Plan for the fiscal year rather than a total of 101,578 shares prior to the normalization. The value of the number of the shares the executives may apply to tax withholding was in excess of the minimum statutory obligation and, as a result the Plan is classified as a liability award rather than an equity award. As such, the Company reclassified the $599,311 related to the 101,578 shares that was previously recorded in Common Stock to a short-term share-based payment liability. As the price of the Company’s shares was $8.45 on the date of the approval of the normalization, a charge of $1,180,220 was also recorded to compensation expense, related to the additional 139,671 additional shares, with a corresponding amount to the short-term share-based payment liability for a total share-based payment liability of $1,779,531 as of September 21, 2007. On September 28, 2007, as the Company’s share price was $8.38, the total share-based payment liability related to fiscal year 2007 was $1,769,754 ($599,311 compensation expense in fiscal year 2007 and $1,170,443 in the three months ended September 30, 2007). Of the 241,249 shares vested for fiscal year 2007, the Company issued 225,249 shares of Common Stock and the remaining 16,000 shares were exchanged by the executives and redeemed by the Company to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. As a result of the fact that a portion of the remaining 225,249 shares were subject to redemption at September 30, 2007, the Company had recorded the entire fair value of those remaining shares as a short-term share-based payment liability as of September 30, 2007 totaling $1,635,674. On December 30, 2007 the redemption provision lapsed, no further shares were redeemed and the final settlement resulted in a reduction of the short-term share-based payment liability of $1,635,674, a reduction of compensation expense of $446,452 and a credit to Common Stock of $1,189,222 (123,671 shares at $4.77 and 101,578 shares at $5.90), as the share price on the date of settlement was $4.77.

During the 2008 fiscal year a portion of the e-Port units sold consisted of units pertaining to the MasterCard PayPass seeding program with reduced selling prices resulting in reduced gross profit and EBITDA. Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was beneficial to the Company to maximize the number of e-Ports in the field as soon as possible. In September 2008, the Compensation Committee recommended to the Board of Directors that the selling price of the e-Ports sold during fiscal year 2008 as part of the seeding program be “normalized” to the current retail price for the Long-Term Equity Incentive Program (the “Program”). The normalization resulted in increased gross profit and EBITDA for the e-Port units sold in the MasterCard PayPass seeding program. The Board of Directors approved the recommendation of the Compensation Committee on September 3, 2008.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

As a result of the normalization, a lower than target hurdle was met for gross profit (85%), resulting in the issuance to the executive officers of a total of 191,729 shares under the Plan for the 2008 fiscal year versus a total of 126,973 shares prior to the normalization. The specific allocation of the shares among the executive officers was as follows: Mr. Jensen-134,820 shares; Mr. Herbert- 40,553 shares; and Mr. DeMedio- 16,356 shares. As a result, the vesting of the additional 64,756 shares resulted in compensation expense of $287,517 and a corresponding amount recorded to the accrued share-based liability on September 3, 2008, when the market value of the Company’s Common Stock was $4.44 per share. On September 30, 2008, the Company’s share price was $4.14, and the total share-based payment liability related to the fiscal year 2008 award was $794,333. During the three months ended September 30, 2008, the Company recorded stock compensation expense of $38,844 related to the Program for fiscal year 2008, $268,284 of which relates to the additional 64,756 shares awarded, offset by a reduction of $229,440 related to the change in the fair value of the original award. On December 30, 2008, the executive officers exercised their right to cancel shares for payroll tax obligations. As a result, 57,118 of the 191,729 vested shares were cancelled to satisfy $113,093 of related payroll tax obligations. The final settlement of the award for the fiscal year 2008 Program resulted in a reduction of the short-term share-based payment liability of $794,333, a reduction of a tax receivable for $113,093, a reduction of compensation expense of $414,710 and a credit to Common Stock of $266,530 (134,611 shares at $1.98), as the share price on the date of settlement was $1.98. The total compensation expense recognized for the fiscal year 2008 Program was $379,623, of which $755,489 was recorded in the fiscal year ended June 30, 2008, and was offset by reductions in compensation expense of $375,866 during the first six months of fiscal year 2009. Compensation expense recognized for the fiscal year 2008 Program was $523,099 (unaudited) as of December 31, 2007.

During September 2008, the Company entered into amendments to the employment agreements with Mr. Jensen, Mr. Herbert and Mr. DeMedio. As part of the amendments, Mr. Jensen was granted 110,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009; Mr. Herbert was granted 85,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009; and Mr. DeMedio was granted 25,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.

In conjunction with the Plan award for fiscal year 2009, the Company recorded compensation expense of $107,458 (unaudited) and a corresponding amount to the short-term accrued shared-based payment liability during the six months ended December 31, 2008. Of which, $158,578 (unaudited) of compensation expense was recorded during the three months ended September 30, 2008, offset by a reduction of compensation expense of $51,120 (unaudited) during the three months ended December 31, 2008. This amount was based on management’s estimate of the probability of meeting the target goals and fair value of the Company’s stock of $2.11 at the end of the reporting period, December 31, 2008. Management will update this estimate and remeasure the short-term share-based payment liability at the end of each reporting period until settlement. The final measurement and charge to compensation expense will be determined on the date of settlement.

On February 4, 2009, the Board of Directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the Program (see note 4) be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010. The foregoing was approved by the Board as the Board did not believe it would be appropriate to reward senior management with bonuses during the current economic slow down. As a result, the short-term accrued share-based payment liability of $107,458 (unaudited) as of December 31, 2008 will be reversed, with a corresponding reduction to compensation expense during the three months ended March 31, 2009.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

As of December 31, 2008, the Company had reserved shares of Common Stock for future issuance for the following (unaudited):

Exercise of Common Stock Options	160,750
Exercise of Common Stock Warrants	3,030,863
Conversions of Preferred Stock and cumulative Preferred Stock dividends	15,098
Issuance under 2007-A Stock Compensation Plan	7,097
Issuance under 2008 Stock Incentive Plan	228,000
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2009 (not vested)	317,433
Issuance under Chief Executive Officer’s employment agreement upon the occurrence of a USA Transaction	140,000
Total shares reserved for future issuance	3,899,241

As of June 30, 2008, the Company had reserved shares of Common Stock for future issuance for the following:

Exercise of Common Stock Options	161,500
Exercise of Common Stock Warrants	1,591,735
Conversions of Preferred Stock and cumulative Preferred Stock dividends	14,977
Issuance under 2007-A Stock Compensation Plan	56,487
Issuance under 2008 Stock Incentive Plan	300,000
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2008 (vested, but not issued)	126,973
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2009 (not vested)	317,433
Issuance under Chief Executive Officer’s employment agreement upon the occurrence of a USA Transaction	140,000
Total shares reserved for future issuance	2,709,105

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

11. COMMON STOCK (CONTINUED)

A summary of the status of the Company’s nonvested common shares as of December 31, 2008 (unaudited) and June 30, 2008, 2007 and 2006, and changes during the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008 (unaudited) is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at July 1, 2005	-	$-
Granted	125,000	8.00
Vested	(41,667)	8.00
Nonvested at June 30, 2006	83,333	$8.00
Granted (LTIP)	952,298	5.90
Vested (Bonus)	(83,333)	8.00
Vested (LTIP)	(101,578)	5.90
Forfeited (LTIP)	(215,854)	5.90
Nonvested at June 30, 2007	634,866	$5.90
Reversal of forfeited shares due to normalization- FY 2007 (LTIP)	139,671	5.90
Vested- FY 2007 (LTIP)	(139,671)	5.90
Vested- FY 2008 (LTIP)	(126,973)	5.90
Forfeited- FY 2008 (LTIP)	(190,460)	5.90
Nonvested at June 30, 2008	317,433	$5.90
Granted	220,000	$4.44
Vested	(72,000)	$4.44
Reversal of forfeited shares due to normalization- FY 2008 (LTIP)	64,756	5.90
Vested- FY 2008 (LTIP)	(64,756)	5.90
Nonvested at December 31, 2008 (unaudited)	465,433	$5.44

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS

Common Stock Warrant activity for the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008 (unaudited) was as follows:

Warrants
Outstanding at June 30, 2005	321,320
Issued	131,494
Exercised	(36,800)
Cancelled	(196,533)
Outstanding at June 30, 2006	219,481
Issued	1,544,804
Exercised	(43,552)
Cancelled	(16,558)
Outstanding at June 30, 2007	1,704,175
Issued	17,532
Exercised	(58,543)
Cancelled	(71,429)
Outstanding at June 30, 2008	1,591,735
Issued	1,570,622
Exercised	-
Expired	(131,494)
Outstanding at December 31, 2008 (unaudited)	3,030,863

All Common Stock warrants outstanding as of December 31, 2008 (unaudited) were exercisable except for the 500,000 and 1,000,000 warrants expiring on October 1, 2010 and October 1, 2011, respectively, which are not exercisable until minimum performance hurdles in the First Data Joint Marketing Agreement are achieved. The following table shows exercise prices and expiration dates for warrants outstanding as of December 31, 2008 (unaudited):

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
500,000	$5.25	October 1, 2010
1,000,000	$6.00	October 1, 2011
609,376	$6.40	December 31, 2011
17,532	$7.70	October 17, 2012
903,955	$5.90	March 15, 2013
3,030,863

All Common Stock warrants outstanding as of June 30, 2008 were exercisable. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2008:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
131,494	$20	December 31, 2008
609,376	$6.40	December 31, 2011
17,532	$7.70	October 17, 2012
833,333	$6.40	March 15, 2013
1,591,735

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

All Common Stock warrants outstanding as of June 30, 2007 were exercisable except for the 833,333 warrants expiring March 15, 2013, which were exercisable as of September 15, 2007. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2007:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
71,429	$7	October 26, 2007
131,494	$20	December 31, 2008
667,919	$6.40	December 31, 2011
833,333	$6.40	March 15, 2013
1,704,175

All Common Stock warrants outstanding as of June 30, 2006 were exercisable. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2006:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
750	$12.50	June 30, 2006
71,429	$7	October 26, 2007
131,494	$20	December 31, 2008
12,000	$91	August 29, 2010
3,779	$100	April 24, 2011
29	$103	April 30, 2011
219,481

In conjunction with the October 17, 2007 Securities Purchase Agreement (Note 11), the Company issued warrants to purchase up to 17,532 shares of the Company’s Common Stock at $7.70 per share at any time through October 17, 2012.

In conjunction with the SAC agreement (Note 11), the Company issued warrants to purchase 833,333 shares of Common Stock and are exercisable at $6.40 per share. The warrants are exercisable at any time within six years following the six-month anniversary of the issuance of the warrants. Upon vesting, the warrants are exercisable to the extent that such exercise would not result in the beneficial ownership by SAC and its affiliates of more than 9.99% of the number of shares outstanding immediately after giving effect to the issuance of shares upon exercise of the warrants. The warrant also provides that if the Company would issue securities in the future at a purchase price that is less than the exercise price of the warrant, then the exercise price of the warrant would be reduced to such lower purchase price, provided, however, that such exercise price can never be lower than $5.90 which was the closing bid price of our shares on the day prior to the sale of our securities to SAC. The warrant also provides that in the event we issue securities at a purchase price less than the exercise price of the warrant, the number of shares issuable under the warrant shall be increased by that number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable under the warrant immediately prior to such adjustment and dividing the product thereof by the new exercise price of the warrant (which can never be less than $5.90). Under this formula, the maximum number shares would be issuable under the warrant would be 903,955. The warrant provides that no adjustments shall be made for any shares sold to Mr. Illes by the Company under the 2006-B Common Stock Agreement at any time prior to December 31, 2011.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

In conjunction with the Blair Agreements (Note 11), the Company issued warrants to purchase 700,017 shares of Common Stock and are exercisable at $6.40 per share at any time prior to December 31, 2011. Of these warrants, 58,543 and 32,098 were exercised during the year ended June 30, 2008 and 2007, respectively. Additionally, the Company issued Blair, the placement agent, warrants to purchase 11,454 shares of Common Stock that were exercisable at $6.60 per share at any time prior to December 31, 2011. All of these warrants were exercised during the year ended June 30, 2007.

In conjunction with the 2008-C Senior Note offering (Note 9), the Company issued warrants to purchase 54,494 shares of Common Stock and are exercisable at $20 per share at any time prior to December 31, 2008.

In conjunction with the 2010-B Senior Note offering (Note 9), the Company issued warrants to purchase 77,000 shares of Common Stock and are exercisable at $20 per share at any time prior to December 31, 2008.

On October 1, 2008, the Company and First Data Merchant Services Corporation, a wholly-owned subsidiary of First Data Corporation ("First Data"), entered into a three year Joint Marketing Agreement. Pursuant to the Joint Marketing Agreement, the Company and First Data agreed to jointly market and sell to vending operators and soft drink bottlers in the United States a prepaid vending solution which utilizes the Company’s e-Port device and First Data’s GO-Tag contactless payment presentation device. The Joint Marketing Agreement contemplates the sale to customers of up to 100,000 e-Ports and up to 25 million GO-Tags over the three year term of the agreement. The Company would sell the e-Ports to the customers at retail pricing. The e-Ports would accept credit cards, debit cards, and contactless cards as well as First Data’s GO-Tag.

At the time of entering into the Joint Marketing Agreement, the Company issued First Data performance-based warrants to purchase up to 1,500,000 shares of Common Stock. First Data would have the right to purchase 500,000 of such shares within two years of issuance at $5.25 per share (the "A Warrants"), and 1,000,000 of such shares within three years of issuance at $6.00 per share (the "B Warrants"). The A Warrants are only exercisable by First Data if a minimum of 20,000 e-Ports are sold to a customer pursuant to the Joint Marketing Agreement prior to the expiration of the A Warrants. The B Warrants are only exercisable by First Data if the A Warrants become exercisable and if a minimum of 15,000 additional e-Ports are sold to a customer pursuant to the Joint Marketing Agreement following the date on which the A Warrants become exercisable and prior to the expiration of the B Warrants. In accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the Company will determine the fair market value of the warrants on their respective measurement dates for determining the amount of expense, if any, to record to Selling, General and Administrative expense.

The Joint Marketing Agreement provides that First Data has the pre-emptive right for a period of three years to purchase that number of securities being offered for sale by the Company during such three year period in order to maintain its pro-rata portion of the Common Stock of the Company following the issuance of any securities to be sold by the Company in any such subsequent securities offering.

As a result of the issuance of warrants to First Data, the exercise price of the warrants held by S.A.C. Capital Associates, LLC (“S.A.C.”) has been automatically reduced to $5.90 per share from $6.40 per share, and the number of shares underlying these warrants has been automatically increased to 903,955 from 833,333, as required by the terms of the Securities Purchase Agreement with S.A.C. dated March 14, 2007.

The Company's Board of Directors has granted options to employees and Board members to purchase shares of Common Stock at prices that were at or above fair market value on the dates the options were granted. The option term and vesting schedule were established by the contracts under which the options were granted.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

Common Stock Option activity during the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008 (unaudited) was as follows:

			Weighted-
		Exercise	Average
	Options	Price	Exercise
	Outstanding	Per Share	Price
Outstanding at June 30, 2005	20,099	$16.50-200	$23.58
Granted	160,000	$7.50-8	$7.52
Expired	(1,166)	$100-200	$105.66
Outstanding at June 30, 2006	178,933	$7.50-100	$8.68
Granted	--	--	--
Expired	(15,933)	$16.50-100	$18.24
Outstanding at June 30, 2007	163,000	$7.50-20	$7.75
Expired	(1,500)	$20	$20
Outstanding and exercisable at June 30, 2008	161,500	$7.50-20	$7.63
Expired	(750)	$20	$20
Outstanding and exercisable at December 31, 2008	160,750	$7.50-20	$7.58

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of December 31, 2008 (unaudited).

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	154,000	$7.50	3.22	1.77	$-	$-
6,000	6,000	$8	3.97	1.7	$-	$-
750	750	$20	0.21	0.21	$-	$-
160,750	160,750		3.22	1.76	$-	$-

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2008.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	154,000	$7.50	3.72	2.09	$-	$-
6,000	6,000	$8	4.47	1.92	$-	$-
1,500	1,500	$20	0.46	0.46	$-	$-
161,500	161,500		3.72	2.07	$-	$-

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2007.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	111,667	$7.50	4.72	2.99	$500,500	$362,918
6,000	3,000	$8	5.47	1.60	$-	$-
3,000	3,000	$20	0.95	0.95	$-	$-
163,000	117,667		4.68	2.90	$500,500	$362,918

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2006.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	69,334	$7.50	5.72	4.83	$30,800	$13,867
6,000	-	$8	6.47	0.00	$-	$-
14,658	14,658	$16.50	0.87	0.87	$-	$-
3,000	1,500	$20	1.95	0.40	$-	$-
1,125	1,125	$30	0.31	0.31	$-	$-
150	150	$100	0.96	0.96	$-	$-
178,933	86,767		5.25	4.02	$30,800	$13,867

There is no expected compensation expense related to the vesting of options outstanding as of December 31, 2008 (unaudited) as all options were vested as of December 31, 2008 (unaudited).

On April 21, 2006, the Board of Directors approved the grant of 12,000 Common Stock Options to each of the outside directors serving as of February 27, 2006 all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting.

In conjunction with the signing of employment agreements on May 11, 2006, the Company granted Mr. Jensen, Mr. Herbert, and Mr. DeMedio, 75,000, 18,000 and 7,000 Common Stock Options, all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting. The options vested as follows: one-third on May 11, 2006; one-third on June 30, 2007; and one-third on June 30, 2008.

In conjunction with the appointment of Stephen McHugh to the Board of Directors on June 20, 2006, the Company granted Mr. McHugh 6,000 Common Stock Options with an exercise price of $8.00 per share. The options vested as follows: 3,000 on June 20, 2007 and 3,000 on June 20, 2008. The options are exercisable at any time within five years of vesting.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

The fair value of the stock options granted on April 21 and May 11, 2006 was $4.83 and $5.51, respectively, and was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield	0%
Expected stock price volatility	0.823
Risk-free interest rate	4.0%
Expected life, in years	5

The fair value of the stock options granted on June 20, 2006 was $5.06 and was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield	0%
Expected stock price volatility	0.796
Risk-free interest rate	4.0%
Expected life, in years	5

The weighted-average grant-date fair value of stock options granted was $5.26 during the year ended June 30, 2006. The total fair value of options vested during the years ended June 30, 2008, 2007, and 2006 was $242,315, $255,815, and $371,050.

13. RETIREMENT PLAN

The Company’s 401(k) Plan (the "Plan") allows employees who have completed six months of service to make voluntary contributions up to a maximum of 100% of their annual compensation, as defined in the Plan. Through June 30, 2000, the Plan did not provide for any matching contribution by the Company; however, starting at the beginning of fiscal year 2001, the Company amended the Plan to include a Company matching contribution up to 10% of an employee's compensation. Effective January 1, 2003, the Company may, in its discretion, make a matching contribution, a profit sharing contribution, and/or a safe harbor 401(k) contribution to the Plan. Effective July 1, 2006, the Plan was restated to conform to provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and other applicable laws and regulations. In fiscal years 2008, 2007 and 2006 and the six months ended December 31, 2008 the Company made safe harbor matching contributions of 100% of the participant’s first 3% and 50% of the next 2% of compensation deferred into the Plan. The Company's contribution for the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008 approximated $197,000, $143,000, $114,000, and $93,000 (unaudited) respectively.

14. COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During January 2007, the Company entered into an amendment to the lease covering 4,293 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a rent of $13,377 per month with escalating rental payments through the remainder of the lease. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the first quarter of fiscal year 2005.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado for administrative functions, sales activities and product warehousing associated with our energy management products. The lease terms extend through May 31, 2009 and provide for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

Rent expense under operating leases was approximately $598,000, $492,000, $489,000, $307,000 (unaudited) and $300,000 (unaudited) during the years ended June 30, 2008, 2007 and 2006 and the six months ended December 31, 2008 and 2007, respectively. Future minimum lease payments subsequent to June 30, 2008 under capital leases and noncancellable operating leases are as follows:

	Capital	Operating
	Leases	Leases
2009	$299,251	$621,081
2010	216,524	619,099
2011	80,713	91,064
2012	26,684	1,400
Total minimum lease payments	$623,172	$1,332,644
Less amount representing interest	61,885
Present value of net minimum lease payments	561,287
Less current obligations under capital leases	262,028
Obligations under capital leases, less current portion	$299,259

In September 2007 and provided that the manufacturer can produce a lower cost e-Port for the Company, the Company had committed to purchase approximately $3,600,000 of inventory from a third party contract manufacturer over an eighteen month period. As of December 31, 2008, the Company had not yet purchased any inventory under this commitment. The commitment to purchase inventory is to begin upon the approval, by the Company, of the pre-production unit.  The Company provided such approval to the manufacturer in February 2009. The Company expects to start receiving shipments from this third party contract manufacturer during the third quarter of the 2009 fiscal year.

In conjunction with the Long-Term Equity Incentive Program (Note 11), during March 2007, each of Mr. Jensen, Mr. Herbert, and Mr. DeMedio signed amendments to their Employment and Non-Competition Agreements.

During September 2008, Mr. Jensen and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $365,000 effective October 1, 2008. In addition, Mr. Jensen was granted 110,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter. As previously provided in his employment agreement, Mr. Jensen was granted the right (exercisable at any time prior to the 60th day following the commencement of each fiscal year) to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Jensen elected to receive shares in lieu of cash for one-half of his base salary for the fiscal year ending June 30, 2007. As a result of such election, 22,080 shares were issued to him that vested as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007. Mr. Jensen was also granted 75,000 shares of Common Stock and an additional amount of options to purchase up to 75,000 shares of Common Stock at $7.50 per share. The 75,000 shares of Common Stock vested as follows: 25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007. The options vested as follows: 25,000 on May 11, 2006; 25,000 on June 30, 2007; and 25,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $264,000 and $172,127 related to the grant of restricted Common Stock and Common Stock Options, respectively, during the fiscal year ended June 30, 2006.

As previously provided in his employment agreement, upon the occurrence of a "USA Transaction" (as defined below), the Company will issue to Mr. Jensen 140,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen’s employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there are not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transaction so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

During September 2008, Mr. Herbert and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $320,000 effective October 1, 2008. In addition, Mr. Herbert was granted 85,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

As previously provided in his employment agreement, Mr. Herbert is required to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA. Mr. Herbert was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Herbert was also granted 50,000 shares of Common Stock and an additional amount of options to purchase up to 18,000 shares of Common Stock at $7.50 per share. The 50,000 shares of Common Stock vested as follows: 16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007. The options vested as follows: 6,000 on May 11, 2006; 6,000 on June 30, 2007; and 6,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $176,003 and $41,310 related to the grant of restricted Common Stock and Common Stock Options, respectively, during the fiscal year ended June 30, 2006.

During September 2008, Mr. DeMedio and the Company entered into an amendment to his employment agreement, expiring June 30, 2009, pursuant to which he was granted 25,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.

As previously provided in his employment agreement, Mr. DeMedio was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, and June 30, 2008 paid in shares of Common Stock rather than cash. Mr. DeMedio was also granted options to purchase up to 7,000 shares of Common Stock at $7.50 per share. The options vested as follows: 2,334 on May 11, 2006; 2,333 on June 30, 2007; and 2,333 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $16,068 related to the grant of restricted Common Stock Options during the fiscal year ended June 30, 2006. Effective October 1, 2007, Mr. DeMedio’s base salary was increased to $195,000 per annum.

Various legal actions and claims occurring in the normal course of business are pending or may be instituted or asserted in the future against the Company. The Company does not believe that the resolution of these matters will have a material effect on the financial position or results of operations of the Company.

In February 2005, a Complaint was filed against the Company by Swartz Private Equity, LLC (“Swartz”) alleging that the Company breached various agreements entered into with Swartz in August and September 2000 in connection with the so-called equity line of credit provided by Swartz to the Company. The Complaint requests money damages of $4,350,381, representing the alleged value of the warrants currently held by or claimed to be due to Swartz, money damages of $196,953, representing a termination fee allegedly due in connection with the termination of the agreements, and unspecified money damages relating to the alleged breach of the rights of first refusal. The Company’s response to the Complaint denied any liability to Swartz and asserted various counterclaims against Swartz that seek money damages and other affirmative relief against Swartz. The Company’s response, among other things, states that the entire transaction is void and unenforceable because Swartz had failed to register as a broker-dealer under applicable Federal and state securities laws as required in order for Swartz to be engaged in the business of providing equity line products. On September 20, 2006, the parties agreed to fully settle this litigation. In this regard, the Company agreed to issue to Swartz 33,184 shares of our Common Stock. We also agreed to honor the cashless exercise of warrants by Swartz in 2003 for 6,816 shares of Common Stock. We had previously disputed that Swartz had validly exercised those warrants. We have granted to Swartz certain registration rights in connection with the 33,184 shares. The settlement agreement and release implementing the settlement was signed by the parties on October 12, 2006. The Company had recorded a liability of $270,000 as of June 30, 2006 to accrue for the value of the 40,000 shares of Common Stock that were issued in October 2006 under the settlement agreement.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to December 31, 2008 and 2007 and the six month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company also issued 2,536 shares of Common Stock to a former employee totaling $18,000 relating to the settlement of litigation.

In September 2007 and provided that the manufacturer can produce a lower cost e-Port for the Company, the Company had committed to purchase approximately $3,600,000 of inventory from a third party contract manufacturer over an eighteen month period. As of December 31, 2008, the Company had not yet purchased any inventory under this commitment. The commitment to purchase inventory is to begin upon the approval, by the Company, of the pre-production unit.  The Company provided such approval to the manufacturer in February 2009. The Company expects to start receiving shipments from this third party contract manufacturer during the third quarter of the 2009 fiscal year.